UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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# CREATING INNOVATIVE STEEL SOLUTIONS

AK Steel

*AK Steel's new Research and Innovation Center*

AK Steel Holding Corporation	Dr. James A. Thomson	Roger K. Newport
9227 CENTRE POINTE DRIVE WEST CHESTER, OHIO 45069	NON-EXECUTIVE CHAIRMAN OF THE BOARD	CHIEF EXECUTIVE OFFICER

April 9, 2018

Dear Fellow Stockholders:

It is our pleasure to invite you to the 2018 Annual Meeting of Stockholders of AK Steel Holding Corporation (“Annual Meeting”). The meeting will be held at 1:30 p.m., Eastern Time, on Thursday, May 24, 2018, and will be a webcast meeting of stockholders.

You will be able to attend the Annual Meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AKS2018. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person. The Annual Meeting is being held on a virtual-only basis in order to facilitate participation by the broadest number of stockholders possible and to save costs relative to holding a physical meeting.

Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 26, 2018, or their duly appointed proxies. We strongly encourage you to participate by voting your proxy in one of the methods explained in the Notice of Annual Meeting of Stockholders that you received in the mail.

®

This year we have once again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need in an accessible format, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Please review the instructions for each of your voting options as described in the Proxy Statement and the Notice.

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important. There are three proposals included in the Proxy Statement. The Board of Directors recommends that you vote your shares as follows:

1.  FOR the election of each of the eleven nominee Directors (Proposal No. 1).

2.  FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018 (Proposal No. 2).

3.  FOR the approval of Named Executive Officer compensation (Proposal No. 3).

Please read the Notice of Annual Meeting of Stockholders and Proxy Statement carefully. Your vote is important.

On behalf of your Board of Directors, we thank you for your continued support. Your continuing interest in our company is greatly appreciated.

Sincerely,

Dr. James A. Thomson	Roger K. Newport

2018 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

OF AK STEEL HOLDING CORPORATION (THE “COMPANY”)

Date:	Thursday, May 24, 2018

Time:	The meeting will begin at 1:30 p.m., Eastern Time.

Place:	The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/AKS2018. There is no physical location for the Annual Meeting.

Purposes:	1. To elect as Directors the eleven candidates nominated by the Board;
2. To ratify, by a non-binding advisory vote, the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018;
3. To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers; and
4. To transact such other business as properly may come before the meeting.

Who Can Vote:	AK Steel stockholders of record as of the close of business on March 26, 2018.

How You Can Vote:

You may vote in advance of the meeting via the Internet, by telephone, or by using the proxy card that will be enclosed with those materials (if you received a printed copy of the proxy materials). If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice or proxy card that you received (if you received a printed copy of the proxy materials). Your vote is important!

Right to Revoke Your Proxy:

You may revoke your proxy at any time before the vote is taken at the virtual meeting. If you are a stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method); (2) providing a written notice of revocation to AK Steel’s Corporate Secretary at AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, OH 45069, prior to your shares being voted; or (3) participating in the virtual meeting and voting. Attendance at the virtual meeting will not cause your previously granted proxy to be revoked unless you vote at the meeting or specifically so request. For shares you hold beneficially in “street name”, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the online meeting and voting.

Who May Attend:

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the meeting live via the Internet at www.virtualshareholdermeeting.com/AKS2018. The webcast will start at 1:30 p.m. Eastern Time. You will need the sixteen-digit control number that is included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to vote and submit questions while attending the meeting online. If you do not have your sixteen-digit control number, you will only be able to listen to the Annual Meeting.

By Authorization of the Board of Directors,

Joseph C. Alter, Corporate Secretary

West Chester, Ohio

April 9, 2018

2018 Proxy Statement

2018 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in the Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding our 2017 performance, please review the Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which is available at the Investors section of our website at www.aksteel.com.

Voting Matters and Recommendation

Our Board’s Recommendation

PROPOSAL 1. Election of Directors (page 6)

The Board and the members of the Nominating and Governance Committee believe that the eleven Director nominees possess the necessary and preferred qualifications to provide effective oversight of the business and quality guidance and counsel to our Management to maximize long-term value for our stockholders.

FOR each Director Nominee
PROPOSAL 2. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm (page 102)

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm for the year ending 2018 is in our and our stockholders’ best interests. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of the independent registered public account firm. Ernst & Young has served as our auditor since 2013.

FOR
PROPOSAL 3. Advisory vote to approve Named Executive Officer Compensation (page 103)

We seek a non-binding advisory vote from our stockholders to approve the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis (“CD&A”) section beginning on page 40. The Board values stockholders’ opinions and the Management Development and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions, as it has done each year since the inception of our annual advisory vote.

FOR

Governance Highlights

We are committed to the highest standards of corporate governance, which we believe promote the long-term interests of our business and maximize returns for our stockholders, while strengthening Board and Management accountability. The following are some highlights of our governance framework:

❖	10 of 11 Director nominees are independent
❖	Independent leadership of the Board through our Non-Executive Chairman
❖	All Committees comprised entirely of independent Directors
❖	4 of 11 Director nominees (36%) are diverse in terms of gender, race and/or ethnicity
❖	Annual election of Directors
❖	Majority voting for Directors
❖	Mandatory retirement age for Directors and Executive Officers
❖	Robust risk oversight by the Board and its Committees

i	2018 Proxy Statement

❖	Executive compensation clawback policy
❖	Regular Board and Committee self-evaluations
❖	Regular Executive Sessions of independent Directors
❖	Stockholder outreach program
❖	Pay-for-performance-based executive compensation program
❖	Stock retention guidelines for Directors and Executive Officers
❖	Majority of Director compensation in the form of restricted stock units
❖	Policy prohibiting insider trading, hedging transactions and pledging of securities
❖	Proxy access rights – our By-laws include proxy access provisions permitting eligible stockholders to include in our proxy statement nominees for election to our Board.

Director Nominee Snapshot

Set forth below is a summary of relevant biographical information for each of our Director nominees.

Name	Age	Director Since	Independent	Primary Occupation	Committee Memberships(1)	Other Public Boards

Dennis C. Cuneo	68	2008	Yes	Partner, Fisher & Phillips, LLP; President, DC Strategic Advisors, LLC	Finance, MD&C, CS (Chair)	1
Sheri H. Edison	61	2014	Yes	Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.	Audit, MD&C, N&G	0
Mark G. Essig	60	2013	Yes	Chief Executive Officer, FKI Security Group	Audit, Finance (Chair), N&G	0
William K. Gerber	64	2007	Yes	Managing Director, Cabrillo Point Capital LLC	Audit (Chair), Finance, CS	1
Gregory B. Kenny	65	2016	Yes	Retired Chief Executive Officer & President of General Cable Corporation	Finance, MD&C, N&G	2
Ralph S. Michael, III	63	2007	Yes	Chairman, Fifth Third Bank, Greater Cincinnati Region	Audit, Finance, MD&C (Chair)	1
Roger K. Newport	53	2016	No	Chief Executive Officer, AK Steel Holding Corporation	None	0
James A. Thomson	73	1996	Yes	Non-Executive Chairman of the Board of Directors	MD&C, N&G (Chair), CS	0
Dwayne A. Wilson	59	2017	Yes	Retired Senior Vice President, Fluor Corporation	Finance, N&G, CS	1
Vicente Wright	65	2013	Yes	Retired President and Chief Executive Officer, California Steel Industries	Audit, N&G, CS	0
Arlene M. Yocum	60	2017	Yes	Retired Executive Vice President and Managing Executive of Client Service, PNC Asset Management	Audit, MD&C, CS	0

(1)	MD&C = Management Development and Compensation Committee; N&G = Nominating and Governance Committee; CS = Corporate Sustainability Committee (formerly the Public and Environmental Issues Committee)

ii	2018 Proxy Statement

Director Average Age and Average Board Tenure Snapshot

The below charts provide the respective ages and tenures of service for each of our Director nominees, in addition to the average age and tenure.

iii	2018 Proxy Statement

Average Age: 63 Average Board Tenure: 6.8 years

Director Skill/Experience Snapshot

Set forth below is information for each of our Director nominees detailing their tenure and skills illustrating the high level of experience and skills each brings to the Board. The Director nominees are presented in order of their respective mandatory retirement dates under the Board’s mandatory retirement age policy.

2018 AK Steel Board of Directors Skills/Experience Matrix
Director
Board Tenure
Year of Election	1996	2008	2016	2013	2007	2007	2014	2013	2017	2017	2016
Mandatory Retirement Date	2019	2024	2026	2027	2028	2029	2032	2032	2032	2033	2038
Compliance
Independent (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Outside Director (IRS § 162m)	yes	yes	yes	yes	yes	yes	yes	no	yes	yes	no
Non-employee Director	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	no
Financially Literate (NYSE)	yes	yes	yes	yes	yes	yes	yes	yes	yes	yes	n/a
Audit Comm. Financial Expert	no	no	no	yes	yes	yes	no	yes	yes	no	n/a
Industry Experience
Present CEO or Executive						x	x	x			x
Past CEO	x		x	x				x		x
Executive Officer (past or present)	x	x	x	x	x	x	x	x	x	x	x
Steel Industry				x			x	x			x
Manufacturing or Related		x	x	x		x		x		x
Operations (including P&L)			x	x		x		x	x	x	x
International Business	x	x	x	x	x	x	x	x	x	x	x
Mergers and Acquisitions	x	x	x	x	x	x	x	x	x	x	x
Environmental or Energy	x	x		x		x		x	x	x
Specialty Skills / Experience
U.S. Public Company Board	x	x	x		x	x	x	x	x	x
Audit / Finance Committee (U.S. Public Company)	x	x	x		x	x	x	x	x
Compensation Committee (U.S. Public Company)	x		x		x	x	x	x		x
Governance Committee (U.S. Public Company)	x		x		x		x
Finance/Accounting/Audit		x	x	x	x	x	x	x	x		x
Legal		x					x		x
Human Resources		x		x				x
Technology/Engineering	x			x						x
Communications/Pub. Relations		x		x			x				x
Governmental Affairs	x	x		x			x				x
Diversity (ethnicity, gender, race, etc.)				x			x		x	x

Management Development and Compensation Committee’s Executive Compensation Philosophy

Pay-for-performance is the foundational principle of our executive compensation program. Our compensation philosophy, as shaped by the Management Development and Compensation Committee and approved by the Board, is that an executive compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success. Consistent with that objective, the Committee believes that a significant portion of the overall compensation package for each of our Executive Officers should be performance-based, including

iv	2018 Proxy Statement

Thomson Cuneo Kenny Wright Gerber Michael Edison Essig Yocum Wilson Newport

performance-based vesting provisions for a significant portion of the equity incentives awarded to each Executive Officer. The Committee believes that a well-designed executive compensation program also includes both annual and long-term performance incentives. The Committee further believes that our compensation program should be designed to reward superior performance and to provide financial consequences for subpar performance.

Overview of 2017 Executive Compensation

Set forth below is the 2017 compensation for each Named Executive Officer as determined under Securities and Exchange Commission (“SEC”) rules, plus an additional, final column, entitled “Total Not Including Change in Pension Value.” The amounts reported in this final column differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in the final column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in the Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. See the 2017 Summary Compensation Table and the accompanying notes to the table beginning on page 81 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation	SEC Total	Total Not Including Change in Pension Value

Roger K. Newport	$950,000	$0	$1,973,013	$950,139	$2,255,131	$7,746,598	$65,212	$13,940,093	$6,193,495
Chief Executive Officer
Kirk W. Reich	750,000	0	716,756	345,157	1,496,292	5,071,598	47,873	8,427,676	3,356,078
President and Chief Operating Officer
Jaime Vasquez	450,000	0	451,215	217,159	746,965	2,151,138	37,429	4,053,906	1,902,768
Vice President, Finance and Chief Financial Officer
Joseph C. Alter	375,000	0	199,964	96,819	564,610	704,250	32,330	1,972,973	1,268,723
Vice President, General Counsel and Corporate Secretary
Scott M. Lauschke	325,000	0	141,531	67,828	467,545	1,278,434	41,473	2,321,811	1,043,377
Vice President, Sales and Customer Service

v	2018 Proxy Statement

Sustainability and Corporate Responsibility Highlights

AK Steel is committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, environment and the communities in which we live and work. We view sustainability as a key part of our business strategy, as we believe that operating AK Steel responsibly and providing products that help our customers achieve their sustainability goals provides us opportunities to grow our business; increase customer collaboration and loyalty; use less energy and natural resources; attract, retain and motivate employees; and differentiate us from our steel and non-steel competitors. The following are some highlights of our sustainability program:

❖ Direct Oversight by the Corporate Sustainability Committee of the Board.

❖ Outperformed the domestic steel industry average in OSHA recordable injury frequency for ten consecutive years.

❖ Tremendous volume of recycled material—steel is the most recycled material on the planet annually, more than aluminum, plastic, paper and glass combined.

❖ Unwavering commitment to responsible environmental performance, with a record year in 2017 for both air and water permit compliance.

❖ All steelmaking plants have ISO 14001 environmental management certification.

❖ No significant spills across the company and no releases that required notification to the National Response Center in 2017.

❖ Committed to enhanced greenhouse gas emissions disclosure and targeted emissions reductions.

❖ Participating in research and development to advance technology, processes and approaches to reduce greenhouse gas emissions (“GHG”) during the steelmaking process.

❖ Educating stakeholders that the production phase of steelmaking is less carbon-intensive than the processes for producing certain other competing materials, such as aluminum.

❖ Producing innovative products in each of our carbon, stainless, electrical and tubular steel families, as well as our advanced automotive stamping solutions, to further the sustainability goals of many of our automotive and other customers, including reduced GHG emissions and energy consumption.

❖ Contributing to our communities and being a responsible corporate citizen through the AK Steel Foundation, employee volunteer actions through AK Cares and other philanthropic programs.

vi	2018 Proxy Statement

Water Recycling and Reuse Steelmaking Plants Water Recycled & Reused Fresh Water Withdrawn Waste Recycling Steelmaking Plants Waste Recycled Waste Disposed

Conformance with ISG Principles

One component of our corporate governance program is ensuring that we are responsive to our stockholders’ perspectives in terms of governance best practices. As part of this effort, the Nominating and Governance Committee and the Board evaluate our governance practices against key institutional frameworks. Among these frameworks are the Corporate Governance Principles for US Listed Companies promulgated by the Investor Stewardship Group (“ISG”). ISG is a collective of some of the largest U.S.-based institutional investors and global asset managers, along with several of their international counterparts, which in the aggregate invest over $22 trillion in the U.S. equity markets as of the date of this Proxy Statement. The following chart summarizes these ISG Corporate Governance Principles and our conformance with and commitment to each principle.

	ISG Principles	Implemented by AK Steel	Highlights of AK Steel Commitment to Principles
Principle 1	Board Accountability

•  Annual Board elections for all Directors

•  Majority voting and tendered resignation upon failure to receive majority of votes cast

•  Proxy access By-laws

•  Extensive disclosure of corporate governance and Board practices

Principle 2	Voting Rights Proportional to Economic Interest		• One share, one vote • No disparate voting rights
Principle 3	Responsiveness to Shareholder Proposals		• Stockholder outreach program • Track record of responsiveness to stockholder feedback and proposals • Independent Directors available to directly engage with stockholders
Principle 4	Strong, Independent Leadership Structure

•  Independent Chairperson with clearly defined and robust leadership role

•  All Committees chaired by and comprised of independent Directors

•  Regular “executive sessions” of the Board and Committees with independent Directors only

•  Board periodically reviews leadership structure

Principle 5	Board Structure that Enhances Effectiveness

•  Ten of eleven Directors are independent

•  Experienced, well-rounded, diverse Board membership

•  Appropriate Committees and high level of attendance,

•  Direct Board and Committee dialogue with, and participation by, independent auditors and mid-level Management

•  Robust annual self-evaluations by the Board and each Committee

•  Board self-evaluation in 2018 will utilize a corporate governance expert as a third-party facilitator

Principle 6	Long Term, Logical Management Incentive Structures

•  Combination of short- and long-term performance goals, with reasonable cash and equity mix, under Management compensation program

•  Pay-for-performance compensation program with incentives linked to sustainable economic value creation

•  Compensation plans clearly and fully disclosed

vii	2018 Proxy Statement

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

PROXY STATEMENT

We are furnishing this Proxy Statement in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company,” “AK Steel,” “us,” “we,” or “our”) of proxies to be voted at the 2018 Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 24, 2018, at 1:30 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/AKS2018, and at any and all postponements or adjournments thereof.

On or about April 9, 2018, we mailed to stockholders of record a notice containing instructions on how to access our 2018 Proxy Statement and 2017 Annual Report to Stockholders on the Internet and on how to vote online. That notice also contains instructions on how you can receive a paper copy of the Proxy Statement and Annual Report to Stockholders via the United States mail or an electronic copy via e-mail if you prefer either of those alternatives.

QUESTIONS AND ANSWERS ABOUT THE PROXY AND ANNUAL MEETING

1. Why is the Annual Meeting being webcast?

The Annual Meeting is being held on a virtual-only basis in order to enable participation by the broadest number of stockholders possible and to save costs compared to a physical meeting, particularly in view of the very low in-person attendance at Annual Meetings in recent years prior to our decision to hold virtual-only meetings (typically no more than ten individuals not associated with Management or the Board). In addition, a virtual meeting saves time and travel expense for our stockholders compared to a physical meeting. We are one of many prominent Delaware publicly-traded companies that have held virtual-only meetings and, as such, we are confident in the technology and believe that it enables stockholders to participate in the Annual Meeting more easily. In May 2017, we held the 2017 Annual Meeting of Stockholders as a virtual-only meeting and found it to be efficient and convenient for our stockholders.

2. What is a “proxy?”

A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted by stockholders to us prior to the Annual Meeting. Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card for each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.

3. Whom am I appointing as my proxy?

The Proxy Committee consists of Roger K. Newport, our Chief Executive Officer; Kirk W. Reich, our President and Chief Operating Officer; and Joseph C. Alter, our Vice President, General Counsel and Corporate Secretary.

4. What is a Proxy Statement?

The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.

1	2018 Proxy Statement

5. Why did I receive more than one Proxy Statement or proxy card?

You may receive more than one Proxy Statement or proxy card if you hold our stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.

6. Why are you soliciting my proxy?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because, at the close of business on March 26, 2018, the record date, you were: (1) a “stockholder of record,” which means that you were shown on our records as the owner of our common stock, or (2) the beneficial owner of shares held in street name. All stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues. In addition, stockholders who vote by proxy are deemed to be in attendance at the meeting for purposes of determining if there is a quorum.

7. What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name?”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, broker or other institution, then you are the “beneficial owner” of shares held in “street name.” The entity holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that entity on how to vote the shares held in your account.

8. How do I obtain voting instructions if my stock is held in “street name?”

If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.

9. If I hold my stock in street name and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?

Not on all matters. If you hold your shares in street name and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.

10.   If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals will a vote not be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:

•	the election of Directors (Proposal No. 1); and

•	the advisory vote on Named Executive Officer compensation (Proposal No. 3).

2	2018 Proxy Statement

11.   If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals may a vote be cast on my behalf?

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, that entity may cast a vote on your behalf only with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).

12. What are “broker non-votes” and how are they counted for voting purposes?

“Broker non-votes” occur when a broker (or a bank or other institution holding someone’s shares) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the holder on how to vote them and the holder does not have discretionary voting power with respect to the proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting.

13. What documentation must I provide to be admitted to the online Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/AKS2018 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/AKS2018 until the 2019 Annual Meeting of Stockholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

14. What documentation must I provide to vote online at the Annual Meeting?

If you are a stockholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

15. Is there any way for me to vote my shares other than during the webcast of the Annual Meeting?

Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet in advance of the Annual Meeting. Our proxy card that you received in the mail contains instructions for voting by these methods. If you hold your shares in street name, you must follow the instructions contained in the Voting Instruction Form provided to you by the broker, bank or other institution holding your shares on your behalf.

16. Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?

You are entitled to one vote for each share of our common stock that you held as of the close of business on March 26, 2018.

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17. How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/AKS2018, simply type your question in the “ask a question” box and click “submit”.

18. When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting we hold a question-and-answer session following the formal business of the meeting during which stockholders may submit questions to us. We anticipate having such a question-and-answer session at the 2018 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner.

19. What is a quorum and why is it important?

In the context of the Annual Meeting, a quorum is the presence at the meeting, either virtually or by proxy, of stockholders holding the minimum number of shares of stock necessary to make the proceedings of that meeting valid under our By-laws and applicable law. More specifically, the presence of stockholders at the meeting, virtually or represented by proxy, holding a majority of our issued and outstanding shares constitutes a quorum. As of March 26, 2018, there were 315,279,677 issued and outstanding shares of our common stock, which is the only class of stock outstanding. The number of shares necessary to constitute a quorum in the context of the Annual Meeting is 157,639,840.

20. What are my choices when voting on a particular proposal?

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each proposal.

21. How many votes are needed for the proposals to pass?

Election of Directors (Proposal No. 1). The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for a nominee to be elected. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a Director Nominee’s election exceeds the number of votes cast “AGAINST” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes in this context.

Advisory vote to ratify appointment of Ernst & Young LLP as independent registered public accounting firm (Proposal No. 2) and Advisory vote to approve Named Executive Officer compensation (Proposal No 3). Each of these proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy, in order to be approved. In this context, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a proposal exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes for either of these proposals. Please note, however, that the results of the votes regarding the appointment of the independent registered public accounting firm (Proposal No. 2) and the approval of Named Executive Officer compensation (Proposal No. 3) are non-binding.

22. What does it mean to “ABSTAIN” from voting and what impact does that have?

If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be

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considered “present” and “entitled to vote” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. Beyond being counted for purposes of establishing a quorum, the practical effect of voting to “ABSTAIN” may vary depending upon the proposal for which you submit it. Voting to “ABSTAIN” will have no effect on the outcome of any of this year’s proposals because the outcome of the vote on each proposal will be based upon the number of votes cast and votes to “ABSTAIN” are not counted as votes cast. However, with respect to Proposal No. 2 (Ratification of the appointment of the independent registered public accounting firm), and Proposal No. 3 (Approval of Named Executive Officer compensation), the vote is advisory in nature and, to the extent that the Board considers and gives weight to the voting results when considering future action on the subject of the proposal, a vote to “ABSTAIN” provides no input to the Board with respect to your preference on that subject.

23. Who will count the votes?

The votes will be counted by an inspector of election appointed by the Board. The Board has appointed Ms. Amy Pavich of Broadridge as the inspector of election and Ms. Sara Blaser, also of Broadridge, as an alternate inspector of election in the event Ms. Pavich is unable to serve.

24. What happens if I return my proxy card but do not mark how I want my votes to be cast?

If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the Proxy Committee as recommended by the Board of Directors.

25. How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote your shares:

1.	FOR the election of each of the nominee Directors (Proposal No. 1).

2.	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018 (Proposal No. 2).

3.	FOR the approval of Named Executive Officer compensation (Proposal No. 3).

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ELECTION OF DIRECTORS

(Proposal No. 1 on the proxy card)

All of our incumbent Directors will stand for election at the Annual Meeting. If elected, each nominee will serve as a Director for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualified. If any nominee is unable to serve, or determines prior to his or her election that he or she will be unable to serve, proxies may be voted by the proxy holders for another person designated by the Board of Directors. We have no reason to believe that any nominee will be unable to serve.

Overview

We are proud to have a Board of Directors comprised of a diverse group of distinguished and highly accomplished individuals, all of whom are independent except for Mr. Newport, our Chief Executive Officer. Collectively, our Directors bring a wide range of viewpoints and backgrounds to the Board, rooted in a broad base of complementary experience and expertise. They share a record of substantial achievements and extraordinary service in the public and private sectors and in charitable endeavors.

The Board’s members include current and former top executives of leading American and international companies. Having overseen successful companies themselves, these Directors are able to assist our Management in reaching and implementing key tactical and strategic decisions, leveraging experiences from their combined decades of leadership and experience. In many instances, the companies with which the Directors are or were formerly executives conduct business in areas that either are related to our ongoing business or operations (such as the steel industry or automotive business), or else share similar characteristics with our business or operations (such as operating in the manufacturing sector).

Many of our Directors also have served and currently serve on other boards of directors, including the boards of some of the world’s top companies, premier academic institutions and leading charitable organizations. Their experiences on these other boards enhance their base of experience and facilitate their ability to provide strategic oversight and direction to our Management.

As with all boards of directors, the composition of our Board changes over time, as new Directors replace those whose service on the Board has ended. The Nominating and Governance Committee, comprised entirely of independent Directors, is responsible for identifying, screening and recommending persons for nomination by the Board to serve as a Director. Directors are selected on the basis of, among other things, the following criteria listed in our Corporate Governance Guidelines:

•	personal qualities and characteristics, such as judgment, integrity, reputation in the business community and record of public service;

•	business and/or professional expertise, experience and accomplishments;

•	ability and willingness to devote sufficient time to the affairs of the Board and our Company;

•	diversity of viewpoints, backgrounds and experience; and

•

our needs at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of other Directors in building a Board that is effective and responsive to our needs.

One of the explicit criteria listed above for selection as a Director nominee is the diversity of viewpoints, backgrounds and experience the potential nominee will bring to the Board. Thus, the Nominating and Governance Committee specifically considers diversity in discharging its duty to identify, screen and review individuals qualified to serve as Directors. In addition, pursuant to its

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Charter, the Committee also annually reviews the size and composition of the Board as a whole to consider whether the Board reflects the appropriate balance of skills, experience and other characteristics, including diversity. The Committee does not, however, apply a narrow definition of diversity that would limit it to an individual’s gender, race, ethnic background or other such personal characteristics. Rather, the Committee views diversity as an expansive criterion that encompasses differing backgrounds, perspectives, personal qualities, technical skills, professional experience, expertise, education and other desired qualities. It utilizes this inclusive view in the context of identifying and evaluating nominees whose viewpoints, attributes and experiences, taken as a whole, will complement the existing Board and facilitate its ability to be effective and responsive to our needs and the needs of our stockholders.

In 2017, Savoy Magazine, which celebrates African-American culture, recognized two of our Directors, Ms. Edison and Mr. Wilson, in its 2017 Most Influential Black Corporate Directors. This prestigious recognition honors accomplished executives, their distinguished careers and the corporations that demonstrate inclusive board of directors composition.

The below charts provide, in graphic form, some aspects of the diversity profile of our Board nominees.

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Average Board Tenure: 6.8 years Gender Race/Ethnicity

Information Concerning Nominees for Directors

Dennis C. Cuneo

Director Since: January 21, 2008

Age: 68

Current Principal Occupation:

Partner, Washington DC office, Fisher & Phillips LLP and President, DC Strategic Advisors, LLC

Current AK Steel Board Committees:

•   Corporate Sustainability (Chair)

•   Finance

•   Management Development & Compensation Committee

Other Public Company Boards:*

Current

•  BorgWarner Inc. (2009 — present)

Prior – None

Education:

•   Bachelor of Science in Business Administration degree from Gannon College

•   Master of Business Administration degree from Kent State University

•   Juris Doctor degree from Loyola University

Prior Significant Positions Held:

Served as an attorney at Arent Fox LLP from 2006 to 2010; Senior Vice President of Toyota Motor North America, Inc. from 2000 to 2006; Corporate Secretary and Chief Environmental Officer of Toyota Motor North America, Inc. from 2004 to 2006; and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006.

Other Information:

Serves on the boards of directors for the Center for Automotive Research and SSOE Group. Serves on the Board of Trustees for Loyola University in New Orleans. Served as Board Chairman of the Cincinnati Branch of the Federal Reserve from 2003 to 2004. Former member of the executive committee and chair of the human resources group of the National Association of Manufacturers. Previous gubernatorial appointments in California, Kentucky and Mississippi. Serves on the Advisory Board of View Inc.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Cuneo brings a wealth of experience in, and a deep understanding of, the automotive industry, our most significant product market and a focus of our corporate strategy. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. As one of Toyota’s earliest American manufacturing executives, he was instrumental in the launch of the company’s manufacturing operations in North America, and led Toyota’s site selection team for North America for over ten years. He continues to consult in the automotive industry, and sits on the Boards of BorgWarner Inc., a publicly-traded automotive supplier, and the Center for Automotive Research, a leading auto industry think tank. Thus, he not only brings to the Board his knowledge of the automotive industry and its trends, he also contributes significantly to its expertise and experience in a broad range of Board oversight areas. Mr. Cuneo also is a licensed attorney, so he is able to provide a legal perspective on issues facing the Board and our company, particularly with respect to corporate governance and regulatory matters.

*

Included in this section for Mr. Cuneo, and similarly for all other nominees below, are all directorships at public companies and registered investment companies held currently or at any time since January 1, 2013.

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Sheri H. Edison

Director Since: August 1, 2014

Age: 61

Current Principal Occupation:

Senior Vice President, Chief Legal Officer and Secretary, Bemis Company, Inc.

Current AK Steel Board Committees:

•   Audit

•   Management Development & Compensation

•   Nominating & Governance

Other Public Company Boards:

•  Current – None

•  Prior – None

Education:

•   Bachelor of Arts degree in History and Journalism from the University of Southern California

•   Juris Doctor degree from Northwestern University School of Law

Prior Significant Positions Held:

Senior Vice President, Chief Administrative Officer and Assistant Secretary of Hill-Rom, Inc. from 2007 to 2010; Vice President, Global Quality System, General Counsel, and Secretary of Hill-Rom, Inc. from 2006 to 2007; Vice President, General Counsel and Secretary of Hill-Rom, Inc. from 2003 to 2007; Vice President and General Counsel and Secretary of Batesville Casket Company, Inc. from 2002 to 2003; Assistant General Counsel of LTV Steel Company from 1999 to 2002.

Other Information:	Member, National Association of Corporate Directors (NACD) and NACD Fellow; Alumnae, DirectWomen Board Institute; Member of Board of Directors, Community Foundation.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Ms. Edison brings valuable knowledge and insight to the Board as a current executive officer of a large, publicly-traded manufacturer, as well as by virtue of her prior steel industry experience. As Senior Vice President, Chief Legal Officer and Secretary of Bemis Company, she is able to share with the Board her experience and acumen dealing with the contemporary, evolving issues present in a complex, multinational manufacturer. In addition, Ms. Edison’s service at Bemis and her prior roles in the legal department of other large manufacturing companies enables her to contribute a broad and deep understanding of the dynamic environment with respect to the legal, regulatory, enterprise risk and corporate governance issues that we regularly face. Ms. Edison also brings experience in the steel industry, having previously served in a senior management position with LTV Steel Company.

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Mark G. Essig

Director Since: November 1, 2013

Age: 60

Current Principal Occupation:

Chief Executive Officer, FKI Security Group

Current AK Steel Board Committees:

•   Finance (Chair)

•   Audit

•   Nominating & Governance

Other Public Company Boards: • Current – None • Prior – None Education: • Bachelor degree from Loyola University • Master of Business Administration degree from the University of Illinois

Prior Significant Positions Held:

Served as Chief Executive Officer of RathGibson LLC from 2011 to 2012; served as President and CEO of Sangamon Industries LLC from 2008 to 2011; served as Chief Executive Officer of Aviation, Power & Marine, Inc. from 2009 to 2010; served as President and CEO of Barjan LLC from 2002 to 2008; served as Chief Executive Officer, President and Chairman of the Board of GS Industries from 1998 to 2002; held several positions at AK Steel, including Executive Vice President—Operations and Sales from 1997 to January 1998, Executive Vice President—Sales 1994 to 1997, Vice President—Sales and Marketing from 1992 to 1994 and Assistant to CEO and Vice President—Human Resources in 1992; served as Chief Financial Officer of Washington Steel Corporation from 1990 to 1992 and as Vice President—Finance and Administration from 1988 to 1990.

Other Information:	Served on the Board of Directors of Steel Technologies from 2002 to 2008.

Narrative Description of Experience, Qualifications, Attributes and Skills:

As a current and former chief executive of several companies, Mr. Essig brings to the Board the perspective of a leader facing a dynamic business environment on a daily basis. He is an accomplished senior operating executive with a wealth of finance, sales and management experience in a number of diverse industries, including significant experience with manufacturing businesses. In light of his past service as an executive officer of AK Steel and of Washington Steel, he brings to the Board a deep understanding of the steel industry and its challenges and opportunities. Mr. Essig also has experience heading various portfolio companies of private equity firms, where he maintained a keen focus on operational efficiency and maximizing shareholder value.

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William K. Gerber

Director Since: January 1, 2007

Age: 64

Current Principal Occupation:

Managing Director, Cabrillo Point Capital LLC

Current AK Steel Board Committees:

•   Audit (Chair)

•   Finance

•   Corporate Sustainability

Other Public Company Boards:

Current

•  Wolverine World Wide, Inc. (2008 — present)

Prior

•  Kaydon Corporation (2007 — 2013)

Education:

•   Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania

•   Master of Business Administration from the Harvard Graduate School of Business Administration

Prior Significant Positions Held:

Served as Executive Vice President and Chief Financial Officer of Kelly Services, Inc. from 1998 to 2007; served as Vice President-Finance from 1993 to 1998 and Vice President-Corporate Controller from 1987 to 1993 of L Brands Inc. (f/k/a The Limited Brands Inc.)

Other Information:	Member, National Association of Corporate Directors (NACD); served on the Board of Directors of Brylane, L.P. from 1993 to 1997.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Gerber brings an impressive background in corporate finance and accounting to AK Steel’s Board. Mr. Gerber currently is Managing Director of Cabrillo Point Capital LLC, a private investment fund. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing solutions company. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc. By virtue of these and other positions, Mr. Gerber is one of the Board’s “audit committee financial experts.” He thus contributes a broad and keen understanding of complex financial and accounting matters to the Board and its Audit Committee, which he chairs. The Board also benefits from Mr. Gerber’s membership on the audit committee of Wolverine World Wide, Inc., as he is able to share best practices and ideas learned and developed during his service on that committee.

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Gregory B. Kenny

Director Since: January 1, 2016

Age: 65

Current Principal Occupation:

Retired Chief Executive Officer and President of General Cable Corporation

Current AK Steel Board Committees:

•   Finance

•   Management Development and Compensation

•   Nominating & Governance

Other Public Company Boards:

Current

•  Cardinal Health, Inc. (2007 — present); Ingredion Incorporated (2005 — present)

Prior

•  General Cable Corporation (1997 — 2015)

Education:

•   Bachelor of Science, Business Administration degree from Georgetown University

•   Master of Business Administration degree from The George Washington University

•   Master of Public Administration from Harvard University

Prior Significant Positions Held:

Former Chief Executive Officer and President of General Cable Corporation from 2001 to 2015, President and Chief Operating Officer of General Cable from 1999 to 2001, and Executive Vice President and Chief Operating Officer of General Cable from March 1997 to May 1999. Previously held executive level positions at Penn Central Corporation and began his career as a Foreign Service officer with the United States Department of State.

Other Information:

Served on the Board of Directors of IDEX Corporation from 2002 to 2007; Director of The Federal Reserve Bank of Cleveland, Cincinnati branch, from 2009 to 2014; Former Member of the Board of Governors of the National Electrical Manufacturers Association, Former Member of the Board of Directors of the Cincinnati Museum Center and Former Member of the Board of Big Brothers / Big Sisters of Greater Cincinnati.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Kenny is the retired Chief Executive Officer and President of General Cable Corporation, a publicly-traded, global manufacturer and distributor of wire and cable products. Having run a large, complex, manufacturing company whose business is similar in many ways to our own, Mr. Kenny provides the Board with a deep understanding of the most significant factors affecting AK Steel’s business. His leadership experience at General Cable also enables him to share unique insights on key trends and emerging issues to help enhance our focus on driving shareholder value. In addition, Mr. Kenny serves on two other public company boards of directors, including acting as Lead Independent Director for Cardinal Health, Inc., a Fortune 50 healthcare services and products company. Mr. Kenny also serves as the Lead Director for Ingredion Incorporated, a Fortune 500 global ingredients solutions company. Mr. Kenny’s leadership of and experience on other boards allow him to share best practices on matters including corporate governance, management succession, executive compensation, risk management and other key areas of Board oversight.

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Ralph S. Michael, III

Director Since: July 20, 2007

Age: 63

Current Principal Occupation:

Chairman, Fifth Third Bank, Greater Cincinnati Region

Current AK Steel Board Committees:

•   Management Development & Compensation (Chair)

•   Audit

•   Finance

Other Public Company Boards:

Current

•  Arlington Asset Investment Corporation (2006 — present)

Prior

•  FBR & Co. (2009 — 2013)

•  Key Energy Services Inc. (2003 — 2016)

Education:

•   Bachelor of Arts degree in economics from Stanford University

•   Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management

Prior Significant Positions Held:

Former President and Chief Operating Officer of the Ohio Casualty Insurance Company from 2005 until its sale in 2007; served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association, and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank, from 2004 to 2005; served as President of U.S. Bank Oregon from 2003 to 2005; served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing, from 2001 to 2002; served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking from 1996 to 2001.

Other Information:

Serves as Vice Chairman for the Cincinnati Center City Development Corporation. Serves on the board of directors of The Cincinnati Bengals, Inc., CSAA Insurance Exchange and AAA Auto Club Alliance. Serves as Vice Chair of the Board of Trustees of Xavier (OH) University. Serves as vice Chairman of the Board of Trustees of TriHealth, Inc. and on the board of trustees of the Cincinnati Chapter of The American Red Cross.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Michael brings a strong business, banking and financial background to the Board. Mr. Michael has held executive level positions with several companies in the insurance and financial sectors, including in his current capacity as Chairman, Fifth Third Bank, Greater Cincinnati Region. Previously, Mr. Michael held various executive and management positions with Ohio Casualty Insurance Company, U.S. Bank and PNC Financial Services Group. As a result of these years of experience in executive management and financial services, Mr. Michael is one of the Board’s “audit committee financial experts.” His experience and background also enable him to provide valuable insights on a variety of Board oversight matters, including complex banking and financial issues. In addition, the Board and Management benefit from the experience and knowledge Mr. Michael provides from service on other public company boards. These include capital markets and finance matters as a former director for FBR & Co. and energy-related issues as a former member of the board and former Lead Director of Key Energy Services, Inc.

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Roger K. Newport	Director Since: January 1, 2016 Age: 53 Current Principal Occupation: Chief Executive Officer of AK Steel Holding Corporation Current AK Steel Board Committees: • None

Other Public Company Boards:

•  Current – None

•  Prior – None

Education:

•   Bachelor of Science degree in accounting from the University of Cincinnati

•   Master of Business Administration degree from Xavier University

Prior Significant Positions Held:

Executive Vice President, Finance and Chief Financial Executive Officer from May 2015 to December 2015; Senior Vice President, Finance and Chief Financial Officer since 2014; Vice President, Finance and Chief Financial Officer since 2012. Prior to that, Mr. Newport served in a variety of other capacities since joining us in 1985, including Vice President—Business Planning and Development, Controller and Chief Accounting Officer, Assistant Treasurer, Investor Relations, Manager—Financial Planning and Analysis, Product Manager, Senior Product Specialist and Senior Auditor.

Other Information:

Serves as a member of the University of Cincinnati Lindner College of Business Advisory Council; serves as a member of the Board of Directors of the American Iron and Steel Institute; serves as a member of the Executive Board of the World Steel Association; and serves as a member of the Steel Market Development Institute CEO Group.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Newport is our Chief Executive Officer. He began his career with us in 1985 in the accounting department and quickly advanced through a number of increasingly responsible finance, sales and marketing roles at the corporate headquarters and at Middletown Works. He has broad and deep experience with our business, serving in a variety of officer-level roles. These roles began with Mr. Newport being elected Controller, then progressed to Chief Accounting Officer. Later, Mr. Newport was named Vice President, Business Planning and Development, and Vice President, Finance and Chief Financial Officer. In 2014, he was named Senior Vice President, Finance and Chief Financial Officer, and Executive Vice President, Finance and Chief Financial Officer in 2015. His long and varied tenure with us provides him with comprehensive knowledge of our business and the steel industry generally. In addition, Mr. Newport provides insight into the broader industry as Chairman and member of the Board of Directors of the American Iron and Steel Institute and the World Steel Association, and member of the Steel Market Development Institute CEO Group. As the only Director on the Board who is also a member of Management, he is able to provide the Board with an “insider’s view” of all facets of our business. Mr. Newport constantly engages with employees at multiple levels, and through his communication, experience and leadership skills provides the Board with valuable input and acumen.

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Dr. James A. Thomson

Director Since: March 18, 1996

Age: 73

Current Principal Occupation:

Non-Executive Chairman of our Board of Directors

Current AK Steel Board Committees:

•   Management Development & Compensation

•   Nominating & Governance (Chair)

•   Corporate Sustainability

Other Public Company Boards: • Current – None • Prior – None Education: • Bachelor of Science degree in physics from the University of New Hampshire • M.S. and Ph.D. in physics from Purdue University

Prior Significant Positions Held:

President and Chief Executive Officer of The RAND Corporation from 1989 to 2011. From 1977 to 1981, Dr. Thomson was a member of the National Security Council staff at the White House. He served on the staff of the Office of the Secretary of Defense from 1974 to 1977.

Other Information:

Member of the Council on Foreign Relations, New York; serves on the board of directors of Praedicat, Inc., the International Institute for Strategic Studies, London, the Los Angeles World Affairs Council and the Los Angeles Regional Food Bank. Former member of the National Security Council staff at the White House, where he was primarily responsible for defense and arms-control matters related to Europe. He also served on the staff of the Office of the Secretary of Defense.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Dr. Thomson is the former President and Chief Executive Officer of The RAND Corporation. Prior to his retirement, Dr. Thomson had served as President and Chief Executive Officer of The RAND Corporation since 1989 and as a member of its staff since 1981. RAND is a nonprofit, nonpartisan institution that seeks to improve public policy through research and analysis. RAND’s agenda is broad, including international security, supply chains, health policy, energy and environment, and economics, to name just a few. Through his position as the top executive of, and years of service with, a think tank providing policy-related research and analysis, Dr. Thomson is able to provide the Board an unparalleled perspective and depth of knowledge with respect to public policy issues and global trends that affect our business. This experience, plus his depth of knowledge of our business as a result of his tenure on the Board, makes Dr. Thomson well-suited for his position as independent Non-Executive Chairman of the Board. As a former CEO, Dr. Thomson also provides valuable perspective on the current issues confronting executive management.

15	2018 Proxy Statement

Dwayne A. Wilson

Director Since: January 9, 2017

Age: 59

Current Principal Occupation:

Retired, Senior Vice President, Fluor Corporation

Current AK Steel Board Committees:

•   Finance

•   Nominating & Governance

•   Corporate Sustainability

Other Public Company Boards:

•  Current – Ingredion Incorporated (2010 — present)

•  Prior – None

Education:

•   Bachelor of Science degree in Civil Engineering from Loyola Marymount University, Los Angeles, CA

Prior Significant Positions Held:

President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC from 2011 to 2014; Group President, Fluor Industrial from 2007 to 2011; President, Fluor Mining & Minerals from 2003 to 2007; President, Fluor Commercial and Industrial Institutional from 2002 to 2003.

Other Information:

Serves as a trustee of the Fluor Foundation and serves on the Board of Trustees of the Greenville (SC) Health System; past director of the Urban League of Upstate South Carolina; served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wilson is a retired Senior Vice President of Fluor Corporation. He gained a wide array of experience with different industries and in varied global geographies during his distinguished 35-year career with Fluor, an international, publicly-traded professional services company providing engineering, construction, commissioning, project management and other services to companies around the world. Much of Mr. Wilson’s experience at Fluor was serving manufacturing and raw materials companies with businesses facing similar issues, risks and opportunities to AK Steel. He also served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site, including the Savannah River National Laboratory. In this position, Mr. Wilson gained multi-faceted experience, including navigating complex government regulations and managing a significant workforce in challenging circumstances. He is also a civil engineer, which enables him to provide the Board and Management with a unique, valuable perspective on operational matters.

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Vicente Wright

Director Since: November 1, 2013

Age: 65

Current Principal Occupation:

Retired President and Chief Executive Officer of California Steel Industries

Current AK Steel Board Committees:

•   Audit

•   Nominating & Governance

•   Corporate Sustainability

Other Public Company Boards: • Current – None • Prior – None Education: • Bachelor degree in marketing from Marquette University

Prior Significant Positions Held:

President and Chief Executive Officer of California Steel Industries from 2008 to 2012; director of iron ore and pellet sales for VALE SA from 2007 to 2008; President and CEO of Rio Doce America Inc. (RDA) and Rio Doce Limited (RDL), a subsidiary of VALE SA, from 2004 to 2006; President and CEO of California Steel Industries from 2003 to 2004, and as Executive Vice President, Finance and CFO from 1998 to 2003.

Other Information:

Former Chairman and former member of the board of directors for Children’s Fund; former member of the board of directors of American Iron and Steel Institute; former Chairman of California Steel Industries; former board member of Acominas steel mill in Brazil; former board member of CSN steel mill in Brazil; former Chairman and board member of Nova Era Silicon ferro silicon mill in Brazil; and former board member of SEAS ferro manganese mill in France.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wright’s extensive experience in the steel, iron ore and related industries enables him to contribute a wealth of strategic and operational knowledge with respect to key issues affecting us. As a former Chief Executive Officer of another major steel company, he is able to provide valuable insights into the current challenges and opportunities for our business. In addition, by virtue of his experience working for one of the world’s largest iron ore producers, he is able to provide guidance with respect to significant trends and emerging issues pertaining to one of our most significant raw materials. Having served as an executive for several large international metals and mining companies, he brings to the Board a global and diverse perspective to our business. Mr. Wright also is multi-lingual and has worked in various regions of the world throughout his distinguished career.

17	2018 Proxy Statement

Arlene M. Yocum

Director Since: January 9, 2017

Age: 60

Current Principal Occupation:

Retired, Executive Vice President and Managing Executive of Client Service, PNC Asset Management

Current AK Steel Board Committees:

•   Audit

•   Management Development & Compensation

•   Corporate Sustainability

Other Public Company Boards:

•  Current – None

•  Prior – Key Energy Services, Inc. (2007 — 2016); Protection One Inc. (2007— 2010); Integrated Alarm Services Group, which was acquired by Protection One Alarm Monitoring Inc. (2005 — 2007)

Education:

•   Bachelor of Arts degree in Economics and Political Science from Dickinson College

•   Juris Doctor degree from Villanova School of Law

Prior Significant Positions Held:

Executive Vice President and Managing Executive of Client Service, PNC Asset Management, 2003 to 2016; Executive Vice President of the Institutional Investment Group, PNC Asset Management, 1998-2003; Director, PNC Private Bank, 1995 to 1998.

Other Information:

Serves on the board of the Community College of Philadelphia Foundation; served on the board of LaSalle College High School; previously served as trustee of Pierce College and the Philadelphia Bar Foundation.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Ms. Yocum brings extensive business and management experience to the Board, drawing from her distinguished career in the financial services industry and from her prior service on several other public company boards. As a former executive at PNC Bank, including heading the bank’s Client Sales and Service for PNC’s Asset Management Group, she contributes expertise in a variety of investment and finance areas. Ms. Yocum has also served on, and assumed leadership roles with, multiple other public company boards of directors, including chairing audit committees and a special committee overseeing a complex government investigation. Our Board benefits from this deep and varied board and committee experience, as she is able to share best practices and lesson-learned from other companies. In addition, Ms. Yocum has former board experience with an energy services company, through which she acquired and shares with the Board a broad understanding of the energy industry, which is important in light of the fact that energy is and will always be a vital input and significant expense for our business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

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CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has five standing committees: an Audit Committee, a Finance Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee, and a Corporate Sustainability Committee. In March 2018, at the recommendation of the Public and Environmental Issues Committee, the Board approved the re-naming of the committee to the Corporate Sustainability Committee, in order to better reflect its areas of oversight. The table below shows the current membership for each Board committee.

Director	Audit Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Governance Committee	Corporate Sustainability Committee
Dennis C. Cuneo		✓	✓		✓(Chair)
Sheri H. Edison	✓		✓	✓
Mark G. Essig	✓	✓(Chair)		✓
William K. Gerber	✓(Chair)	✓			✓
Gregory B. Kenny		✓	✓	✓
Ralph S. Michael, III	✓	✓	✓(Chair)
Roger K. Newport
Dr. James A. Thomson (1)			✓	✓(Chair)	✓
Dwayne A. Wilson		✓		✓	✓
Vicente Wright	✓			✓	✓
Arlene M. Yocum	✓		✓		✓

(1)	Dr. Thomson is the independent Non-Executive Chairman of the Board.

Audit Committee

The Audit Committee currently has six members and met ten times in 2017. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Management’s conduct of our financial reporting process, including:

•	overseeing the integrity of our financial statements;

•	monitoring compliance with legal and regulatory requirements;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	assessing the performance of the independent registered public accounting firm and internal audit function;

•	determining annually that one or more of its members meets the definition of “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002; and,

•	reviewing annually the financial literacy of each of its members, as required by the New York Stock Exchange (“NYSE”) listing standards.

In fulfilling these responsibilities, the Audit Committee selects and appoints the independent registered public accounting firm that will serve as the independent auditor of our annual financial statements and internal controls over financial reporting. As a matter of good corporate governance, the Committee seeks non-binding ratification by our stockholders of the appointment of that firm as our independent registered public accounting firm. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, our critical accounting

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policies and estimates, and the recommendations of the independent registered public accounting firm regarding our internal accounting systems and controls. The report of the Audit Committee is located on page 100.

At its March 2018 meeting, the Board of Directors determined that all of the members of the Audit Committee are financially literate and that Ms. Yocum and each of Messrs. Essig, Gerber, Michael and Wright is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board further determined that each member of the Audit Committee satisfies the independence requirements of the NYSE Listed Company Manual Sections 303A.02, 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act. The Audit Committee and each of its members also satisfy all other requirements of those provisions.

Finance Committee

The Finance Committee currently has six members and met five times in 2017. The primary purpose of the Finance Committee is to advise and assist the Board in fulfilling its oversight responsibilities with respect to:

•	our exposure to short- and long-term financial risk and Management’s strategies, plans and procedures to manage such risks, including its hedging strategies;

•	our capital structure and liquidity, including credit facilities;

•	Management’s assessment of our cash needs, evaluation of capital market and other options to assist in addressing those needs, and recommendations with respect to those options;

•	reviewing and recommending to the Board the annual Business Plan; and,

•

the performance of the members of the Benefit Plans Administrative Committee and the Benefit Plans Asset Review Committee, and the performance of assets under the direction of the Benefit Plans Asset Review Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee currently has six members and met five times in 2017. The primary purpose of the Management Development and Compensation Committee is to assist the Board in overseeing our management compensation policies and practices, including:

•	overseeing and reporting to the Board on the development and implementation of our policies and programs for the development of our senior leadership;

•	overseeing and reporting to the Board on the development and implementation of our Executive Officer succession plan;

•	determining and approving the compensation of our Chief Executive Officer;

•	determining and approving compensation levels for our other Executive Officers;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees;

•	reviewing and approving the CD&A for inclusion in the proxy statement;

•	reviewing and assessing our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking;

•	reviewing and assessing any stockholder advisory vote on the compensation of our Named Executive Officers (“say-on-pay vote”) and feedback from Management’s stockholder

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engagement program, including consideration of whether to make any adjustments to our executive compensation policies and practices in light of such assessments;

•	reviewing and recommending to the Board the frequency with which we should submit to the stockholders a say-on-pay vote; and,

•	reviewing the independence of compensation committee consultant(s).

At its March 2018 meeting, the Board of Directors determined that all of the members of the Management Development and Compensation Committee are “non-employee directors” as that term is defined in Rule 16b-3(b)(3) under the Exchange Act. The Board also determined that all of the current members of the Committee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Board further determined that each member of the Management Development and Compensation Committee satisfies the independence requirements of NYSE Listed Company Manual Section 303A.02. The Management Development and Compensation Committee and each of its members also satisfy all of the requirements of NYSE Rule 303A.05. For additional information concerning the Management Development and Compensation Committee and its activities, see “Compensation Discussion and Analysis” beginning on page 40.

Nominating and Governance Committee

The Nominating and Governance Committee currently has six members and met five times in 2017. The primary purpose of the Nominating and Governance Committee is to assist the Board in:

•

reviewing the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity (including gender, ethnic and racial diversity) and other desired qualities;

•

identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill Board vacancies;

•	overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board;

•	developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines;

•	reviewing on a regular basis our overall corporate governance policies and recommending improvements when necessary or appropriate;

•	considering the independence and related qualifying determinations of each Director and nominee for Director and making a recommendation to the Board with respect to such matters; and,

•

reviewing our policies and procedures for the review, approval or ratification of reportable transactions with related persons, including reviewing and addressing conflicts of interest of Directors and Executive Officers, and making a recommendation to the Board with respect to such matters.

At its March 2018 meeting, the Board of Directors determined that all of the members of the Nominating and Governance Committee satisfy the independence requirements of NYSE Listed Company Manual Sections 303A.02 and 303A.04. The Nominating and Governance Committee and each of its members also satisfy all other requirements of those provisions.

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a Director, the Committee may solicit input and/or recommendations from

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other members of the Board and/or independent advisors. After the Committee deliberates, it reports its findings and recommendations to the Board. The Board then considers that recommendation and proposes a slate of nominees to the stockholders for election to the Board. In addition to meeting independence requirements, nominees for the Board must not have reached their 74th birthday at the time of their election. The principal criteria used for the selection of nominees, as well as the focus of the Committee on diversity as part of the selection process, is described more fully above at page 6 under “Overview.”

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with our By-laws, or as otherwise recommended, and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, and should contain all required information and any other supporting material the stockholder considers appropriate. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our By-laws relating to stockholder nominations as described below at page 108 in “Stockholder Proposals for the 2019 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any stockholder or stockholder group for election at the 2018 Annual Meeting. As part of the Committee’s ongoing review of corporate governance best practices, in January 2017 the Board adopted proxy access by-law provisions pursuant to the Committee’s recommendation.

Corporate Sustainability Committee

The Corporate Sustainability Committee (formerly known as the Public and Environmental Issues Committee) currently has six members and met five times in 2017. The primary purpose of the Corporate Sustainability Committee is to review on behalf of the Board, and to advise Management with respect to:

•	the responsibilities of good corporate citizenship with respect to sustainability, public policy, trade, environmental matters, legal, health and safety issues;

•	contemporary and emerging public policy and trade issues;

•	environmental policies, procedures and performance;

•	health and safety policies, procedures and performance;

•	major litigation and other significant legal matters, including policies and procedures for complying with legal and regulatory obligations;

•	the activities of the AK Steel Foundation and policies and procedures with respect to charitable contributions;

•	the activities of the AK Steel Political Action Committee and policies and procedures with respect to political contributions; and,

•	the national and international developments in political, legislative, regulatory and other matters involving public policy that may impact our business, including with respect to trade matters.

Majority Voting

Section 7(a) of our By-laws provides that each Director in an uncontested election shall be elected by the vote of the majority of votes cast at any meeting for the election of Directors. The By-laws also include a Director resignation procedure consistent with the majority vote standard requiring an incumbent Director who does not receive the requisite affirmative majority of the votes

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cast for the Director’s re-election to tender his or her resignation to the Board within 30 days. The Board, after considering the recommendation of the Nominating and Governance Committee on the matter, will publicly disclose, within 90 days after the certification of election results, its decision as to whether to accept the tendered resignation.

Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.

Attendance at Meetings

The Board of Directors met nine times in 2017. We expect each Director to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2017, all Directors attended at least 93% of the aggregate of the total meetings of the Board and those committees of which he or she was a member. We do not have a formal written policy regarding Director attendance at the Annual Meeting, although Directors are encouraged to attend. All Directors in office at that time attended the 2017 Annual Meeting.

Director Stock Ownership Guidelines

Under the stock ownership guidelines for non-employee Directors, each such Director is expected to hold at least 25% of the shares of our common stock issued to that Director pursuant to a restricted stock unit award until at least six months following the Director’s termination of service on the Board. All of the Directors currently are in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers, and persons who own beneficially more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of their ownership of such equity securities and to report any changes in that ownership. Exchange Act Rule 16a-3(e) requires officers, Directors and greater-than-ten-percent beneficial owners to furnish us with copies of all reports that they file pursuant to Section 16(a). On June 26, 2017, a Form 4 was accidentally filed late on behalf of Mr. Reed to report the shares that were surrendered to cover taxes on restricted shares for which the restrictions lapsed on June 21, 2017, the date Mr. Reed became retirement eligible.

Other than the form referenced above, to our knowledge, based upon a review of the copies of the reports furnished to us and written representations from our Executive Officers and Directors that no other reports were required, we complied with all applicable Section 16(a) filing requirements during 2017.

Board Leadership Structure

Our Board is led by Dr. Thomson, who has served as independent, Non-Executive Chairman of the Board since May 26, 2016. We have benefitted from Dr. Thomson’s extensive Board leadership experience and tenure. During Dr. Thomson’s service on our Board, he has gained a deep understanding of our business and the steel industry, while also maintaining his independence from Management. We believe this Board leadership structure provides the optimal situation for Mr. Newport to focus principally on his day-to-day role as our Chief Executive Officer, while also serving as a member of the Board. The Board believes that separating the Chief Executive Officer and Chairman roles is the best and most efficient leadership structure for us at the present time. The Board reviews the issue of Board leadership structure on at least an annual basis and may re-assess the appropriateness of this structure at any time.

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In determining that we and our stockholders are best served with Dr. Thomson serving as Non-Executive Chairman and leading the Board as it oversees our strategic direction, business and other significant affairs, the Board considered a number of factors. Chief among the factors were the following:

•

Mr. Newport’s assumption of his role as CEO, in January 2016. The Board continues to believe that Mr. Newport’s near-term focus should be his oversight responsibilities as our top Executive Officer and managing AK Steel’s daily business. As a member of the Board, Mr. Newport also has the opportunity to share his perspectives directly with the Board and contribute to our strategic direction.

•

The Board’s view that, under the current circumstances, a governance structure separating the CEO and Chairman roles promotes balance between (i) the Board’s oversight of Management, its ability to carry out its roles and responsibilities on behalf of our stockholders, and overall corporate governance, and (ii) the CEO’s management of our business and strategy on a day-to-day basis.

•	The benefits the Board derives from Dr. Thomson serving as Non-Executive Chairman, including:

(i)	his leadership experience, as a former CEO himself, as well as with our Board, having served as the Chair of multiple committees and working closely with the other Directors during his tenure;

(ii)

his steadfast independence, which enables him to serve as a valuable liaison between the Board and senior Management, while also empowering independent Directors to raise issues and concerns for Board consideration without immediately involving Management; and

(iii)	his extensive understanding of our business specifically, and the steel industry generally, as a result of his service on our Board.

In making the determination concerning the Board’s leadership structure, the Board also considered the impact of the structure on its risk oversight role. The Board concluded that its role on risk oversight is fully consistent with, and supported by, the current separated leadership structure that includes a Non-Executive Chairman and CEO. In addition, there are policies and practices in place to ensure effective and independent Board oversight of Management, including: (1) all members of the Board, other than Mr. Newport, are independent Directors; (2) each of the Board’s Committees is chaired by and comprised entirely of independent Directors; (3) the Board, upon the recommendation of its Management Development and Compensation Committee, annually establishes goals and objectives for Mr. Newport and reviews his performance; (4) the Management Development and Compensation Committee annually determines Mr. Newport’s compensation package; and (5) the Directors meet in “Executive Session” with non-employee Directors only at least once during each regularly scheduled Board meeting and also during most of the meetings of its Committees.

Dr. Thomson will be subject to our mandatory retirement policy for Directors following the 2019 Annual Meeting of Stockholders. The Nominating and Governance Committee has been working on a Board leadership succession plan since early 2017, while updating and working in conjunction with the full Board, in order to ensure a smooth transition of the Board’s leadership upon Dr. Thomson’s mandatory retirement in May 2019.

  Board Leadership Structure

•  Non-Executive Chairman of the Board: Dr. James A. Thomson

•  All Committees of the Board are chaired by independent Directors

•  Active engagement by all Directors, as well as regular “Executive Sessions” with independent Directors only

•  Sole member of Management on the Board is Mr. Newport, our Chief Executive Officer

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Communication with the Board of Directors

Stockholders and interested parties may send communications to the Chairman of the Board, or to any one or more of the other Directors by addressing such correspondence to the name(s) of any specific Director(s), or to the “Board of Directors” as a whole, and mailing it to: Corporate Secretary, c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Board Independence

In accordance with the requirements of the NYSE, the Board has adopted a policy requiring that at least a majority of its members shall be “independent,” as determined under applicable law and regulations, including without limitation Section 303A of the NYSE Listed Company Manual. Our Corporate Governance Guidelines include categorical standards for determining the independence of all non-employee Directors. Those standards are set forth in guidelines attached as Exhibit A to our Corporate Governance Guidelines, which are available on our website at www.aksteel.com. A Director who meets all of the categorical standards set forth in the Corporate Governance Guidelines shall be presumed to satisfy the NYSE’s definition of “independence” and thus be “independent” within the purview of the Board’s policy on Director independence.

At its March 2018 meetings, the Board of Directors reviewed the independence of all current non-employee Directors. In advance of that meeting, each incumbent Director was asked to provide the Board with detailed information regarding his or her business and other relationships with us and our affiliates, and with Executive Officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Audit Committee regarding audit committee independence, the Management Development and Compensation Committee as to compensation committee independence, and the Nominating and Governance Committee with respect to all other aspects of Board independence, and after considering all relevant facts and circumstances with the assistance of legal counsel, the Board affirmatively determined that none of the current incumbent Directors, except for Mr. Newport, has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), other than being a Director, and all such incumbent Directors other than Mr. Newport meet the categorical standards of independence set forth in our Corporate Governance Guidelines and therefore are “independent” as that term is used and defined in Section 303A of the NYSE Listed Company Manual and in Rule 10A-3 under the Exchange Act. The Board further determined that nine of our eleven incumbent Directors (Messrs. Cuneo, Gerber, Kenny, Michael, Thomson, Wilson and Wright, and Mmes. Edison and Yocum) are an “Outside Director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq., and that each of the incumbent Directors other than Mr. Newport is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act.

Under our Corporate Governance Guidelines, Directors have an affirmative ongoing obligation to inform the Board of any material changes that might impact the foregoing determinations by the Board. This obligation includes all business relationships between the Director and/or an immediate family member, on the one hand, and us and/or our affiliates and/or Executive Officers, on the other.

Board Oversight of Risk

As an integral part of its oversight function, the Board oversees the material risks facing us, both with respect to the relative probability and magnitude of the risks and also as to Management’s strategies to mitigate those risks. The Board engages in its risk oversight role in a variety of different ways.

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The Board as a whole typically discusses and addresses the key strategic risks facing us. Specific strategic risks facing us are addressed at Board and Committee meetings, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. In addition, at least once annually, the Board has a multi-day meeting devoted exclusively to strategic planning, including identifying and addressing our principal strategic risks and potential opportunities.

In addition, the Board delegates responsibility for oversight of specific risk categories to its Committees. Generally, each Committee has responsibility to identify and address risks which are associated with the purpose of, and responsibilities delegated to, that Committee. For example, the Audit Committee oversees risks related to financial reporting, internal controls, accounting and cybersecurity matters; the Finance Committee oversees our exposure to short- and long-term financial risk, including risks relating to our capital structure, liquidity, hedging strategies, pension and benefit plans, pension fund asset performance and cash needs; the Management Development and Compensation Committee deals with risks related to senior Management development and succession planning, Management compensation, and employment benefits and policies; the Nominating and Governance Committee manages risks related to board composition, director independence, governance, and corporate compliance and reporting obligations; and the Corporate Sustainability Committee handles risks related to health and safety issues, public policy, international trade, environmental, climate change and sustainability matters, and issues related to the company’s reputation. Each Committee Chair reports to the full Board with respect to any significant risks that the Committee has discussed. Depending upon the nature and severity of the risk, the Committee may simply report to the Board on that risk or it may make recommendations to the Board, which then are discussed and acted upon by the Board as a whole. For those risks that cross several disciplines or that could have impacts across various stakeholder groups, multiple Committees may review the relevant aspects of the risk in the Committee setting prior to a discussion at the full Board session.

The Board’s oversight of risk is enhanced by the detailed information it receives as a result of our Total Enterprise Risk Management (“TERM”) program. We use the TERM program as a tool for identifying our key risks and discussing them with the Board in a prompt, logical and efficient manner. The TERM assessment is performed quarterly and involves evaluation of the key risks that we currently face or are likely to encounter in the near- and medium-term. During the quarterly TERM assessment, each manager responsible for a significant area of our business will review and, to the extent necessary, update or supplement a list of key risks affecting his or her respective business area. As part of that process, the manager evaluates each risk according to its likelihood of occurrence in the succeeding twelve months and, assuming that the development or event at risk was to occur, its most likely impact on our financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly report are discussed with the Audit Committee. In addition, a complete copy of the annual TERM report is distributed to and discussed by the full Board, typically in the Board’s regularly scheduled January meeting.

With respect to cybersecurity risk, the Audit Committee has principal oversight and regularly reviews information technology risks and the processes and safeguards we maintain and continually assess to protect sensitive business and commercial information and employees’ and other individuals’ data. Our senior managers who are directly responsible for cybersecurity regularly present to the Audit Committee and the full Board in order to ensure a candid and fulsome discussion of the relevant risks and the aspects of our security program designed to prevent and mitigate those risks. In addition, cybersecurity risks are addressed in our detailed TERM report that is discussed with and reviewed by the Board.

The Board’s consideration of risk is not limited to discussions during Board and Committee meetings. Rather, the Board communicates with senior Management as a group, or individually, concerning our most significant risks whenever it deems such communications to be appropriate. In

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addition, each Director has complete access to all of our employees to the extent he or she may have questions concerning a particular risk.

Risk Assessment with Respect to Compensation Policies and Practices

At its January 2017 meeting, the Management Development and Compensation Committee (for purposes of this section, the “Committee”) reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of our compensation policies and practices that affect all employees. The Committee’s independent compensation consultant, Frederick W. Cook & Co., also assisted the Committee with this assessment. In general, the process used by the Committee to complete its risk evaluation was as follows:

•	the Committee identified the most significant risks facing us;

•	the Committee identified the material design elements of our compensation policies and practices with respect to all employees; and

•

the Committee then evaluated whether there is a relationship between any of those design elements and any of our most significant risks, specifically considering whether any of the design elements of our compensation policies and practices encourage our employees to take excessive or inappropriate risks that are reasonably likely to have a material adverse impact on us.

The result of the Committee’s evaluation was a conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. More specifically, the Committee concluded that our compensation program is designed to encourage employees to take actions and pursue strategies that support our best interests and the best interests of our stockholders, without promoting excessive or inappropriate risk.

The design elements of our program (which are described in detail in the CD&A section beginning at page 40) do not include unusual or problematic compensatory schemes that have been linked to excessive risk-taking in the financial and other industries. Furthermore, the design elements of our compensation program that directly tie compensatory rewards to our performance include various counter-balances designed to offset potentially excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components. Similarly, the performance-based components are balanced between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based upon revenue. Rather, they are tied to performance metrics such as net income, EBITDA (i.e., earnings before interest, taxes, depreciation and amortization), and Total Shareholder Return, which more closely align the interests of Management with the interests of our stockholders. The performance metrics for incentive payments are established annually (either for the then-current year or for a three-year performance period beginning with the then-current year) and reflect goals that are challenging, but not so high that they require performance outside of what the Committee believes is reasonable for us or could motivate Management to take actions in which we assume unreasonable levels of risk. In addition, there are caps on how much performance-based compensation may be earned in a particular performance period and the Board of Directors has adopted a policy for clawback of performance-based compensation that was paid out as a result of fraudulent or illegal conduct on the part of the employee who received it. The Committee also maintains an ongoing dialogue with our Management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk-taking that may otherwise be driven by a desire to maximize performance-based compensation.

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Related Person Transactions

All related person transactions, as defined by Item 404(a) of Regulation S-K under the Exchange Act, must be reviewed and approved or ratified by the Board (or a committee of the Board to which such responsibility is delegated by the Board) for the purpose of determining whether such transactions are in, or not inconsistent with, our best interests and the interests of our stockholders.

Based on information submitted to us by Directors and Executive Officers on an annual basis (and Director nominees prior to their election or appointment), we develop a list of related persons, which we distribute annually to individuals internally who have, or who might reasonably be expected to have, responsibility for a transaction or proposed transaction between us and a related person. Directors, Director nominees and Executive Officers are expected to timely update the information they submit to us in the event of relevant changes or developments.

The recipients of the list must provide prior notice to our General Counsel of any plans or intentions for anyone within their respective business units, departments or areas of responsibility to enter into any agreement by or on our behalf with a related person. If the General Counsel determines that the proposed transaction is a related person transaction, the transaction will be submitted to the Nominating and Governance Committee for its consideration and approval at its next meeting.

The Nominating and Governance Committee considers all available and relevant facts and circumstances in determining whether to approve a related person transaction submitted for its review, including, if applicable:

•	the benefits of the transaction to us;

•

the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, stockholder or Executive Officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally for a comparable transaction.

The Nominating and Governance Committee approves only those related person transactions that it determines are in, or are not inconsistent with, our best interests and the interests of our stockholders.

In the event that we enter into a legally binding related person transaction before approval by the Nominating and Governance Committee, then the Nominating and Governance Committee will review the transaction at its next meeting unless it is subject to an exemption. The Nominating and Governance Committee will determine whether to ratify a related person transaction by applying the same procedures and standards that it would have used to determine whether to approve a related person transaction in advance. In the event that the Nominating and Governance Committee determines that it would not be appropriate to ratify the transaction, the Nominating and Governance Committee will identify the options available to us, including but not limited to rescission, amendment or termination of the related person transaction.

During 2017, we participated in two series of transactions of immaterial size, each of which constituted a related person transaction under the Exchange Act. Notably, as a result of a change of familial status of Mr. Kirk Reich, our President and Chief Operating Officer, none of these transactions constituted related person transactions after March 2017. We are nonetheless disclosing the total amount of business conducted with each related party during the entirety of 2017, as required by applicable law. Thus, these transactions will not be required to be reported for 2018 or thereafter. The

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first set of transactions involved routine machine maintenance and repair services provided by Whitt Machine Inc., a company whose sole owner is Mr. Dean Whitt, the former father-in-law of Mr. Reich. In consideration for these services, we paid a total of approximately $691,719 to Whitt Machine in 2017. The transactions were performed under our standard terms and conditions at competitive prices. The second series of transactions involved routine machine maintenance and repair services by Dalton Industries, Inc. at our Butler, Mansfield, Middletown and Rockport Works. Mr. Reich’s former wife is a sales person for Dalton Industries, Inc. In consideration for these services, we paid a total of approximately $5.2 million to Dalton Industries, Inc. in 2017. These transactions also were performed under our standard terms and conditions at competitive prices. In 2017, the Nominating and Governance Committee reviewed the facts and circumstances relevant to each of these series of transactions and, in accordance with our Related Person Transaction Policy and applicable securities law, determined that they were in, or not inconsistent with, our best interests and the interest of our stockholders. The Nominating and Governance Committee then approved these 2017 transactions pursuant to our Related Person Transaction Policy.

Documents Available on Our Website

The charters of the Audit, Finance, Management Development and Compensation, Nominating and Governance, and Corporate Sustainability Committees, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees, and Code of Ethics for Principal Officers of AK Steel, are posted on our website at www.aksteel.com.

DIRECTOR COMPENSATION

In 2017, each non-employee Director received an annual Board retainer fee for service on the Board in the amount of $170,000, of which $105,000 is paid in the form of restricted stock units (“RSUs”) and $65,000 is paid in the form of cash or, at the Director’s option, in the form of additional RSUs. RSUs vest immediately upon grant, but are not settled (i.e., paid out in the form of common stock) until one year after the date of the grant, unless a Director elects deferred settlement. As set forth in the Stock Incentive Plan, Directors may elect to defer the settlement of their RSUs until six months following the date their service on the Board has ended. If a Director elects the deferral option, he or she also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed 15 years. Prior to settlement, the holder of an RSU is entitled to receive the value of all dividends and other distributions paid or made on our common stock in the form of additional RSUs, but does not otherwise have any of the rights of a stockholder, including the right to vote the shares underlying the RSUs. The following chart illustrates the composition of our Board retainer:

Annual Board Retainer: Cash v. Equity

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Annual Board Retainer: Cash v. Equity

Our Non-Executive Chairman and each Director who chairs a committee of the Board of Directors receives an additional annual retainer. Effective July 20, 2017, the Board increased the retainer for the Management Development and Compensation Committee Chair from $15,000 to $20,000 and increased the retainer for the Finance Committee Chair retainer from $10,000 to $15,000. These and the other additional annual retainers are as follows:

Chair Position	Additional Annual Retainer

Non-Executive Chairman of the Board	$60,000
Audit Committee	$27,500
Finance Committee	$15,000
Management Development and Compensation Committee	$20,000
Corporate Sustainability Committee	$10,000
Nominating and Governance Committee	$10,000

In 2017, non-employee Directors were paid $2,000 for each Board meeting they attend and for attending each meeting of a committee on which they are a member. Annual retainers for service as a committee chair and attendance fees are paid in cash or, at the Director’s option, in the form of additional RSUs. We reimburse all Directors for the expenses they incur in attending meetings.

Director compensation is paid quarterly. In 2017 annual retainers were paid prospectively and meeting attendance fees were paid retrospectively. Effective January 1, 2018, retainers continue to be paid prospectively at the beginning of each quarter but meeting attendance fees have been eliminated (see discussion below). RSUs are issued quarterly at the time the cash compensation is paid and are settled one-for-one (i.e., one RSU equals one share of our common stock) on the settlement date.

Under the Director Deferred Compensation Plan, each year a Director may elect to defer any portion of his or her annual retainer or other director fees that are not paid in the form of RSUs. There are no preferential or above-market earnings in the Director Deferred Compensation Plan, and we do not make any contributions under the plan.

An employee who serves as a Director receives no additional compensation for such service. Mr. Newport is currently the sole employee who also serves on the Board of Directors.

The Nominating and Governance Committee periodically—though no less than annually—assesses the Board compensation program. As part of this assessment, the Board reviews, among other things, the structure of the program and whether it addresses the principal goals of Board engagement, retention and alignment with stockholders and the Company generally, the quantum and mix of components (i.e., cash and equity) of the compensation package, and whether the compensation of Directors is consistent with best practices compared to our peers and market practice generally for similarly situated companies. The Nominating and Governance Committee also utilizes an independent compensation consultant, Frederic W. Cook & Co., to assist with this evaluation. As a result of the Nominating and Governance Committee’s assessment in 2017, on October 19, 2017, the Committee recommended, and the Board of Directors approved, certain changes to the compensation program for non-employee Directors, effective January 1, 2018. In sum, the changes approved by the Board removed the per-meeting fees to Directors and replaced them by increasing the total cash retainer for all non-employee Directors and adding an additional amount to the retainer for Directors who are members of the Audit Committee, which meets more frequently than the other Committees. The Board implemented these changes in order to reduce the amount of administration required and in recognition that the Board expects each Director to attend every Board meeting and Committee meeting of which he or she is a member (as reflected by the Directors’ high attendance percentages in recent history). On a net basis, these changes effectively kept the standard total compensation for non-employee Directors unchanged. More specifically, the Board (i) eliminated the $2,000 per-meeting

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fee for each meeting attended; (ii) approved a $35,000 increase to the cash component of the annual Board retainer fee, from $65,000 to $100,000, (iii) approved a $10,000 increase in the restricted stock unit (“RSUs”) component of the annual Board retainer fee, from $105,000 to $115,000; and (iv) approved an incremental $7,500 cash retainer to Audit Committee members, including an incremental $7,500 cash retainer to the Audit Committee Chairperson, which raised the Audit Committee Chairperson annual retainer to $27,500.

Thus, effective January 1, 2018, each non-employee Director receives an annual Board retainer fee for service on the Board in the amount of $215,000, of which $115,000 is paid in the form of RSUs and $100,000 is paid in the form of cash or, at the Director’s option, in the form of additional RSUs. Non-employee Directors will no longer receive per meeting fees, other than when the Board determines that such fees are warranted in light of a significant number of additional required meetings in extraordinary cases (e.g., a special committee). Previously, in 2016, the Management Development and Compensation Committee recommended, and the Board approved, an Amended and Restated Stock Incentive Plan (“Amended Stock Plan”), which was subsequently approved by our stockholders at the 2016 Annual Stockholder Meeting. Among other changes, the Amended Stock Plan, as approved by our stockholders, provides that no Director may receive more than $750,000 in total annual compensation, in any form. As set forth in the Director Compensation Table below, the highest paid Director in 2017 received significantly less compensation than this limitation. However, the Board determined that such limitation is meaningful, reasonable and reflects good corporate governance practices.

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to non-employee Directors during the fiscal year ended December 31, 2017:

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis C. Cuneo	$127,000	$105,000	$0	$0	$232,000
Sheri H. Edison	117,000	105,000	0	5,000	227,000
Mark G. Essig	133,500	105,000	0	0	238,500
William K. Gerber	141,000	105,000	0	4,500	250,500
Robert H. Jenkins(2)	66,500	52,500	0	5,000	124,000
Gregory B. Kenny	113,000	105,000	0	0	218,000
Ralph S. Michael, III	138,500	105,000	0	5,000	248,500
Dr. James A. Thomson	183,000	105,000	0	5,000	293,000
Dwayne A. Wilson	93,556	132,667	0	5,000	231,223
Vicente Wright	117,000	105,000	0	5,000	227,000
Arlene M. Yocum	97,556	132,667	0	0	230,223

(1)

Mr. Newport, our Chief Executive Officer, is not included in this table because he was an employee on December 31, 2017, and thus receives no compensation for his service as a Director. The compensation Mr. Newport received for his service as an employee and Executive Officer is reported in the Summary Compensation Table beginning at page 81.

(2)	Mr. Jenkins retired as a Director on May 25, 2017.
(3)

The amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2017, computed in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The average of the high and low selling price of our common stock on the date the fee is to be paid is used to calculate the number of RSUs to be issued. The actual number of RSUs granted each quarter is calculated by dividing the quarterly annualized amount

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(e.g., $26,250) by the average of the high and low sales price of our common stock on the grant date. For 2017, Messrs. Cuneo, Essig and Kenny elected to defer settlement of their RSUs until six months following the date they complete their service on the Board. As of December 31, 2017, non-employee Directors had the following aggregate number of RSUs outstanding (rounded to the nearest whole number): Mr. Cuneo, 129,704; Ms. Edison, 14,780; Mr. Essig, 81,270; Mr. Gerber, 14,780; Mr. Kenny, 79,767; Mr. Michael, 14,780; Dr. Thomson, 20,558; Mr. Wilson, 17,440; Mr. Wright, 27,563; and Ms. Yocum 17,440.

(4)

No stock options were granted to Directors in 2017. As of December 31, 2017, only Mr. Cuneo had 10,000 aggregate number of options outstanding, all of which remain from the Board’s prior, discontinued practice of granting 10,000 stock options to a new Director upon joining the Board.

(5)

The amounts in this column constitute matching charitable gift donations made by the AK Steel Foundation pursuant to a matching gift program. Under this program, our employees and Directors are eligible for matching contributions by the Foundation of up to $5,000 per person per calendar year to qualifying charitable institutions.

STOCK OWNERSHIP

Directors and Executive Officers

The table below provides stock ownership information as of March 26, 2018, with respect to the beneficial ownership of our common stock by: (i) each Named Executive Officer listed in the Summary Compensation Table beginning on page 81, (ii) each current Director and each nominee for election as a Director, and (iii) all of our current and nominee Directors and Executive Officers as a group.

Directors and Executive Officers	Common Shares Owned (1)	Percentage of Outstanding Shares(2)	Restricted Stock Units(3)	Shares Owned Beneficially
Joseph C. Alter	124,333	*	0	124,333
Dennis C. Cuneo	15,712	*	134,500	150,212
Sheri H. Edison	67,926	*	17,089	85,015
Mark G. Essig	37,784	*	86,066	123,850
William K. Gerber	132,624	*	17,089	149,713
Gregory B. Kenny	0	*	84,563	84,563
Scott M. Lauschke	73,660	*	0	73,660
Ralph S. Michael, III	156,279	*	17,089	173,368
Roger K. Newport	803,521	*	0	803,521
Kirk W. Reich	442,806	*	0	442,806
Dr. James A. Thomson	133,462	*	22,867	156,329
Jaime Vasquez	131,894	*	0	131,894
Dwayne A. Wilson	5,147	*	17,089	22,236
Vicente Wright	91,976	*	29,872	121,848
Arlene M. Yocum	5,147	*	17,089	22,236
All current and nominee Directors and current Executive Officers as a group (23 persons)	3,146,294	1.0%	443,313	3,589,605

(1)

For Executive Officers, this column includes stock options to purchase shares of common stock exercisable before May 24, 2018, as follows: Mr. Alter, 59,733 shares; Mr. Lauschke, 26,266 shares; Mr. Newport 362,224 shares; Mr. Reich, 204,766 shares; and Mr. Vasquez, 49,159 shares. All outstanding stock options exercisable before May 24, 2018, are included in these totals, regardless of whether their exercise price was above or below the price of our common stock as of March 26, 2018.

(2)	An asterisk indicates ownership of less than 1%.

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(3)

A significant portion of the effective equity ownership by our Directors is in the form of RSUs, which do not satisfy the definition of “shares beneficially owned” for purposes of this table and therefore are not included in the Common Shares Owned column in this table. An RSU is a grant valued in terms of stock, but no actual shares of stock are issued at the time of the grant. The amount in this column reflects the aggregate number of RSUs held by each Director as of March 26, 2018.

Other Beneficial Owners

The table below provides information with respect to each person known by us as of March 26, 2018, to own beneficially more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Owned Beneficially	Percentage of Outstanding Shares
BlackRock, Inc.	41,971,291(1)	13.30%
55 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	29,048,422(2)	9.21%
100 Vanguard Blvd.
Malvern, PA 19355

Division of Investment, Department of the Treasury, State of New Jersey	19,010,000(3)	6.00%
50 West State Street, 9th Floor
Trenton, NJ 08625-0290

(1)

Based on information contained in a statement on Schedule 13G (Amendment No. 7) dated January 24, 2018, and filed February 8, 2018, BlackRock, Inc. has sole investment and dispositive power over 41,971,291 shares and sole voting power over 41,317,013 shares of our outstanding common stock.

(2)

Based on information contained in a statement on Schedule 13G (Amendment No. 9) dated December 31, 2017, and filed February 14, 2018, The Vanguard Group, Inc. has sole voting power over 348,241 shares, shared voting power over 52,700 shares, sole dispositive power over 28,671,583 shares, and shared dispositive power over 376,839 shares of our outstanding common stock.

(3)

Based on information contained in a statement on Schedule 13G (Amendment No. 1) dated December 31, 2017, and filed January 10, 2018, the Division of Investment, Department of the Treasury, State of New Jersey has sole investment and dispositive power over 19,010,000 shares of our outstanding common stock.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2017, with respect to compensation plans under which our equity securities are authorized for issuance. All such plans have been approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	2,994,206	$7.69	7,393,110

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SUSTAINABILITY AND CORPORATE RESPONSIBIILTY

We are committed to operating in a sustainable manner and being a responsible corporate citizen for the benefit of our customers, investors, employees, environment and the communities in which we live and work. Beyond ensuring that we are acting responsibly to serve these key stakeholders, operating AK Steel sustainably also provides us opportunities to grow our business; use less energy and natural resources; increase customer collaboration and loyalty; attract, retain and motivate employees; and differentiate us from our steel and non-steel competitors, among other benefits.

Commitment to Safety

At AK Steel, we are a leader in the steel industry in safety and safety always comes first. We are the safest major steel company in America and our occupational health and safety policies and programs are the cornerstone of our operating philosophy and are integrated into all of our daily operations and activities. We rigorously manage, control and focus on eliminating or minimizing potential exposure to the hazards associated with making and working with steel. Our low recordable injury rate, based on U.S. Occupational Safety and Health Administration (“OSHA”) criteria, reflects our effectiveness in protecting our employees.

In 2017, three of our facilities operated with zero OSHA recordable injuries for the entire year, and five of our facilities operated with zero OSHA recordable injuries during the fourth quarter. We also consistently lead the U.S. steel industry in safety, outperforming the steel industry average injury frequencies for each of the last ten years, and we have received numerous awards recognizing our safety performance. For example, in 2017 our Coshocton Works and Zanesville Works both received the “Special Award for Safety” from the Ohio Bureau of Workers’ Compensation, division of Safety and Hygiene (“Ohio BWC”), recognizing more than 500,000 hours and at least six months without an injury resulting in a day or more away from work. In 2017, Zanesville Works also received the Ohio BWC’s “100% Award,” recognizing zero injuries or illnesses resulting in a day or more away from work during the previous year. Two of our cokemaking facilities, Mountain State Carbon and our Middletown Works coke plant, received the Max Eward Safety Award for 2017 from the American Coke and Coal Chemicals Institute (“ACCCI”), recognizing them as two of only three of the ACCCI’s member company coke plants to have experienced zero recordable injuries for the year.

Our 2017 performance at our steelmaking facilities measured as the number of OSHA recordable injuries per 200,000 labor hours, was 0.34, which was more than four times better than the industry average. This 2017 performance was also an improvement over our 2016 OSHA recordable injury rate of 0.44 per 200,000 labor hours, which again led the domestic steel industry for that year. Our 2017 performance was similarly strong when measured in terms of Days Away, Restricted and Transfer (“DART”) cases. DART cases occur when an employee misses work or is reassigned or transferred from normal work duties due to a workplace injury. In 2017, our DART performance, measured as the number of DART injuries per 200,000 labor hours, was 0.21. Although our goal is always zero injuries to employees and contractors, this strong performance is another important example of AK Steel’s continuous improvement approach to all aspects of our business, as our 2017 DART level improved on our 2016 DART frequency of 0.34.

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Commitment to the Environment and Sustainable Operations

We are unwavering in our commitment to responsible environmental performance throughout our operations. In 2017, we experienced another year of outstanding environmental performance overall, as well as setting records at several of our individual facilities. The International Organization for Standardization (“ISO”) has certified all of our steelmaking plants with the ISO 14001 environmental management certification, and our environmental affairs professionals oversee environmental compliance throughout our organization. In 2017, three of our steelmaking plants transitioned to the new ISO14001 standard about one year earlier than the September 2018 deadline. All other steelmaking facilities will transition in 2018. We also invest heavily in updated pollution control equipment to help meet our environmental objectives. For example, in 2017, we spent $129.5 million to operate and maintain our environmental controls and invested $6.8 million in environmental projects. The following sections provide additional details on aspects of our environmental performance and operations during 2017.

Clean Air

Under the Clean Air Act, in 2017 we recorded our lowest total number of Title V air permit deviations in the last five years. We are particularly proud of the achievements that we have made to improve the air permit performance of Dearborn Works since our acquisition. In 2013, the last year that Dearborn Works was operated under its former ownership and not AK Steel, it experienced over 24,000 air permit deviations. In 2017, the third full year of AK Steel’s ownership, Dearborn Works experienced only ten deviations. Although we strive for zero deviations at all of our facilities, this performance represents over a 99.9% improvement for air permit performance at Dearborn Works since we acquired the plant.

Clean Water

Under the Clean Water Act, our steelmaking facilities recorded only two water discharge permit exceedances in 2017, which we believe was an all-time low for our company. Seven different facilities set or tied their previous records with zero water discharge exceedances for the year.

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Days Away, Restricted and Transfer (DART) Incidence Rate(2015 – 2017) Frequency of Injuries per 200,000 hours worked OSHA Recordable Incidence Rate (2015 – 2017) Frequency of Injuries per 200,000 hours worked

Certain production units in our operations are inherently water-intensive. However, we continuously seek opportunities to reduce water usage and increase water reuse and recycling at our steelmaking plants. For example, our Middletown Works, which is one of our most water-intensive operations, reuses approximately 92% of its water. This facility reuses approximately 52 billion gallons of water annually, which equates to roughly 100,000 gallons every minute.

During 2017, AK Steel had no significant spills across the company. During the year we did not experience any releases that required notification to the National Response Center.

Waste Management and Energy Efficiency – Reuse and Recycling

We strongly believe in reducing waste across our operations and by reusing, reducing or recycling energy and materials whenever possible. Steel is the most recycled material on the planet—more than aluminum, plastic, paper and glass combined each year—which provides a strong foundation for our sustainability efforts across the company. We are in the midst of implementing a Total Waste Management process for our steel operations, which will facilitate managing our operations’ waste in a more sustainable manner, including more opportunities to recycle waste in lieu of disposing of it.

We also seek to reuse and recycle energy whenever possible, reducing our net impact on the environment. For example, our Middletown Works plant routinely reuses both blast furnace and coke oven gas. These gases have approximately 50% and 10%, respectively, of the BTU content of natural gas. In 2017, the beneficial reuse of these fuels displaced the need to consume more than an additional 8.7 billion standard cubic feet of natural gas. We also assess potential favorable operational

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Water Recycling and Reuse Middletown Works Water Recycled & Reused Fresh Water Withdrawn Waste Recycling Steelmaking Plants Waste Recycled Waste Disposed

changes on an ongoing basis, such as a recent practice change at our Butler Works, where we altered the way we run our furnace used to produce high-efficiency electrical steel, in order to reduce natural gas consumption, nitrous oxide and greenhouse gas emissions.

We have also been recognized by third parties for our efforts. For example, we previously received the supplier award for environmental achievement from Honda North America, Inc. The award in the “Conservation of Natural Resources” category recognized AK Steel for a project at our Rockport Works facility that resulted in reduced water and energy consumption.

We are constantly looking for ways to increase energy efficiency while remaining competitive in the global steel marketplace. For example, through the American Iron and Steel Institute (“AISI”), we participate in the Department of Energy’s (“DOE”) Climate VISION agreement. This program assists domestic steelmakers in their continued efforts to lead the global steel sector in voluntary emissions reductions. We are also a member of the federal ENERGY STAR program, which identifies and promotes energy-efficient products to help reduce greenhouse gas emissions. ENERGY STAR is a joint program of the EPA and DOE, helping businesses and consumers save money and protect the environment through energy-efficient products and practices.

Addition of Environmental Component to 2018 Annual Incentive Plan

In order to emphasize the importance of environmental responsibility at AK Steel and continue to drive improved performance, in January 2018 our Board of Directors, at the recommendation of the Management Development and Compensation Committee, implemented an environmental performance component into our annual incentive plan for 2018. After assessing a variety of potential performance categories to incorporate, including an evaluation of areas most ripe for improvement, the Board chose to include air permit deviation events as an additional category for measuring performance under our annual incentive plan for 2018. An air permit deviation event occurs when an event at our operations results in noncompliance under the Title V air permits that govern our facilities.

Commitment to Climate Change Initiatives

We have recently elected to pursue a path of enhanced disclosure on greenhouse gas emissions from our steelmaking operations and to target emissions reductions consistent with the Paris Climate Agreement. During 2018, we will complete an inventory of our scope 1 greenhouse gas emissions (generally defined as direct emissions from owned or controlled sources) at our steelmaking plants and will adopt time-bound, quantitative targets for reducing scope 1 greenhouse gas emissions at those plants. Beginning in 2019, we intend to publicly disclose annually our scope 1 greenhouse gas emissions and targeted reductions, along with our efforts to reach them. Over time, we also plan to expand our efforts to scope 2 greenhouse gas emissions (generally defined as indirect emissions from purchased energy), as we develop our internal systems for tracking and targeting scope 1 reductions. Thus, by the end of 2021 we intend to complete an inventory of our scope 2 greenhouse gas emissions at our steelmaking plants and by the end of 2022 to publicly disclose that information annually. In addition, by the end of 2021 we intend to adopt time-bound, quantitative targets for reducing scope 2 greenhouse gas emissions at our steelmaking plants and disclose those scope 2 targets annually. To the extent we complete our scope 2 inventory and/or our scope 2 greenhouse gas emissions reduction targets before 2021, we would intend to disclose those items publicly at that time and thereafter on an annual basis. We also intend to annually assess science-based targets for reducing greenhouse gas emissions and reasonably consider the adoption of such targets on an ongoing basis.

As with other companies engaged in the production of steel, certain aspects of our production process are carbon-intensive and current technology does not afford us the ability at this time to dramatically lower our direct greenhouse gas emissions without significantly reducing the scope of our operations. However, we and other steel producers in the United States are actively participating in

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research and development to create and improve technology, processes and approaches that reduce emissions during the steelmaking processes, but these developments are likely to occur over the longer term.

In addition, we will continue to educate governments, the automotive industry—our core market—and other key stakeholders that steel is the most sustainable metal to reduce greenhouse gas emissions through the life cycle of a vehicle. The production phase of steelmaking is less carbon-intensive than the processes for producing certain other competing materials, such as aluminum. Thus, while the corporate average fuel economy, or “CAFE”, standards, have motivated some automotive manufacturers to use aluminum in certain vehicles to help achieve lightweighting goals, new leading-edge products like our advanced steel products for lightweighting provide solutions for those willing to look beyond vehicle tailpipe emissions alone.

Strategic Growth Opportunities Related to Climate Change

Beyond being a sound business strategy, our efforts to create new innovative steels and improve existing steel products enables us to contribute to carbon reduction efforts and the achievement of sustainability goals for our customers down the product supply chain. Innovative products in each of our carbon, stainless, electrical and tubular steel families, as well as our advanced automotive stamping solutions, further the sustainability goals of many of our customers. In the automotive market our customers are benefiting from our carbon advanced high strength steels and stamping solutions for lightweighting to meet their heightened fuel economy targets under the CAFE standards. We are also providing customers with stainless steel and tubular solutions that allow for greater heat resistance in vehicle exhaust systems, enabling exhaust systems to handle the higher engine exhaust temperatures needed for increased fuel economy. In addition, we continue to develop higher-efficiency, non-oriented electrical steel products for use in future hybrid and electric vehicles and grain-oriented electrical steel (“GOES”) products for their required infrastructure, a market that we anticipate will grow over time. Our steels also contribute to sustainability goals beyond the automotive market. For instance, our GOES products are among the highest-efficiency electrical steels in the world. These GOES products provide low core loss and high permeability to move electricity across electrical grids in the U.S. and around the world more efficiently through better-performing electrical transformers.

Commitment to our Communities

We believe that part of being a responsible corporate citizen is improving the communities where our employees live and work. This commitment spans a wide variety of activities and engagement, both in terms of our employees’ volunteerism and monetary donations on behalf of our company and by our employees, aimed at strengthening our neighborhoods and communities.

Through the AK Steel Foundation, we are able to make a positive impact on the communities where our employees work and live. In addition to providing direct support to nonprofits, the AK Steel Foundation supports the United Way in all of our plant communities. Over the years, the AK Steel Foundation has donated millions of dollars to the United Way – helping the organization fund childhood education programs, improve the health and independence of people in the community and help families in need achieve financial stability. In 2017, the AK Steel Foundation provided approximately $1.5 million to a wide variety of worthy causes in our communities. Among many notable initiatives is the Sons and Daughters Scholarship Program, in which the AK Steel Foundation awards competitive college scholarships to twenty children of company employees each year. The AK Steel Foundation also annually awards the Louie F. Cox Scholarship, which benefits African-American students who live or will graduate from schools in areas close to our corporate headquarters. It also sponsors the Steel Magnolia Awards, which honor women of all ages who face personal adversity and have shown exceptional strength, courage, compassion and leadership through their work in support of their

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communities. In addition, the AK Steel Foundation Matching Gift Program enables every employee and Director to increase the value of their charitable contributions each year by matching employee contributions to 501(c)(3) organizations up to $5,000 in the aggregate per employee or Director. Numerous organizations benefit from the program, including universities, arts organizations and agencies providing health and human services, among others.

Beyond the AK Steel Foundation, we and our employees are making a positive social impact. Launched in 2016, the AK CARES Program was created to encourage employees to give back to their community through a variety of volunteer efforts. Through the program, employees donate countless volunteer hours to local charitable efforts to demonstrate that AK CARES about our neighbors and our region. Employees share their time and talent at food banks, schools, health and human service organizations and many other agencies supporting needs in their local community.

Please also refer to the “Sustainability” section of our website at www.aksteel.com, which includes our annual Sustainability Report (neither that report nor any other information on our website shall be deemed to be incorporated into this Proxy Statement).

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

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		Page No.
	What actions did the Committee take in 2017 regarding the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?	62
	Summary of Key Takeaways	62
	Discussion	62
	What pension, post-termination and other benefits are provided to Executive Officers?	71
	Summary of Key Takeaways	71
	Discussion	71
	What is our Policy with Respect to Deductibility of Executive Compensation?	77
	Summary of Key Takeaways	77
	Discussion	77
III.	Shareholder outreach program and consideration of stockholder “say-on-pay” voting results	78

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Key Takeaways of our 2017 Executive Compensation Program

●	A close relationship between pay and performance is the bedrock principle of our executive compensation program and the results demonstrate this principle.

●

During 2017, our second year under the new leadership team at AK Steel, we achieved our second best financial results since 2008, delivering $6.2 million of net income, $94.6 million of adjusted net income, and $416.4 million of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization).

●

Under our Annual Management Incentive Plan (“Annual Plan”), we exceeded the target goal for financial performance, and met our target goals for safety performance and quality performance. As a result, the Named Executive Officers (“NEOs”) earned awards under the Annual Plan at 67% of the maximum (134% of target) for 2017.

●

Under the Long-Term Performance Plan (“Long-Term Plan”), our three year (2015–2017) cumulative adjusted EBITDA fell short of the target goal, but exceeded the threshold goal. As a result, the NEOs earned awards under the Long-Term Plan at 44% of the maximum (87% of target) for 2017.

●

Under our Stock Incentive Plan (“Stock Plan”), no performance share awards were earned by the NEOs. Despite a rise in our stock price of 153% since our leadership change at the beginning of 2016, our stock price performance during the relevant three-year period (2015–2017) did not meet the pre-established threshold level of absolute or relative stock price performance required for a payout under the Stock Plan.

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AK Steel Stock Price Since Jan. 2016 Leadership Transition

I.	Executive Summary of Pay-for-Performance Components and other Key Elements of the Executive Compensation Program

Key Executive Compensation Program Elements

The key elements of our executive compensation program for our Executive Officers are:

•	base salary;

•	annual performance-based cash awards;

•	long-term performance-based cash awards;

•	awards of stock options, restricted stock and performance shares; and

•	certain employee benefits and post-employment benefits, in addition to limited perquisites.

Key Policies and Practices that Link Executive Compensation to Performance

We also have adopted a variety of policies and practices aimed at ensuring continued alignment of Management’s interests with those of our stockholders. Key examples of such policies and practices include the following:

•	annual say-on-pay stockholder vote;

•	stockholder outreach program;

•	engagement by the Management Development and Compensation Committee (the “Committee”) of its own independent compensation consultant;

•	use of peer group and other comparative market data provided by an independent compensation consultant in determining executive target compensation levels; and

•	annual focus list of items for the CEO and annual evaluation of the CEO’s individual and our company performance, which is factored into the annual determination of the CEO’s compensation opportunity.

The Committee periodically engages in a comprehensive “deep dive” review of our executive compensation program with the assistance of its independent executive compensation consultant, in addition to its regular annual review of the effectiveness and competitiveness of the program. In 2017, the Committee conducted its deep dive review of the executive compensation program over the course of multiple meetings. The various actions undertaken by the Committee (and ratified or approved by the Board, as applicable) that resulted from the 2017 deep dive are effective for the 2018 executive compensation program, not the 2017 executive compensation program that is the subject of this CD&A. Nonetheless, we believe that is important to provide the following summary of some of the Committee’s more notable actions taken as a result of the 2017 deep dive as they will impact the executive compensation program in 2018 and thereafter:

•

Locking the Executive Retirement Income Plan (“ERIP”) and replacing it with a more modest supplemental retirement plan – The Committee locked the ERIP to new entrants and replaced it with a new, enhanced defined contribution plan under which a participant begins to vest after three years of service as an Executive Officer, pursuant to which we may make a contribution equal to up to 10% of the participant’s base salary and annual incentive compensation.

•

Introducing a significant stock component into the long-term incentive plan – In order to further align Management and stockholder interests, the Committee determined that the long-term incentive compensation awards for Executive Officers under the Omnibus Management Incentive Plan (“OMIP”) (which was approved by our stockholders at last year’s Annual Meeting and consolidates

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and replaces the Long-Term Plan and the Annual Plan for years beginning in 2018), will be 70% in cash and 30% denominated in AK Steel stock, as opposed to being all in cash as had been the case with our prior awards under the Long-Term Plan.

•

Increasing Executive stock ownership – The Committee increased the Chief Financial Officer’s target stock ownership level under our Stock Retention Guidelines from one times his annual base salary to one-and-one-half times his annual base salary.

•

Basing performance share awards on relative performance – The Committee eliminated the absolute stock price compounded annual growth rate metric for performance shares and, beginning in 2018, the award will be earned solely based on relative total shareholder return to increase the emphasis on relative performance.

In addition, though not directly as a result of the deep dive review, for the 2018 compensation program the Committee added a sustainability component performance goals for annual, performance-based cash awards, based upon environmental performance, in order to reinforce the company’s and the Board’s focus on the importance of sustainability to our employees

In prior years, the Committee’s periodic deep dive reviews have resulted in the adoption of a variety of policies and practices to improve our compensation program, including the following:

•	A policy against re-pricing or replacing underwater options.

•	An executive compensation clawback policy that applies to all performance-based compensation.

•	Stockholder approval of certain severance agreements with senior executives.

•	Executive Officer stock retention guidelines.

•	A policy prohibiting employees, including Executive Officers, from engaging in insider trading or hedging transactions, holding our securities in margin accounts and the pledging of our securities.

•

Locking our Executive Minimum and Supplemental Retirement Plan (“SERP”) in 2014 so as to limit participation in the SERP to then-existing participants and replacing it for Executive Officers elected thereafter with the ERIP, an executive retirement plan providing a reduced level of benefits (which, as discussed above, will itself be replaced in 2018 with an even more modest supplemental retirement plan).

•	Eliminating all tax gross-ups or “single triggers” in the change-of-control agreements with our Executive Officers and eliminating all “single triggers” for any awards under our Stock Plan.

Contextual Information for 2017 Executive Compensation

Executive Management Succession

The year 2017 was the second year in which our new Executive Management team led the company after a multi-year succession planning process that resulted in Mr. Roger K. Newport assuming the role of CEO, Mr. Kirk W. Reich being promoted to President and Chief Operating Officer (“COO”), and Mr. Jaime Vasquez being named our Vice President, Finance and Chief Financial Officer (“CFO”). After an initial year in which we made significant progress as a company on a number of financial, operational and business fronts, we continued in 2017 to take strategic actions to position AK Steel to create long-term stockholder value.

For purposes of this CD&A, the term “NEOs” refers to the following in reference to 2017 (with their titles as of December 31, 2017):

Roger K. Newport — Chief Executive Officer

Kirk W. Reich — President and Chief Operating Officer

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Jaime Vasquez — Vice President, Finance and Chief Financial Officer

Joseph C. Alter — Vice President, General Counsel and Corporate Secretary

Scott M. Lauschke — Vice President, Sales and Customer Service

2016 Business Performance and Impact on 2017 Compensation Considerations

The executive compensation data included in this Proxy Statement is for the 2017 fiscal year. The decisions by the Committee that laid the foundation for 2017 executive compensation occurred in January 2017—over 16 months prior to the upcoming 2018 Annual Meeting—and were therefore based in large part on our 2016 performance. Thus, in order to understand the Committee’s January 2017 compensation decisions, we believe a brief overview of our 2016 performance and relevant market conditions during that time period is helpful for context.

Following an extremely challenging 2015 marked by a surge in unfairly traded steel imports, in 2016 we implemented a strategy to improve our product mix, strengthen our balance sheet and operate more efficiently and effectively to improve our profitability. We began a process to deemphasize commodity products and enhanced our operational footprint to maximize asset utilization. To reinforce our focus on value-added products, we continued our investments in research and innovation, including completing our new Research and Innovation Center and increasing the number of research engineers and scientists by approximately 30% over the recent period. Our focus on margin-enhancing activities, including better product mix management, process improvements and a relentless focus on costs, significantly enhanced our margins. Consequently, our results in 2016 improved dramatically from 2015.

We completed 2016 with a net loss of $7.8 million, but $129.8 million of adjusted net income (as defined in Non-GAAP Financial Measures section, which is attached as Annex A to the Proxy Statement and which includes reconciliations for all non-GAAP financial measures referenced in this Proxy Statement), both of which were substantial improvements over our 2015 net loss of $509.0 million. Our adjusted EBITDA (as defined in Non-GAAP Financial Measures) rose to $501.9 million in 2016 from $393.4 million in 2015. We undertook various strategic actions to implement these strategies, including temporarily idling our Ashland Works blast furnace and steelmaking operations at the end of 2015, enhancing asset and resource utilization to reduce operating costs and modifying production capacity and operations for higher margin steel grades.

We also made substantial progress in strengthening our balance sheet during 2016. We nearly doubled our total liquidity to $1,354 million at December 31, 2016 from $700 million a year earlier, refinanced $380 million of debt to extend the maturity date and reduce the coupon rate, and raised over $600 million in net proceeds from two equity offerings that we used principally to reduce debt.

The strategic actions that we implemented during the course of 2016 resulted in financial performance that exceeded our own expectations at the beginning of that year and positioned the company well for the future. However, following the 2016 U.S. presidential election, investors’ expectations for the performance of AK Steel and the domestic steel industry were extremely high. Our stock price surged 73% from the day before the 2016 U.S. presidential election to the end of 2016, which caused our stock price to open 2017 at a very high level as a result of this momentum.

2017 Business Performance and Impact on 2017 Compensation Considerations

We performed relatively well in 2017 and overcame a number of challenges, including a softening of our core automotive market, rising costs for raw materials and steelmaking supplies like graphite electrodes, and major planned maintenance outages. Throughout the year we continued to seek ways to enhance our margins. Product innovation has been a key tenet of our long-term strategy to differentiate us from our competitors, and we expanded our growth platform by launching our new NEXMETTM family of coated carbon advanced high strength steel products at our new, state-of-the-art

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continuous galvanizing line at our Dearborn Works. We enhanced our core steelmaking business by completing major investments at our Middletown Works and Mansfield Works. Because we produce technically challenging steels for customers who demand the highest quality products on a just-in-time basis, the stability and dependability of our operations is paramount to our business model. To give us additional flexibility to invest in strategic initiatives, we continued to improve our capital structure in 2017 by extending maturities and reducing interest rates and costs of our debt obligations and de-risking our balance sheet. This included refinancing debt at lower rates, eliminating certain financing obligations and extending and spreading out debt maturities. Finally, in 2017 we began to execute our strategy of diversifying into downstream applications by acquiring Precision Partners Holding Corporation (“Precision Partners”). Precision Partners provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market.

As illustrated below, our adjusted net income and adjusted EBITDA in 2017 declined from 2016 but compare favorably to prior years’ results. Our 2017 adjusted net income of $94.6 million compared to 2016 adjusted net income of $129.8 million. We generated 2017 adjusted EBITDA of $416.4 after producing adjusted EBITDA of $501.9 in 2016. As illustrated below, our adjusted net income and EBITDA in 2017 declined from 2016 but both improved over prior years’ results, particularly when taking into account factors such as our major planned maintenance outages in 2017 at our Middletown Works and Mansfield Works plants, which included significant, once-in-a-decade type projects to position our operations for the future.

Unfortunately, however, despite the fact that we were generally pleased with the company’s performance during 2017, we did not meet the aspirations for domestic steel producers under the new presidential administration that caused our stock to surge in late 2016. As a result, we ended 2017 with a lower stock price than we began with, though notably our closing price at the end of 2017 was still 153% higher than the opening price in early January 2016 when our new Executive team assumed the leadership of the company.

Net Impact: Performance-Based Compensation Earned Reflected Our Relatively Favorable Business and Operational Performance in 2017

As noted above, the focus of our executive compensation program is to ensure a close relationship between pay and performance. In 2017, despite a number of challenges we delivered favorable performance in a number of areas on which our compensation program is intended to incent our employees. In 2017, we beat our target performance under the safety and quality components of our Annual Plan and surpassed our target goal for financial performance, achieving net income of $113.8 million (excluding special, unusual and extraordinary items approved by the Committee, as discussed further below). In addition, we generated three-year cumulative EBITDA of $1.298 billion

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Annual Adjusted EBITDA (2013 – 2017) ($ Millions) Annual Adjusted Net Income (Loss) (2013 – 2017) ($ Millions)

(excluding special, unusual and extraordinary items approved by the Committee, as discussed further below) from 2015 through 2017, an amount between the threshold and target levels under the Long-Term Plan. No performance shares were awarded under the Stock Plan, as the Growth Rate and Total Stockholder Return (as such terms are defined in the detailed discussion of the Stock Plan below on page 50) for our stock price over the three-year performance period did not meet the threshold levels.

In sum, for 2017 and the three-year performance periods ending in 2017:

•	Annual Plan payments were earned at 67% of maximum (134% of target);

•	Long-Term Plan payments were earned at 44% of maximum (87% of target);

•	there were no performance share awards earned under the Stock Plan; and,

•

there were three quarterly performance-based variable contributions under our thrift plans and a performance-based contribution under our health savings plan (these contributions were made on behalf of eligible participants in each plan).

Of the CEO’s potential total compensation in 2017, approximately 75% was tied directly to performance-based metrics and had to be earned. For all the NEOs (including the CEO), the performance-based compensation amounted to approximately 73% of their potential total compensation and likewise had to be earned. (See charts below at page 48). The Committee is relentlessly focused on ensuring that the executive compensation program aligns executive pay with our performance. Prior to 2016, the first time in many years in which performance-based awards were earned, our company’s subpar financial performance resulted in many years of adverse financial consequences to the NEOs, as they failed to earn the vast majority of their performance-based compensation . Even with the improved performance in 2017, the NEOs only earned a portion of their total potential performance-based compensation as a result of achieving some, but not all, of the financial and other performance goals set by the Committee.

2017 CEO / NEO Compensation – Overview of Links to Performance

Graphical Illustration of 2017 Performance-Linked Compensation

The link between executive compensation and our performance is demonstrable from the relevant data. Set forth below are four charts that illustrate the link between (a) the compensation of our NEOs for 2017 and (b) our performance during 2017 and the three-year performance periods ending in 2017. For purposes of the below charts, performance-based compensation includes the following categories of compensation: (i) incentive payments under the Annual Plan for 2017; (ii) incentive payments under the Long-Term Plan for the three-year performance period ending in 2017; (iii) the grant date value of stock issued pursuant to performance share awards for the three-year performance period ending in 2017; and (iv) the grant date fair value of stock option awards made in 2017. Non-performance based compensation for purposes of the below charts includes the following categories of compensation: (1) salary paid in 2017; (2) the grant date value of restricted stock awards made in 2017; and (3) the value of all other compensation paid in 2017.1

[1]

The only item referenced in the Summary Compensation Table not included in the referenced charts is the Change in Pension Value for each NEO. That value is excluded because it is not a component of compensation awarded annually by the Committee to the NEOs. Rather, it is a mathematical calculation of the actuarial change in value of the NEO’s pension that is attributable to factors such as a change in the discount rate used to present value the pension benefits or a change in the interest component of the value as a result of the NEO’s change in age relative to the NEO’s assumed retirement date, among other things. For each year reported, the value is simply an actuarial calculation. In none of those years did any NEO realize any cash benefit (or detriment) attributable to the reported change in value.

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Chart Nos. 1 and 2 below demonstrate that 75% of the CEO’s total potential compensation for 2017 (and slightly less than that for all NEOs, including the CEO) was directly linked to our performance.

Composition of Total Potential Compensation for 2017

Chart No. 1	Chart No. 2

Chart Nos. 3 and 4 below demonstrate the amount of performance-based compensation actually received by the CEO and for all the NEOs (including the CEO) compared to total performance-based compensation for which they were eligible in 2017.

Performance-based Compensation Actually Received for 2017

vs. Total Potential Compensation for 2017

Chart No. 3	Chart No. 4

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CEO Total Potential Compensation for 2017 Non-Performance-based vs. Performance-based Total Non-Performance-based Total Performance-based All NEOs Total Potential Compensation for 2017 Non-Performance-based vs. Performance-based Total Non-Performance-based Total Performance-based CEO Performance-based Compensation for 2017 Received vs. Total Potential Received Not Earned All NEOs Performance-based Compensation for 2017 Received vs. Total Potential Received Not Earned

The two tables below provide the actual compensation values, and the sources for those values, used in the above charts.

Data Used for Chart Nos. 1 and 2 and “Potential” Portion of Chart Nos. 3 and 4

	Base Pay[1]	Bonus[1]	Restricted Stock[2]	Other Comp[1]	Total Non- Performance- based	Maximum Annual Incentive Plan[2]	Maximum Long- Term Plan[2]	Stock Options[2]	Maximum Perfor- mance Shares[3]	Total Perfor- mance- based	Total Potential
Newport	$950,000	$—	$983,868	$65,212	$1,999,080	$2,375,000	$2,375,000	$950,139	$182,619	$5,882,758	$7,881,838
Reich	750,000	—	357,948	47,873	1,155,821	1,500,000	1,500,000	345,157	146,003	3,491,160	4,646,981
Vasquez	450,000	—	224,940	37,429	712,369	675,000	675,000	217,159	54,230	1,621,389	2,333,758
Alter	375,000	—	99,756	32,330	557,086	525,000	525,000	96,819	89,919	1,236,738	1,793,824
Lauschke	325,000	—	70,416	41,498	436,914	422,500	422,500	67,828	—	912,828	1,349,742

Data Used for “Received” Portion of Chart Nos. 3 and 4

	Actual Annual Incentive Plan[1]	Actual Long-Term Plan[1]	Stock Options[1]	Actual Performance Shares[4]	Actual Total Performance- based
Newport	$1,591,879	$663,252	$950,139	$—	$3,205,270
Reich	1,005,398	490,894	345,157	—	1,841,449
Vasquez	452,429	294,536	217,159	—	964,124
Alter	351,889	212,721	96,819	—	661,429
Lauschke	283,187	184,358	67,828	—	535,373

(1)	From Summary Compensation Table for 2017 at page 81.

(2)	From Grants of Plan-Based Awards Table at page 84.

(3)	The value of the performance shares is included in footnote 2 to Summary Compensation Table, performance share grants awarded in January 2015.

(4)	Amounts reflect value of performance shares earned under the Stock Plan for the 2015 – 2017 performance period.

Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation

The application of the key pay-for-performance components of our executive compensation program on the 2017 compensation of our NEOs illustrates the strong link between executive compensation and our performance. Those components and their application to the NEOs under the 2017 executive compensation program are summarized below.

•	Annual Plan

Overview:    In 2017, we provided annual cash performance awards to our employees, including our NEOs, pursuant to our Annual Plan. Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for three different performance factors: safety, quality and net income (excluding, in accordance with the Annual Plan, special, unusual and extraordinary items, as discussed further below). At the maximum level, the allocation of these components of an incentive award is 12.5% for safety, 12.5% for quality and 75% for financial performance. At the target level, the allocation is 25% for safety, 25% for quality and 50% for financial performance. The heavy weighting toward the financial performance component reflects the Committee’s objective of strengthening the commonality of interests between Management and our stockholders, while still recognizing that safety and quality are core values of the company that are vital to our success. The Committee assigns an annual threshold goal and target goal for each of these performance factors in the first quarter of the year. The Committee also assigns a maximum annual goal for the financial performance component. No award is paid on any performance factor unless we at least meet the threshold goal for that factor. For 2018 and thereafter, annual cash performance awards will be made pursuant to the OMIP.

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As applied in 2017:    For 2017, the NEOs earned 67% of the maximum available award (134% of target) under the Annual Plan, based on our achievements in safety, quality and financial performance. With respect to safety, we met our target goal under the Annual Plan for Days Away, Restricted and Transfer (“DART”) cases, as we continued to lead the domestic steel industry in safety performance. We also had an excellent year in quality and met the target objective for all four of our quality metrics: rejects, retreats, process loss and customer claims. We exceeded our target goal for the financial component under the Annual Plan, as we generated net income of $113.8 million (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, which are discussed below). Under the terms of the Annual Plan, each participant is assigned a target bonus percentage which is applied against the award earned under the plan for the relevant performance period. In 2017, the target bonus percentages of the NEOs ranged from 65% to 125% of base salary. The dollar value of the award earned by each NEO under the Annual Plan for 2017 is set forth in the notes to the Summary Compensation Table at page 81.

•	Long-Term Plan

Overview:    In 2017, we provided selected employees, including the NEOs, the opportunity to earn cash performance awards under our Long-Term Plan. Under the Long-Term Plan, a participant can earn a performance award based upon our aggregate three-year performance against a performance goal. The Committee establishes threshold, target and maximum performance goals for each three-year performance period. The Committee uses cumulative EBITDA (excluding special, extraordinary and unusual items, which are discussed below) as the performance metric for the Long-Term Plan. For 2018 and thereafter, annual cash performance awards will be made pursuant to the OMIP.

As applied in 2017:    For 2017, the NEOs earned 44% of the maximum available award (87% of target) under the Long-Term Plan. Awards under the Long-Term Plan reflected in the 2017 compensation of the NEOs are based on the performance period that began January 1, 2015 and ended December 31, 2017. During this timeframe, we generated EBITDA that was 15% higher than the cumulative EBITDA for the prior three-year period. Thus, our cumulative EBITDA of $1.298 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items, which are discussed below) for the three-year period ending December 31, 2017 was above the threshold level but below the target level established by the Committee in January 2015. Under the terms of the Long-Term Plan, each participant is assigned a target bonus percentage which is applied against the award earned under the plan for the relevant performance period. In 2017, the target bonus percentages of the NEOs ranged from 65% to 80% of base salary. The long-term award to each NEO reflected in the 2015 – 2017 Long-Term Plan performance period is set forth in the notes to the Summary Compensation Table at page 82.

•	Performance Shares under the Stock Plan

Overview:    In order to align the interests of senior Management with our stockholders by linking executive compensation to our performance and to appreciation in the market price of our common stock, we make equity grants to our Executive Officers and other key employees under the Stock Plan. The Committee believes that the form of equity grant under our Stock Plan that most directly serves that purpose is the grant of performance shares. One third of the total annual equity grant value to each NEO is comprised of performance shares, with the remaining two-thirds of the annual equity grant value divided equally between restricted stock and stock options. Each grant of performance shares is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award is based upon our stock price performance over a three-year performance

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period relative to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals were established for 2017 using the following performance metrics in equal weight: (a) our total stockholder return (“Total Stockholder Return”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index; and (b) the compounded annual growth rate (the “Growth Rate”) of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days during the month of December of the year prior to the performance period.

As applied in 2017:    For 2017, the NEOs did not earn any performance shares under the Stock Plan. Disappointingly, our stock price lagged the return of the Standard & Poor’s 400 Midcap Index and did not meet the threshold target Growth Rate. A prominent goal of our compensation program is to provide financial consequences for NEOs and other members of Management when we do not meet our goals. The lack of any performance share awards to NEOs or other members of Management as a result of subpar stock price performance serves as an example of this principle for 2017.

Overview of Other Key Compensation Components and Application to 2017 Executive Compensation

While the three programs described above represent the most direct links between pay and performance, there are other significant links included in our executive compensation program. Other key components of our compensation program that link pay to performance are summarized below.

•

Restricted Stock Grants.    An important component of the equity portion of our executive compensation program is the grant of restricted stock to key members of Management, including the NEOs. Though not as direct a link as performance share awards, restricted stock grants also link executive compensation to our performance. One third of the total annual equity grant value to each NEO is comprised of restricted stock, with the remaining two-thirds of the annual equity grant value divided equally between performance shares and stock options. The restrictions typically will lapse in three equal installments on the first, second and third anniversaries of the date of the award. With limited exceptions, these restricted stock awards will have a value to the grantee only if the grantee remains in our employment for the period required for the stock to vest, and the actual value of the award ultimately will depend on the performance of our stock during that period leading up to vesting. The grant date fair value of all restricted stock awards to the NEOs in 2017 is set forth in the Summary Compensation Table for 2017 at page 81.

•

Stock Option Grants.    Another component of the equity portion of executive compensation is the grant of stock options under the Stock Plan. One third of the total annual equity grant value to each NEO is comprised of stock options, with the remaining two-thirds of the annual equity grant value divided equally between performance shares and restricted stock. All options granted in 2017 will vest in three equal installments on the first, second and third anniversaries of the grant date and have a 10-year term. These stock options will have a value for a grantee only if the market price of our stock increases above the exercise price (i.e., the market price on the date the option was granted), subject to continued service through the applicable vesting date (subject to limited exceptions, e.g., death, disability or retirement). The Committee therefore considers this portion of executive compensation as a performance-based component in the overall mix of compensation. The aggregate grant date fair value of all stock option awards to the NEOs in 2017 is set forth in the Summary Compensation Table at page 81.

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•

Thrift Plan Matches.    Our thrift plan (the “Thrift Plan”) is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. We also maintain a supplemental thrift plan (the “Supplemental Thrift Plan”) that is a non-qualified retirement plan. Participation in these plans includes the NEOs, but is not limited to them. Under these plans, we match employee contributions up to a total of 5% of base salary (collectively, for both plans). Beginning in 2016, we modified the Thrift Plan such that employee contributions of up to 5% of base salary (the “Basic Contribution”) may be supplemented by us on a quarterly basis if we exceed certain net income levels for that quarter. The maximum supplemental contribution for any quarter is 50% of the Basic Contribution, based on our achievement of at least $25 million of net income (with lesser levels of net income resulting in reduced supplemental contributions). Thus, this is another component of our compensation program–available to all salaried employees, including Executive Officers–that is directly linked to our performance. In 2017, we made performance-based supplemental contributions to the participants in these plans based on net income performance in the first, second and third quarters of the year. The amounts of these supplemental contributions to the NEOs are set forth in notes to the Summary Compensation Table at page 83.

•

Health Savings Account Matches.    In order to help manage our healthcare costs and encourage employees to utilize their healthcare benefits in the most efficient manner for themselves and the company, we offer a health savings plan to all of our salaried employees, including our Executive Officers. Our health savings plan includes a health savings account. In addition to an annual fixed contribution that we make, participants are eligible to earn a variable contribution based on AK Steel’s financial performance, measured by net income (calculated similarly to the Annual Plan). Thus, in addition to helping AK Steel better control its healthcare spending, the variable contribution aligns participating employees’ compensation with AK Steel’s financial performance. The total amount of fixed and variable contributions to the NEOs are set forth in the notes to the Summary Compensation Table at page 83.

Summary of Actual Payment of Pay-for-Performance Components of Executive Compensation

Set forth below is a table that summarizes the actual payouts under the Annual Plan, the Long-Term Plan and the Stock Plan (performance share awards) by year from 2013 through 2017 as a percentage of the maximum potential award for each year and the three-year performance period ending that year, in addition to the annual average from 2013 through 2017.

Year	Annual Plan	Long-Term Plan	Performance Shares
2013	10%	0%	0%
2014	10%	0%	0%
2015	25%	0%	0%
2016	99%	38%	80%
2017	67%	44%	0%
Five-Year Average	42%	16%	16%

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II.	Full Discussion and Analysis of Executive Compensation Program

Set forth below is a more detailed description of the total program, organized in a question-and-answer format, with a brief summary of key takeaways at the outset of each question-and-answer section.

Who has the direct responsibility for determining executive compensation?

Key Takeaways: The Committee has the direct responsibility for determining the compensation of all of our Executive Officers, including the NEOs, and for establishing, and periodically reviewing, our executive compensation philosophy and policies. The Committee also is responsible for overseeing our policies and programs with respect to succession planning and the development of senior Management personnel. The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), and each Committee member is an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code.

Discussion: The Committee has the direct responsibility for determining the compensation of our Executive Officers. When the Committee deems it appropriate, it may, in its discretion, seek ratification of its determinations by the Board. The Committee also is responsible for establishing, and periodically reviewing, our executive compensation philosophy and policies and, as appropriate, will recommend changes to the Board.

Committee Membership

The Committee is comprised entirely of Directors who have been determined by the Board of Directors to meet the independence standards of the SEC and the NYSE. Each member of the Committee currently is also an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code. There currently are six members of the Committee. They are Ralph S. Michael, III (Chair), Dennis C. Cuneo, Sheri H. Edison, Gregory B. Kenny, James A. Thomson (who also serves as Non-Executive Chairman of the Board) and Arlene M. Yocum.

Committee Charter and Responsibilities

The general function of the Committee is to oversee our policies and program with respect to executive compensation, succession planning and the development of senior Management personnel. The Committee operates under a written charter reviewed and approved by our full Board of Directors. The Committee’s Charter describes its specific responsibilities and is available at www.aksteel.com.

Committee Support and Use of Executive Compensation Consultant

In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. We are required to, and do, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, compensation consultant and other advisors. The Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and all such advisors are ultimately accountable to the Committee.

The Committee typically engages an independent executive compensation consultant who reports directly to the Committee to assist it in determining executive compensation in any given year, as well as in designing the executive compensation program. In connection with the 2017 executive compensation program, the Committee retained Frederic W. Cook & Co. (“FW Cook”) as its independent consultant for executive compensation matters. As appropriate, the Committee’s

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consultant also works with Management on behalf of the Committee, in particular with Stephanie S. Bisselberg, our Vice President, Human Resources, to develop internal compensation data and to implement compensation policies, plans and programs. The consultant, at the Committee’s request, also works with the CEO to assist him in developing his recommendations to the Committee for non-CEO Executive Officer compensation packages. The consultant provides analytical assistance and data to the Committee with respect to the design, implementation and evaluation of our compensation program for Executive Officers. This includes providing assistance to the Committee in identifying similarly-situated companies to be included in a peer group to be used to develop competitive data. That data is used as one reference point of many in the annual determination of base salary and cash- and equity-based incentives. The consultant also periodically compiles relevant survey data to supplement the peer group data. The consultant further assists the Committee in developing, evaluating and administering incentive plans, agreements addressing post-termination benefits, and other ongoing compensation-related arrangements or benefits. On request, the consultant also provides services to the Board and the Nominating and Governance Committee with respect to Director compensation matters. Except as described above, the consultant does not provide any other services to us.

The Committee annually assesses the performance and independence of its compensation consultant. At its regularly scheduled meeting in March 2017, the Committee considered various factors related to FW Cook’s independence in connection with its engagement of FW Cook, including, without limitation, the following: (1) the amount of fees received by FW Cook from us is less than 1% of FW Cook’s total revenue; (2) FW Cook has adopted policies and procedures which appear to be reasonably and effectively designed to prevent conflicts of interest; (3) neither FW Cook nor any member of its consulting team serving us owns any of our stock or an equity derivative thereof; (4) FW Cook does not provide any services to us other than as described in this Proxy Statement in its capacity as an independent advisor with respect to Executive Officer and Director compensation; and (5) after reasonable and appropriate inquiry, we have not identified any business or personal relationships between FW Cook and any of our Executive Officers or any member of the Committee. After reviewing these and other factors, the Committee determined that FW Cook is independent and that its engagement does not present any conflicts of interest. FW Cook also separately determined, and affirmed in a written statement delivered to the Chair of the Committee, that it is independent and that its engagement does not present any conflicts of interest.

What is our compensation philosophy?

Key Takeaways: Our compensation philosophy, as determined by the Committee and approved by the Board, is that an executive compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success.

Discussion: The foundational principle of our compensation philosophy is that our executive compensation program should align and strengthen the connection between the interests of Management and the interests of our stockholders, while enabling us to attract, motivate and retain Executive Officers with the talent to execute our strategy and maximize stockholder value. Consistent with that objective, a significant portion of the overall compensation package for each of our Executive Officers includes components that link the executive’s compensation to our performance. The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and our long-term financial performance and growth.

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The Committee further believes that our compensation program should be designed to reward superior performance and to provide financial consequences for below-market performance. Consistent with that design objective, and the goal of attracting, motivating and retaining executives of high caliber and ability who will drive our success, the Committee attempts to establish a fair and reasonable target compensation level for each Executive Officer that reflects not only individual performance, but also is competitive relative to the Executive Officer’s internal and external individual peers. The percentage of total compensation that is performance-based generally will increase with the level of seniority and/or responsibility of the executive. There is no set formula or policy, however, with respect to the allocation between performance-based and non-performance-based compensation. Nor is there any set formula or policy with respect to the allocation between cash and non-cash compensation. In general, the Committee intends to set annual target total direct compensation levels at or near the market median for similarly-situated executive officers at comparable companies. However, individual Executive Officer positioning may be above or below the median depending on Executive Officer-specific factors, such as performance, tenure, criticality to the Company and other relevant items.

Does the Committee review the executive compensation program periodically to determine if it still effectively implements our compensation philosophy?

Key Takeaways: Yes. Each year the Committee routinely reviews the effectiveness and competitiveness of our executive compensation program with the assistance of its independent executive compensation consultant.

Discussion: During each year, the Committee periodically reviews the effectiveness and competitiveness of our executive compensation program with the help of FW Cook. The consultant provides data that enables the Committee to compare our program, as well as the specific compensation packages of each of our Executive Officers, to our peers and other relevant survey data. In addition, the Committee periodically engages in a more comprehensive “deep dive” review of the program. In 2017, the Committee conducted this comprehensive, deep dive review. With the assistance of FW Cook, the Committee reviewed the design of each of our incentive and retirement plans for our NEOs, other Executive Officers and other members of senior Management, evaluated them in the context of our peer group, market data and recent executive compensation trends as provided by FW Cook, and considered the views, perspectives and policies of our largest stockholders, proxy advisory firms and other significant third party stakeholders. The Committee’s 2017 deep dive review and the implementation of the changes to the compensation program emanating from that comprehensive review spanned multiple meetings of the Committee. The Committee (with the approval of or ratification from the Board, as applicable) made several significant changes to our Executive and senior Management compensation program as a result of the 2017 deep dive. The most notable of those changes, which are effective for 2018 compensation, are summarized below.

•

Locking the ERIP and replacing it with a more modest supplemental retirement plan – The Committee locked the ERIP to new participants and replaced it with a new, enhanced defined contribution plan under which a participant begins to vest after three years of service as an Executive Officer, pursuant to which we may make a contribution equal to up to 10% of the participant’s base salary and annual incentive compensation. The Committee determined that the new plan would drive stronger Executive retention and also better reflected current market practice.

•

Introducing a significant stock component into the long-term incentive plan – In order to further align Management and stockholder interests, the Committee changed the mix of long-term incentive compensation for Executive Officers under the OMIP, from being cash-only awards (as they had been under the Long-Term Plan) to being denominated 70% in cash and 30% denominated in AK Steel stock.

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•

Increasing Executive stock ownership – The Committee raised the Chief Financial Officer’s target stock ownership level under our Stock Retention Guidelines to one-and-one-half times his annual base salary. The CFO’s prior level was only one times his annual base salary.

•

Basing performance share awards on relative performance – The Committee eliminated the absolute stock price compounded annual growth rate metric for performance shares and, beginning in 2018, the award will be earned solely based on relative total shareholder return to increase the emphasis on relative performance. The Committee determined that evaluating our stock price performance on this basis was a more “apples to apples” comparison of how well we are driving stockholder value compared to companies facing similar industry conditions and against whom we compete for business, investors and employees, among other things. These changes became effective beginning with the performance share awards for the 2018–2020 performance period.

In addition, though not directly as a result of the deep dive review, for the 2018 compensation program the Committee added a sustainability component to the performance goals for annual, performance-based cash awards, based upon environmental performance. The Committee elected to include air permit deviation events as an additional category for measuring performance under our annual incentive plan for 2018 in order to drive continued progress on environmental matters and to reinforce the company’s and the Board’s focus on sustainability.

Do we reach out to stockholders to solicit their views on our executive compensation program?

Key Takeaways: Yes. Each year, we reach out to a significant number of our stockholders to solicit their direct input with respect to our corporate governance practices and executive compensation program and share the stockholders’ perspectives and feedback directly with the Committee.

Discussion: In addition to our regular, on-going stockholder engagement efforts, we now have two targeted outreach campaigns during the year. In early 2017, prior to the 2017 Annual Meeting, we reached out to more than 30 of our largest stockholders—collectively owning approximately 60% of then-outstanding common stock—to engage in dialogue with them regarding our corporate governance and executive compensation program. Ultimately, we had direct dialogue with multiple large stockholders, who collectively owned approximately 39 million shares, or about 13% of our then-outstanding common stock. A summary of the stockholders’ comments was provided to and discussed by the Committee. Our second targeted outreach campaign was specifically scheduled for later in 2017, during the “off-season” for public company annual meetings. As with the earlier outreach, we invited about 30 of our largest shareholders—collectively owning approximately 51% of our then-outstanding stock—to participate in a dialogue on corporate governance topics, including a discussion of AK Steel’s ESG (environmental, social and governance) program. A number of our largest stockholders, collectively owning approximately 46 million shares, or about 15% of our then-outstanding stock, ultimately participated in these “off-proxy season” discussions. Following that engagement campaign, in January 2018 we updated our Nominating and Governance Committee and the Board on these discussions and shared direct feedback and suggestions from our stockholders. In addition, in the past we have reached out to our largest stockholders and offered an opportunity for each of them to have a direct call with the then-Chair of the Management Development and Compensation Committee to discuss our executive compensation program. For additional information regarding the Board’s actions in response to stockholder feedback, please refer to Committee consideration of “say on pay” vote on page 78.

What changes did the Committee make to the executive compensation program in 2017?

Key Takeaways: In January 2017, the Committee determined to (i) slightly revise the metric on which the safety component of the Annual Plan is based in order to be responsive to guidance from OSHA, and (ii) added a process loss metric to the quality component of the Annual Plan. In January 2017, the Committee selected DART cases as the safety performance metric, as safety continues to be our highest priority. For the

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quality component of the Annual Plan, the Committee added process loss as a metric in order to drive employees’ focus on improving certain aspects of our operations that will result in better quality performance and lower costs.

Discussion: In 2017, the Committee modestly changed the metric on which the safety performance component under the Annual Plan is based. The Committee selected DART cases, which occur when an employee misses work or is reassigned or transferred from normal work duties due to a workplace injury. This change in safety metrics was made principally in response to guidance by OSHA that effectively discouraged the safety metrics that we and other companies used in prior years, based on the OSHA view that such metrics could dissuade employees from reporting injuries. For AK Steel, these prior metrics were (i) the number of OSHA-recordable cases and (ii) the number of “Total Injuries”, comprised of the combined number of OSHA-recordable cases and injuries that require first aid treatment. The Committee selected DART cases because there is no higher priority for us than the safety of our employees, it is a standard metric used in manufacturing operations to evaluate safety performance and we believe that it addresses OSHA’s concerns.

For the quality component of the Annual Plan, the Committee regularly evaluates potential areas for increasing the efficiency and reducing the costs associated with producing our high-quality steel products. In January 2017, the Committee added process loss as a metric under the quality component because it was determined to be an area in which potentially millions of dollars of improvement could be made, representing an opportunity to target reduced costs and improved financial results. Process loss occurs when steel coils that we produce are used in our operations to bridge production transitions between different products (e.g., steels with different gauges or widths). Thus, the less steel used for such transitions, the lower our process loss, resulting in more efficient operations and more steel that we can sell to our customers.

The Committee analyzed and evaluated these modest changes to safety and quality metrics with the assistance of Management, with a focus on ensuring that they incentivize the right actions by employees.

What specific policies do we have that impact executive compensation?

Key Takeaways: We have many policies that impact executive compensation. They are chiefly designed to reinforce the Company’s pay for performance philosophy, align the interests of the Executive Officers with those of our stockholders and to be consistent with corporate governance best practices. Those policies include: a policy against re-pricing or replacing underwater options (which is also codified in our Stock Plan), a compensation clawback policy, a policy requiring stockholder approval of certain severance agreements with senior Executives, stock retention guidelines for Executive Officers, and a policy prohibiting insider trading, hedging transactions and pledging of securities.

Discussion: Set forth below is a brief description of these principal policies that impact executive compensation.

Policy against Re-Pricing or Replacing Underwater Options

We have long had a practice of not re-pricing or replacing stock options when our stock is at a price below which such options are exercisable. We first formalized this practice into a policy in January 2012. The policy was incorporated at that time in our Corporate Governance Guidelines. Those guidelines are available at www.aksteel.com/governance. In May 2014, our stockholders approved an amendment to our Stock Plan that also explicitly prohibits, in the absence of stockholder approval, the re-pricing or replacing of outstanding options.

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Compensation Clawback Policy

The Board has adopted a compensation clawback policy, which provides that we may recoup all forms of performance-based incentive compensation from officers covered by the policy if the Board determines that the officer has engaged in knowing or intentional fraudulent or illegal conduct that resulted in the achievement of financial results or the satisfaction of performance metrics that increased the amount of such compensation.

Stockholder Approval of Certain Severance Agreements with Senior Executives

The Board also has adopted a policy concerning stockholder approval of certain severance agreements with our senior executives, including our NEOs. That policy provides that the Board should seek stockholder approval or ratification of severance agreements with our senior executives if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long-term incentive awards payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-of-control agreement which contains a provision for payment of benefits upon severance of employment with us, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the CEO, President, principal financial officer, principal accounting officer and any of our Vice Presidents. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified pension or employee benefit plan.

Stock Retention Guidelines for Executive Officers

In January 2017, the Board, at the recommendation of the Committee, adopted enhanced stock retention guidelines for Executive Officers to replace the prior guidelines. The adoption of the stock retention guidelines was principally motivated by the desire to implement a more modern policy design that provides some additional flexibility to the Executive Officers while maintaining the linkage between their interests and the interests of stockholders by requiring a minimum level of stock ownership. The stock retention guidelines require each Executive Officer to retain 50% of the “Net Profit Shares” (as defined below) resulting from stock option exercises and/or vesting of other stock-based awards until they reach their required stock ownership level. “Net Profit Shares” are the shares remaining after payment of the option exercise price and taxes owed upon exercise of stock options, vesting of restricted stock, and vesting of performance shares. Each Executive Officer’s compliance with the Policy is determined as of December 31 of each year by comparing (i) the required stock ownership level, which is equal to the Executive Officer’s base salary multiple as of December 31, multiplied by the Officer’s annual base salary as of December 31; and (ii) the Executive Officer’s year-end stock ownership level, which is the stock they owned as of December 31, multiplied by our average month-end closing stock price for the twelve months of that year. In October 2017, the Committee elected to increase our CFO’s multiple from one times his annual salary to one-and-one-half his annual salary to better align with market practice for similarly-situated companies. The stock ownership levels, expressed as a multiple of annual base salary, are as follows:

Position	Stock Ownership Level
CEO	3x
President and COO	2x
CFO	1.5x
Other Executive Officers	1x

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The policy requires Management to provide annual updates to the Committee on each Executive Officer’s progress toward achievement of and compliance with the retention ratio. Currently, each of the NEOs is in compliance with the stock retention guidelines.

Policy Prohibiting Insider Trading, Hedging Transactions and Pledging of Securities

We have long had a formal policy that prohibits all Directors and employees, including the Executive Officers, who have material, non-public information about us from trading in our securities. The policy also explicitly prohibits all employees from engaging in hedging or monetization transactions, pledging our securities as collateral for loans, holding our securities in margin accounts and engaging in short sales. In March 2018, we revised our Insider Trading and Anti-Hedging Policy to expressly include knowledge of a major cybersecurity event as a potential item of material non-public information that would preclude trading in AK Steel securities.

How does the Committee determine executive compensation?

Key Takeaways: Each year, the Committee’s independent executive compensation consultant develops competitive compensation data based upon publicly available information from our peer group of companies (which are listed on page 60), as well as other survey data. The Committee uses this competitive data to assess the reasonableness of any compensation package the Committee is considering for an Executive Officer. The CEO works with the Chair of the Committee and the Committee’s independent executive compensation consultant to develop recommendations to the Committee for the Executive Officers other than himself. With respect to the CEO’s compensation, the Chair of the Committee works with the executive compensation consultant to develop recommendations to the Committee. The Committee, after discussing the matter with the executive compensation consultant, then develops and approves the CEO’s compensation package. The CEO is not involved in that process.

Discussion:

Use of Competitive Data in the Compensation Determination Process

Each year, the Committee’s executive compensation consultant develops competitive compensation data based upon publicly available information from a peer group of comparable companies, as well as other survey data. The Committee relies upon and considers this data as a factor in its determination, and although the Committee generally targets the median compensation for its NEOs and Executive Officers with similar roles and responsibilities at peer group companies, it does not have a policy or practice of utilizing a particular market compensation percentile as a benchmark for purposes of determining compensation levels for the various components of executive pay. The Committee principally uses this competitive data as one measure for assessing the reasonableness of any compensation package the Committee is considering for an Executive Officer. In addition, this peer group data enables the Committee to better understand what competitors or other potential employers may pay to entice away an existing Executive Officer and what we must pay to attract and retain new Executive Officers, thereby assisting the Committee with its goal of attracting and retaining executives of high caliber to drive strong company performance.

Peer Companies

The competitive data used by the Committee include compensation data from a peer group of industrial companies with sales, size and scope reasonably comparable to us, as well as other large publicly-owned, United States-based companies in the steel industry. Among other factors, the members of this peer group are selected because we directly or indirectly compete with them for employees, business, capital and/or investors, whether as a result of the peer company’s status as an industry competitor or as a manufacturing company with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.

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The Committee periodically reviews the peer group to evaluate whether it remains reasonable and appropriate. The Committee worked with FW Cook to formulate the current peer group, which the Board subsequently approved. The Committee used this peer group in January 2017 for purposes of determining 2017 target compensation levels. It consists of the following companies:

• Alcoa Inc.	• Nucor Corporation
• Allegheny Technologies Incorporated	• Reliance Steel & Aluminum Co.
• Carpenter Technologies Inc.	• Schnitzer Steel Industries, Inc.
• Cleveland-Cliffs Inc.	• Steel Dynamics, Inc.
• Commercial Metals Company	• The Timken Company
• General Cable Corporation	• Trinity Industries Inc.
• Huntsman Corporation	• United States Steel Corporation
• Meritor Inc.	• Worthington Industries, Inc.

The Committee currently intends to review and assess its peer group with the assistance of its executive compensation consultant during 2018 to evaluate whether the composition of the group remains reasonable and appropriate and to make any changes the Committee deems necessary or advisable.

Use of Tally Sheets

The Committee utilizes a presentation similar to tally sheets to review the amounts payable under each element of an NEO’s compensation, as well as the aggregate value of such compensation, in the event of a circumstance that would trigger payment of post-termination compensation in connection with a change-of-control of the company. This presentation is prepared by our executive compensation consultant, with the assistance of our independent outside actuary.

Key Factors Considered by the Committee during the 2017 Compensation Process

As part of its normal deliberative process for the compensation of each of the Executive Officers, including the CEO and other NEOs, the Committee principally considered the following factors in establishing 2017 base salaries, setting target performance-based incentives, and determining awards of restricted stock, performance shares and stock options:

•

a report prepared by FW Cook that, among other things, analyzed competitive peer group and survey compensation data to assess executive target compensation levels and annual share usage, total overhang and aggregate costs related to long-term incentive awards;

•	the Board’s evaluation of each Executive Officer’s individual experience and performance and his or her relative contribution to the Company’s performance;

•	the performance of our publicly-traded securities;

•	our financial performance in 2016 and projected financial performance in 2017;

•	our safety, quality and financial performance in 2016 and the trends associated with these performance metrics over the last few years;

•	the extent to which performance goals incent appropriate conduct and do not encourage inappropriate or excessive risk that would not be in our or our stakeholders’ best interests;

•	the highly competitive nature of the steel industry;

•

quantitative and qualitative data as to the target total compensation and mix of that compensation components for individuals with the same or similar roles and responsibilities at peer group companies and other similarly situated companies;

•	the level of compensation of each Executive Officer in relation to the others;

•	the need to retain and motivate Executive Management to continue our financial improvement and compete effectively; and,

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•	executive compensation best practices for public companies of a similar size, business and/or nature.

Management’s Role in the Compensation Process

For 2017, after consulting with the Committee’s executive compensation consultant, Mr. Newport made recommendations to the Committee regarding the annual compensation packages for all of the Executive Officers. The Committee discussed Mr. Newport’s recommendations with him and the Committee’s executive compensation consultant before it made the final determination of the non-CEO executive compensation packages. Mr. Newport was not involved in the process for determining any component of his own compensation package.

Other than Mr. Newport, the only member of Management who provided a recommendation to the Committee with respect to any aspect of the annual executive compensation program was Ms. Bisselberg, our Vice President, Human Resources. In this role, she makes recommendations to the Committee each year with respect to the goals to be used for purposes of determining performance awards in the next performance cycle under our Annual Plan and Long-Term Plan and for performance shares under the Stock Plan. The recommendations on such goals principally take into consideration Management’s performance against the goals of the prior performance cycle, consultation with other senior Management personnel concerning our anticipated performance in the next performance cycle on those goals, an evaluation of what would be both realistic and demanding performance levels for each specific goal, and consultation with the Committee’s executive compensation consultant. Ms. Bisselberg further evaluates and makes recommendations to the Committee on the design and implementation of the various incentive plans, retirement plans, and other ongoing compensation-related arrangements and benefits for the NEOs and other Executive Officers.

Committee Conclusion and Action with Respect to 2017 Compensation Packages

Following its compensation analysis process and its discussion of the factors set forth above and other relevant considerations, the Committee concluded that the 2017 compensation packages under consideration for each of our then-existing Executive Officers, including the CEO and other NEOs, were consistent with our compensation philosophy and were reasonable, competitive and appropriate, both individually and taken as a whole. The Committee’s conclusion on these compensation packages, though based in part on subjective factors such as the respective individual’s relative performance and their compensation package in recent prior years, also was based on the Committee’s evaluation of the company’s performance in 2016, the year preceding the January 2017 meeting at which the Committee determined the 2017 compensation packages for the Executive Officers, and the expectations for performance in 2017 for the company and each individual. For a summary of our 2016 business performance considered by the Committee in making executive compensation determinations for 2017, please see the discussion beginning on page 45.

Ultimately, the Committee’s decisions on 2017 compensation packages for the Executive Officers, including the NEOs, were primarily founded upon the Committee’s recognition of the high level of performance by each Executive Officer and the Committee’s confidence that the compensation packages provide proper incentive for these Executive Officers to continue to focus on serving our and our stockholders’ best interests and to remain employed with us. The Committee further concluded that these packages provided appropriate incentives to motivate our new Executive Management team to work diligently and collaboratively, to think differently and creatively, and to execute our strategy in order to maximize long-term shareholder value for our stockholders through strong financial performance.

The Committee approved the Executive Officer compensation packages for 2017, including those for the NEOs, which are reflected in the Summary Compensation Table beginning on page 81.

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What actions did the Committee take in 2017 regarding the key elements of our executive compensation program for the NEOs and what were the principal reasons for those actions?

Key Takeaways: In determining the NEOs’ compensation packages for 2017, throughout the process the Committee’s goal was to implement its philosophy that a compensation program should strengthen the commonality of interests between Management and our stockholders, while at the same time enabling us to attract, motivate and retain executives of high caliber and ability who will drive our success. Consistent with that philosophy, in January 2017 the Committee established compensation packages for Mr. Newport and the NEOs as a group in which 75% and 73%, respectively, of their total potential compensation was performance-based. (See charts at page 48).

Discussion:

Non-Performance Based Cash Compensation

Base Salary

The salary level for an Executive Officer is assigned initially based upon, among other factors, experience, expertise, job responsibilities and market data provided by the Committee’s executive compensation consultant. The individual performance of each Executive Officer was reviewed by the Committee with Mr. Newport in executive session without other members of Management present. The Committee also reviewed the base salary levels of Mr. Newport, the other NEOs and other Executive Officers for internal consistency and equity relative to each other. The principal factors considered by the Committee in determining whether to increase, maintain, or decrease an annual base salary for an NEO are individual performance, our business performance, changes in job responsibility, and competitive market compensation data and trends, including at our peer group companies. Although the Committee generally targets the median level for compensation for individuals with similar roles and responsibilities at peer group companies, the Committee does not rely on any specific formula, nor does it assign specific weights to the various factors when determining base salaries. Strong individual performance and strong performance by our business would generally result in above-market increases. Below-market increases, no increases, or even decreases may occur in years when either individual performance or our business performance has been below expectations. The amounts of the base salaries for the NEOs are reflected in the Summary Compensation Table for 2017 at page 81.

Performance Based Compensation – Cash and Equity

Annual Incentive Awards – Cash

We provide annual cash performance awards to our employees, including our NEOs, pursuant to our Annual Plan. This component of an NEO’s compensation is intended to motivate the NEO to focus on both financial and non-financial annual performance-based goals that directly impact stockholders. Under the terms of the Annual Plan, a participant can earn a performance award based upon our annual performance against goals established for performance at a threshold, target and maximum level. The three performance metrics used are safety, quality and net income. Under the terms of the Annual Plan, the Committee weights each performance factor as a percentage of the whole.

For 2017, Mr. Newport’s target level for a performance award under the Annual Plan was an amount equal to 125% of base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award under the Annual Plan at the target level for 2017 would be paid in an amount equal to between 65% and 100% of base salary. Maximum awards were set at two times the target amount. Awards that are earned between the threshold and the target level are determined by a straight-line interpolation between those two levels, starting from a base of zero at the threshold level.

For the safety performance factor, as discussed above, in January 2017 the Committee modestly changed the metric on which performance would be measured in response to guidance by

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OSHA that effectively discouraged the safety metrics we and other companies used in prior years, which were (i) the number of OSHA-recordable cases and (ii) the number of Total Injuries, based on the OSHA view that such metrics could dissuade employees from reporting injuries. Thus, for 2017, following discussion on the subject at a number of meetings, the Committee selected DART cases as the 2017 safety metric. DART cases occur when an employee misses work or is reassigned or transferred from normal work duties due to a workplace injury. The Committee selected this metric because the safety of our employees continues to be our highest priority and DART cases are a standard, objective metric reported to a federal government agency. In addition, DART cases or variations thereof (such as “lost time injuries,” which is a narrower category and does not capture as many safety issues as DART) are commonly used in the steel industry as a measure of safety performance. While the change in the safety metric for the Annual Plan was necessitated by our desire to comply with OSHA guidance, importantly we continue to track and report internally on the number of OSHA recordables and Total Injuries as part of our industry leading safety program.

For the safety component of the 2017 Annual Plan, at its January 2017 meeting the Committee established target level goals of no more than 25 DART cases on a company-wide basis, and a threshold level goal equal to 125% of that target goals. (The threshold goal in this instance is higher than the target goal because that reflects more injuries and therefore less successful performance.) The Committee selected a challenging but achievable goal which would require improvement from the prior year’s performance and was expected to represent industry-leading performance. For 2017, we had 16 DART cases. Thus, for the year we performed better than the target level performance goal for safety under the Annual Plan and the safety portion of the Annual Plan was paid in full: 12.5% of the maximum (25% of the target) available under the Annual Plan.

For the quality performance factor, the Committee selected four metrics: internal rejections, internal retreats, process loss and external customer claims. Those metrics were selected because they also are commonly used in the steel industry to measure both internal and external quality performance. Process loss, which was added as a new metric for the quality component in 2017, was added to motivate our employees to more carefully consider actions that can be taken in our steelmaking operations to reduce costs and improve the quality of the steel we produce, thereby driving better financial results. Process loss occurs when steel coils that we produce are used in our operations to bridge production transitions between different products (e.g., steels with different gauges or widths). Thus, the less steel used for such transitions, the lower our process loss, resulting in more efficient operations and more steel that we can sell to our customers. Our intense focus on quality performance has taken on even greater importance in recent years, as our sales to the automotive industry—which is known for requiring nearly flawless quality performance—have grown, both in absolute terms and as a strategic goal for expanding margins. The below table illustrates our growth in net sales to the highly demanding, quality-focused automotive industry.

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Percentage of AK Steel Annual Net Sales to the Automotive Market

Quality performance has also continued to grow in importance as we have increased production of more technically challenging advanced high strength steel products for automotive customers and other applications. Although our leading edge, innovative steels in this category are an area of targeted strategic growth, these products are very difficult to manufacture, particularly in light of the ongoing requirement to meet the high quality specifications of the automotive industry. Our best-in-class quality has been and will continue to be critical to our efforts to distinguish ourselves from competitors and to capture a greater share of higher margin business, thereby making it a key area in which to incentivize our employees’ performance.

For the quality component of the Annual Plan, in January 2017 the Committee established a target level goal of no more than 0.548% for the internal rejection rate, 1.102% for the internal retreat rate, 0.191% for the customer claim rate and 0.357% for the process loss rate. Each of these metrics was set at a lower or equal target goal than the Committee set for the prior year (other than process loss, as 2017 was its initial year as a goal), though notably with a more difficult-to-make mix of products anticipated for 2017, thereby raising the bar for performance. Again, the threshold goals for each of those metrics were set at 125% of the target goals (as with the safety performance factor, a higher number reflects less successful performance). Much like the 2017 safety goals under the Annual Plan, these quality goals were chosen because they represented challenging, but achievable goals that, if achieved, would reflect a significant improvement and continue our recognized industry leading quality performance across all of our plants. In 2017, we performed well across our operations in terms of quality, such that we performed better than the target level performance goals for all four of the metrics used to measure our quality performance under the Annual Plan. As a result, the quality portion of the Annual Plan was earned in full: 12.5% of the maximum (25% of target) available Annual Plan award.

For the financial performance factor, the Annual Plan establishes net income as the performance metric and that was the performance metric used for 2017. For purposes of calculating net income under the Annual Plan, the Committee may exclude, in accordance with the terms of the plan, special, unusual and extraordinary items. The Committee selected net income as the metric because it is a widely recognized and accepted measure of a company’s financial performance and the Committee believes it helps to align the interests of Management with our stockholders. The net income threshold goal typically is set at a level that would represent a minimum acceptable performance in the context of the business conditions and other challenges and opportunities that we may face or from which we may benefit. The target goal typically is set at a level which would represent performance that is demanding, but still reasonably attainable. The maximum goal is set at a level which would represent very strong performance under the circumstances.

At its March 2017 meeting, the Committee established threshold, target and maximum net income performance goals for 2017 under the Annual Plan of $15 million, $90 million and $160 million, respectively, each of which was more than double the prior year’s financial performance goals. The Committee carefully evaluated a number of factors in setting the target net income performance goal for 2017, which was below our actual adjusted net income for 2016, As it does each year, the Committee determined the target performance goal primarily with reference to our annual Business Plan for 2017, which reflected a variety of significant market-related and company-specific challenges compared to 2016. These included, among others, a potential softening of our core automotive market (which in fact came to pass), rising costs for raw materials and steelmaking supplies and, importantly, the existence of major, once-in-a-decade type, planned maintenance outages at our Middletown Works and Mansfield Works plants to position our operations for the future. Taking those substantial headwinds into account, the Committee determined that this target level of performance was reasonable under the specific circumstances.

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In 2017, we achieved net income of $113.8 million (excluding special, unusual and extraordinary items approved by the Committee2), which represented performance above the target level but below the maximum level. As a result, the financial portion of the Annual Plan was earned at 67% of the maximum (134% of target) available Annual Plan award. In January 2018, the Committee approved the payment of performance awards for the 2017 performance period to the participants in the Annual Plan. The amount of the Annual Plan performance awards to each of the NEOs for 2017 is included in the Summary Compensation Table for 2017 beginning on page 81.

Long-Term Incentive Awards – Cash

We also provide cash performance awards to our designated employees, including our NEOs, pursuant to our Long-Term Plan. The fundamental purposes of our Long-Term Plan are to:

•	align the interests of Management more closely with the interests of the stockholders in order to maximize long-term stockholder value;

•	link a portion of Management’s compensation to our performance;

•	increase the focus of Management on our long-term performance by establishing performance goals that support long-term strategies; and,

•	assist us in recruiting, retaining and motivating a highly talented group of managers who will successfully deliver long-term benefit to all of our stakeholders.

Under the terms of the Long-Term Plan, a participant can earn a performance award based upon our three-year performance against a goal established by the Committee at the start of that three-year period. For 2017, the Committee used cumulative EBITDA (excluding, in accordance with the terms of the plan, special, unusual and extraordinary items3) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it creates value and provides a strong incentive for Management to achieve our objective of sustainable profitability. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of our stockholders over the long term.

Pursuant to the terms of the Long-Term Plan, the Committee establishes cumulative EBITDA threshold, target and maximum payout goals in the first quarter of each three-year performance period. In determining the Long-Term Plan goals, the Committee attempts to establish a target goal that will be challenging to achieve and that is not likely to be satisfied with respect to every three-year performance period. As with respect to the Annual Plan goals, the threshold goal would be set at a level that would represent a minimum acceptable performance and the maximum goal would be set at a level that represents very strong performance under the circumstances. The threshold goal must be met before any payout is made.

Mr. Newport’s target level for a performance award under the Long-Term Plan was an amount equal to 80% of base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award under the Long-Term Plan at the target level for 2017 would be paid in an amount equal to between 65% and 80% of base salary. If the threshold performance goal is achieved, then

[2]

For 2017, we reported net income of $6.2 million and adjusted net income of $94.6 million. Consistent with the terms of the Annual Plan, the Committee discussed in detail and determined to adjust our reported net income for 2017 for certain special, unusual and extraordinary items. From the reported net income, the Committee deducted/debited $19.3 million associated with a credit from the reversal of lease costs for idled rail cars recorded in prior periods, $4.1 million of pro forma interest expense savings that resulted from our refinancing of senior notes, $31.7 million for unrealized mark-to-market gains on iron ore derivatives, and $8.5 million related to tax allocation from Other Comprehensive Income. The Committee also added/credited the $75.6 million impairment charge associated with the Ashland Works blast furnace and steelmaking assets, a $32.1 million charge from the effects on our deferred tax assets as a result of the 2017 Tax Cuts and Jobs Act, $6.2 million of acquisition costs associated with our purchase of Precision Partners, $21.3 million of costs incurred in connection with our refinancing of senior notes, and $36.0 million of gains on settled iron ore derivatives. These adjustments resulted in 2017 net income of $113.8 million for purposes of the Annual Plan.

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each participant would receive a performance award equal to one half of the target amount and maximum performance would earn twice the payout of target. There is a straight-line interpolation of the payout for achievement of cumulative EBITDA between the threshold, target and maximum payout goals. All payouts earned, if any, are paid in cash.

For the three-year period ending December 31, 2017, the Committee established at its January 2015 meeting cumulative EBITDA goals of $1.0 billion as the threshold to reach for any incentive payment, $1.4 billion for payment at the target level, and $1.8 billion for payment at the maximum level (the target and maximum goals were 12% and 20% higher than the goals for the 2014 – 2016 period, and the threshold goal remained constant). For the three-year period ending in 2017, we earned cumulative EBITDA of $1.298 billion (excluding, in accordance with the terms of the plan, special, extraordinary and unusual items3). As a result, participants in the Long-Term Plan, including the NEOs, earned an incentive payment in an amount equal to 44% of the maximum (87% of target) available award for the 2015 to 2017 performance period. The notes to the Summary Compensation Table beginning on page 81 include the amounts paid to the NEOs under the Long-Term Plan.

Performance Share Awards – Equity

Performance share grants are an important element of an NEO’s annual compensation package because they closely align the interests of the NEOs and our stockholders by directly linking the performance of our common stock over a three-year performance period to the number of shares, if any, ultimately earned by an NEO. Each grant of a performance share award is expressed as a target number of shares of our common stock. The number of shares of common stock, if any, actually earned by and issued to the NEOs under a performance share award will be based upon our performance over the applicable performance period. By way of example, the performance share awards to be earned by the NEOs for 2017 were granted in January 2015 and are based on the performance period beginning on January 1, 2015 and ending on December 31, 2017. Depending upon our performance with reference to the performance categories described below, an NEO ultimately may earn from 0% to 150% of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are:

•

Relative Total Stockholder Return, defined as share price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index; and

•

Stock Price Growth Rate, defined as the compounded annual growth rate of the price of our common stock over the performance period, using as the base the average closing price of our common stock for the last 20 trading days during the month of December immediately preceding the start of the performance period.

One-half of the total target number of shares awarded may be earned based on the Stock Price Growth Rate performance and the other half may be earned based on the Relative Total Stockholder Return performance. The Committee chose the Stock Price Growth Rate metric as an objective measure of the value created for stockholders over time. The Committee chose the relative Total Stockholder Return metric because it facilitates a comparison between the growth rate of our common stock over time and a broad-based market index. The Committee considered that the collective use of

[3]

Consistent with the terms of the Long-Term Plan, the Committee discussed in detail and determined to adjust our EBITDA for the 2015-2017 performance period for items classified as certain special, unusual and/or extraordinary. From our three-year cumulative adjusted EBITDA total of $1,312 billion (comprised of annual adjusted EBITDA for 2015, 2016 and 2017, as reported in our Annual Report on Form 10-K for the year ended December 31, 2017), the Committee (i) with respect to 2016, deducted/debited $45.6 million for unrealized mark-to-market gains on iron ore derivatives; and (ii) with respect to 2017, deducted/debited $31.7 million for unrealized mark-to-market gains on iron ore derivatives and added/credited $6.2 million of acquisition costs associated with our purchase of Precision Partners, $21.3 million of costs incurred in connection with our refinancing of senior notes, and $36.0 million of gains on settled iron ore derivatives. These adjustments resulted in cumulative three-year EBITDA of $1.298 billion for the 2015-2017 period for purposes of the Long-Term Plan.

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Stock Price Growth Rate and Relative Total Stockholder Return as performance metrics for the performance share awards created a balance between two commonly used absolute and relative metrics, both being recognized measures that are aligned to create stockholder value.

For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (Stated as a % of Category’s Target Shares)	Total Stockholder Return	Annual Stock Price Growth Rate
Threshold (50%)	25th percentile	5.0%
Target (100%)	50th percentile	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category, then none of the target shares related to that category will be earned. Straight-line interpolation applies for performance between the threshold/target and target/maximum performance levels for each category.

For 2017, after starting the year at a heightened price level from a surge that began after the U.S. presidential election in November 2016, our stock performance did not meet the threshold Stock Price Growth Rate or the Relative Total Stockholder Return. As a result, the NEOs did not earn any performance share awards for the 2015 to 2017 performance period.

Other Equity Awards

Another key component of an NEO’s annual compensation package is the grant of restricted stock and option awards under our Stock Plan. A principal purpose of such equity grants under our Stock Plan is to enhance the commonality of interests between Management and our stockholders by linking executive compensation to our performance and to appreciation in the market price of our common stock. In addition, our stock retention guidelines also support this shared commonality. Equity grants also are intended to encourage executives to remain employed with us, as the awards typically vest over a period of three years.

Restricted Stock Awards

Restricted stock generally has a value for an NEO only if the NEO remains in our employment for the period required for the stock to vest, thus providing an incentive for the NEO to remain employed with us. However, an exception to the requirement of continued employment occurs with respect to death, disability or retirement. Vesting occurs immediately upon death or disability. Upon qualification for retirement, the restricted stock will continue to vest in the normal course after the date of retirement.

Restrictions on grants of common stock to our employees, including our NEOs, typically will lapse in three equal installments on the first, second and third anniversaries of the date of the award. All of the restricted stock grants to the NEOs occurred in January 2017 and vest in accordance with this typical schedule.

Stock Option Awards

Stock option awards serve the purposes of the Stock Plan because they generally have a value to the grantee only if the grantee remains in our employment for the period required for the option to become exercisable, and then only if the market price of our stock increases above its price on the date the option was granted. This provides an incentive for the grantee to remain employed with us and to take actions that, over time, are intended to enhance the value of our stock. As with restricted stock, an exception to the requirement of continued employment is made in the event of death, disability or retirement. In addition, for stock options an exception is made for involuntary termination without cause. For each NEO, stock options are a part of the determination of the NEO’s overall

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compensation package for that year. All options granted to employees under the Stock Plan, including the NEOs, must be exercised within a ten-year period from the grant date and typically vest in three equal installments on the first, second and third anniversary of the grant date.

Under the terms of the Stock Plan, the exercise price for a share of our common stock underlying an option may not be less than the fair market value of our stock on the date on which such option was granted. It has been the uniform practice of the Committee to establish an option exercise price equal to the fair market value of the underlying common stock. Under the terms of the Stock Plan, that fair market value is the average of the highest and lowest sales price for our common stock on the grant date (or if there were no sales of our common stock on the grant date, then the average of the highest and lowest sales price for our common stock on the nearest preceding trading day during which there were sales of such stock). It is both the policy and practice of the Committee only to grant options to our employees, including our NEOs, as of the date of the meeting at which the grants were made. This typically occurs at the Committee’s regularly-scheduled January meeting. Generally, the Committee only grants options at a meeting other than the January meeting when an employee is being promoted (e.g., to a new officer position) or is first hired. Under those circumstances, the grant date for the options is still the date of the meeting at which the grant was approved and the exercise price is the fair market value of our common stock determined as described earlier in this paragraph. We have not had, and do not have, a practice of backdating stock options. In addition and as noted above, under the terms of the Stock Plan, the price of an option shall not be less than the fair market value of the shares on the date of the grant. Neither the selection of Committee meeting dates nor option grant dates is timed in any way to try to maximize gain or manipulate the price of an option. Management has no role or input in determining the timing of option grants.

2017 Equity Grants to NEOs

The Committee engaged FW Cook to provide assistance in determining appropriate equity awards to the Executive Officers, including the NEOs, for 2017. In January 2017, FW Cook developed and provided to the Committee competitive compensation data based upon publicly available information from our peer group, as well as other survey data. The Committee considered this data as a factor in its determination of equity grants, but it did not utilize a particular compensation percentile as a benchmark for purposes of determining such grants. Rather, this competitive data was used by the Committee to help it assess the reasonableness of the grant awards under consideration by the Committee for an Executive Officer.

The total value of shares at the grant date of the January 2017 equity grants to the NEOs was allocated approximately as follows: one-third stock options, one-third restricted stock, and one-third performance shares at target. For determining the equity component of the NEOs’ and other Executive Officers’ 2017 compensation package, the Committee used the market price of the stock on the day of its January meeting to determine the number of stock options, restricted shares and performance shares to grant. This approach in 2017 differed from the Committee’s approach for the 2016 equity grants to NEOs. In 2016, the Committee determined the number of stock options, restricted shares and performance shares for each NEO and other Executive Officer by dividing the intended grant value by the accounting cost of each award assuming a $5.00 stock price, which was substantially higher than the closing stock price of $1.83 on the January 20, 2016 grant date. That decision by the Committee in January 2016 had the effect of materially decreasing the grant date fair value of the equity awards to the NEOs and other Executive Officers relative to the typical intended grant value. The Committee adopted this approach (1) to maintain reasonable share usage and overhang levels, (2) to avoid rapid depletion of the share reserve in our Stock Plan, and (3) because the Committee and Board believed that the then-current stock price understated the long-term intrinsic value of the Company following a sharp decrease in its stock price in the second half of 2015 and early 2016 (which ultimately turned out to be a prescient and accurate perception by the Committee, as the stock price appreciated significantly). The impact of the Committee adopting a more “standard” approach in January 2017 and utilizing the then-current market price of the stock for determining NEOs’ equity awards, rather than applying an artificially lower stock

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price as the Committee did in January 2016, is a much higher grant date fair value of the NEOs’ 2017 equity compensation as compared to the prior year. Thus, the quantum of the year-over-year increase in value is in part a factor of starting from a “low base” in January 2016.

Graphic Illustration of 2017 Target Total Direct Compensation Packages for the CEO and Other NEOs

The charts below provide the various components of target total direct compensation for 2017 for the CEO and the other NEOs. The components of the CEO’s and the other NEOs’ respective target total direct compensation packages that are classified as performance-based compensation include the following: (i) target incentive payments under the Annual Plan for 2017; (ii) target incentive payments under the Long-Term Plan for the three-year performance period granted in 2017 for the 3-year performance period from 2017 to 2019; (iii) the grant date fair value of stock option awards made in 2017; and (iv) the grant date fair value of performance share awards made in 2017. The components of the CEO’s and other NEOs’ respective compensation packages that are not classified as performance-based compensation include the following: (1) base salary for 2017; and (2) the grant date value of restricted stock awards made in 2017. These charts demonstrate that (i) 69% of the CEO’s target total direct compensation was performance-based and that 77% of the CEO’s 2017 long-term incentive awards was performance-based; and (ii) 64% of the other NEOs’ average target total direct compensation was performance-based and that 81% of the other NEOs’ average 2017 long-term incentive awards was performance-based.

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CEO Other NEOs

The 2017 target total direct compensation values used for the above chart are as follows:

	CEO			Other NEOs
2017 Target Total Direct Compensation Element	Value (in thousands)	% of TDC	% of LTI	Aggregate Value (in thousands)	% of Aggregate TDC	% of Aggregate LTI
Base Salary	$950	15.8%	N/A	$1,900	26.7%	N/A
Target Bonus	1,188	19.7%	N/A	1,561	22.0%	N/A
LTPP	1,188	19.7%	30.5%	1,561	22.0%	42.8%
Stock Options	900	14.9%	23.2%	695	9.8%	19.1%
Performance Shares	900	14.9%	23.2%	695	9.8%	19.1%
Restricted Stock	900	14.9%	23.2%	695	9.8%	19.1%
Target Total Direct Compensation	$6,025	100%	100%	$7,109	100%	100%

Graphic Illustration of 2017 Compensation Actually Received by the CEO and Other NEOs

The charts below set forth the various components of compensation actually received for 2017 performance by the CEO and for the other NEOs, as a group. The components of the CEO’s and the NEOs’ respective compensation packages classified as performance-based compensation include the following: (i) actual incentive payments received under the Annual Plan for 2017; (ii) actual incentive payments received under the Long-Term Plan for the three-year performance period ending in 2017; and (iii) the grant date fair value of stock option awards made in 2017. The charts below do not include the value of any performance share awards, as none were earned by the NEOs for the three-year performance period ending in 2017. The components of each NEO’s compensation package that are not classified as performance-based compensation include the following: (1) salary paid in 2017; (2) the grant date value of restricted stock awards made in 2017; and (3) the value of all other compensation paid in 2017. These charts demonstrate that 62% of the compensation actually received by the CEO for 2017 was comprised of performance-based compensation, and that 60% of the compensation actually received by the other NEOs for 2017 was comprised of performance-based compensation.

For the actual compensation values and the sources for those values, please refer to the tables on page 49.

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What pension, post-termination and other benefits are provided to Executive Officers?

Key Takeaways: We have two active supplemental retirement plans for our Executive Officers and each Executive Officer participates in one of these plans. Certain of our Executive Officers, including two of our NEOs, are eligible to participate in an unfunded nonqualified deferred compensation plan known as the SERP. However, in 2014 the Board locked the SERP and replaced it for future Executive Officers with another unfunded nonqualified deferred compensation plan referred to as the Executive Retirement Income Plan (“ERIP”). The ERIP, in which three of the NEOs are participants, is expected to provide a lower level of benefits than the SERP. In January 2018, the Committee locked the ERIP and replaced it with a new, enhanced defined contribution plan, pursuant to which we may make a contribution equal to up to 10% of the participant’s base salary and annual incentive compensation. Individuals who are appointed as an Executive Officer in the future will be eligible to be named as a participant in this new defined contribution plan, but currently it has no participants. In addition, we have entered into severance agreements and change-of-control agreements with each of the Executive Officers that provide post-termination benefits. None of those agreements include terms providing for “single triggers” or “gross up” payments.

Discussion:

Pension and Other Retirement Benefits

Non-Contributory Pension Plan

Prior to January 31, 2009, our full-time, non-represented salaried employees, including our then-employed NEOs, participated in a qualified benefit plan known as the Non-Contributory Pension Plan. Effective January 31, 2009, however, no new participants were allowed to enter the Non-Contributory Pension Plan and all benefit accruals under the plan for existing participants were frozen. For those who entered the Non-Contributory Pension Plan prior to January 31, 2009, retirement benefits are calculated using one of two formulas: (i) a cash balance formula, or (ii) a final average pay formula. Eligibility for coverage under a particular formula is typically determined by the date on which a participant commenced employment with us. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. A description of the terms of the Non-Contributory Pension Plan, including the formulas used to calculate a participant’s retirement benefits, is set forth in footnote (1) to the Pension Benefits Table beginning at page 89.

Supplemental Retirement Plans

We have two active supplemental retirement plans for our Executive Officers and a new supplemental defined contribution plan enacted by the Committee and approved by the Board in January 2018 (though this new plan has no participants yet). The Committee has determined that the supplemental retirement plans provide a retirement benefit that is a key competitive element of the overall compensation package and, therefore, important to recruiting and retaining key management members. Certain of our existing Executive Officers, including two of our NEOs, are eligible to participate in the SERP, which is an unfunded nonqualified deferred compensation plan. In March 2014, at the Committee’s recommendation, the Board closed the SERP to new participants and replaced it for future Executive Officers with the ERIP. The terms of the ERIP were established by the Committee and recommended to and approved by the Board. In January 2018, at the Committee’s recommendation, the Board closed the ERIP to new participants and replaced it for future Executive Officers with a new supplemental defined contribution plan. The terms of the SERP, ERIP and new supplemental defined contribution plan are described below.

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SERP (locked as of March 2014)

Two of the NEOs—Messrs. Newport and Reich, our CEO and President and COO, respectively—are participants in the SERP. The SERP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants. As part of its annual review of retirement benefits provided to Executive Officers, including the NEOs, the Committee has determined that the retirement benefit provided by the SERP continues to be a key element of a competitive compensation package for the Executive Officers who are participants in the plan and, therefore, important to retaining those individuals.

The benefits for participants in the SERP, including the NEOs, vest under a form of graded vesting. More specifically, a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer with us and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as our employee in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the SERP). In addition, vesting occurs upon the participant’s death or disability with respect to a participant who has completed at least five years of service with us. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with us terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the SERP are subject to an offset for any benefit received under our qualified defined benefit plan, as well as the actuarial equivalent of certain company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the SERP, prior to giving effect to such offset, is equal to the greater of: (1) 50% of his or her average covered compensation (base salary and incentive awards under the Annual Plan) during the employee’s highest three calculation years of eligible earnings over the participant’s last ten years of consecutive service, or (2) the participant’s benefit under the applicable qualified plan in which he or she participates without regard to the limitations imposed by the Internal Revenue Code. The present value of accumulated benefits for each of the NEOs under the SERP is set forth in the Pension Benefits Table beginning on page 89.

ERIP (locked as of January 2018)

Three of the NEOs—Messrs. Alter, Lauschke and Vasquez—are participants in the ERIP, which is also designed to provide a competitive element of the overall compensation package to attract and retain key management members, though at a lower level of benefits than the SERP. The ERIP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants.

The benefits for participants in the ERIP will vest under a form of graded vesting. A participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer with us and as a participant in the ERIP, and in an additional 10% of such benefit for each year of service as an employee of ours in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the ERIP). In addition, vesting occurs with respect to a participant who has completed at least five years of service with us upon the participant’s death or disability. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with us terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the ERIP are subject to an offset for any benefit received under our qualified defined benefit plan, as well as the actuarial equivalent of certain company-provided vested benefits

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accumulated under the Thrift Plan. A participant’s benefit under the ERIP, prior to giving effect to such offset, is equal to the greater of: (1) 40% of his or her average annual base salary during the employee’s last three years of consecutive service, plus the annual average of any incentive awards received by the participant for the last ten consecutive annual performance periods under the Annual Plan; or (2) the participant’s benefit under the qualified plan without regard to the limitations imposed by the Internal Revenue Code.

In January 2018, the Committee locked the ERIP to new participants. Our future Executive Officers will be eligible to be named to participate in the new supplemental defined contribution plan recommended by the Committee and approved by the Board in January 2018.

Supplemental Defined Contribution Plan (for new Executive Officers after January 2018)

In January 2018, the Board approved the new supplemental defined contribution plan for future Executive Officers. As such, this new plan does not yet have any participants. The provisions of the new supplemental defined contribution plan were implemented by inserting those provisions into our already-existing Supplemental Thrift Plan.

The benefits for participants in the new plan will vest under a form of graded vesting. A participant will vest in 50% of his or her accrued benefit after a minimum requirement of three years of service as an Executive Officer with us and as a participant in the plan, and in an additional 10% of such benefit for each year of service as an employee of ours in addition to such three years, up to 100% vesting after eight years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the Supplemental Thrift Plan). In addition, vesting occurs with respect to a participant who has completed at least five years of service with us upon the participant’s death or disability.

A participant in the new plan will receive an annual supplemental retirement contribution from us equal to up to 10% of the sum of (i) the participant’s annual base salary and (ii) the total annual and long-term incentive awards earned by the participant for the subject year.

The Committee recommended the new supplemental defined contribution plan to replace the ERIP based on its determination, with input from its executive compensation consultant, that the new plan is more in line with current executive compensation market practices for supplemental retirement benefits. The Committee also believes that the structure of the new plan will be more effective in terms of retaining Executive Officers than the ERIP.

The Supplemental Thrift Plan, as amended and restated, which includes the provisions for the new supplemental defined contributions, can be found as exhibit 10.5 to our 2017 Annual Report on Form 10-K, which we filed with the SEC on February 15, 2018.

Thrift Plan and Supplemental Thrift Plan

The Thrift Plan is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. It provides for matching contributions with respect to employee contributions up to 5% of base salary and additional company contributions, a portion of which are guaranteed and a portion of which are performance-based and dependent upon our net income. At the time that we locked and froze our Non-Contributory Pension Plan (see discussion above), we amended our Thrift Plan to add an automatic contribution by us to a participant’s account in the Thrift Plan. Effective January 31, 2009, the Thrift Plan provides for us to make a contribution to the account of each participant in the Thrift Plan equal to 3% of the participant’s base salary, whether or not the participant makes an elective contribution to the Thrift Plan. This 3% contribution is in addition to the matching contributions described above with respect to the participant’s elective contributions and the potential performance-based supplemental contributions that we may make in the event that we achieve the threshold level of net income for the quarter. All such contributions are subject to the compensation limits imposed by the Internal Revenue Code.

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The Thrift Plan also provides for potential performance-based supplemental contributions by us. These supplemental contributions are available to employees generally, including the NEOs. In 2016, the measurement period for determining whether we would provide a performance-based supplemental contribution to employee Thrift Plan accounts was changed from an annual to a quarterly basis. Employees who contribute at least 5% of their gross income to the Thrift Plan (the “Basic Contribution”) are eligible for the full amount of the performance-based supplemental contributions. Whether these contributions are made and the quantum of the contribution are based on our quarterly net income. The maximum performance-based supplemental contribution in any quarter is 50% of the Basic Contribution. The amount of the supplemental contribution, expressed as a percentage of the Basic Contribution, varies as follows:

Quarterly Net Income	Amount of AK Steel Supplemental Contribution
$5 million	10% of Basic Contribution
$10 million	20% of Basic Contribution
$15 million	30% of Basic Contribution
$20 million	40% of Basic Contribution
$25 million	50% of Basic Contribution

In addition, if our quarterly net income is greater than $30 million, an additional 1% of eligible earnings will be contributed for each incremental $30 million of quarterly net income, up to a maximum additional contribution of 5% of an employee’s base salary.

During 2017, we achieved net income and made supplemental contributions to employees, including the NEOs, in the first, second and third quarters of the year. The total amounts of these performance-based supplemental contributions are set forth in the notes to the Summary Compensation Table on page 81.

The Supplemental Thrift Plan is an unfunded, nonqualified retirement plan. It provides for matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Supplemental Thrift Plan thus provides a vehicle to maximize matching contributions that otherwise would not be eligible for the Thrift Plan due to the Internal Revenue Code’s compensation limits.

The Committee has determined that the Supplemental Thrift Plan provides a retirement benefit that is a competitive element of the overall compensation package.

Any member of our Management, including an NEO, is eligible for participation in the Thrift Plan, but participants in the Supplemental Thrift Plan must be selected by the Committee. For 2017, the participants in the Supplemental Thrift Plan included all of the NEOs. The contributions under these plans for 2017 are set forth in the Nonqualified Deferred Compensation Table on page 91. In 2017, a portion of our contributions to these plans were fixed contributions and the remainder were performance-based contributions.

Executive Deferred Compensation Plan

We have an Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is an unfunded nonqualified deferred compensation arrangement. Participants are always fully vested in their accounts under this plan. Participants direct the investment of their accounts among available investment options (generally the same investment options available under our qualified thrift plan) at market rates. To be eligible to participate in the Deferred Plan, an employee must be an elected officer or other member of our Management. Eligible employees who desire to participate in the Deferred Plan must be selected by the Chairman and approved by the Committee. In 2017, none of the NEOs chose to participate in the Deferred Plan.

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Post-termination Benefits

Severance and Change-of-Control Agreements – Rationale

We have entered into severance agreements and change-of-control agreements with each of the NEOs that provide post-termination benefits. The descriptions of those agreements in this Proxy Statement are qualified in all respects by reference to the actual documents filed with the SEC. The current forms of the severance agreement and the change-of-control agreement were filed as exhibits 10.8 and 10.9, respectively, to our 2016 Annual Report on Form 10-K filed with the SEC on February 17, 2017. No NEO or other Officer executed a new form of change-of-control or severance agreement at that time. Rather, the updated forms of agreement filed with our 2016 Form 10-K simply remove the terms of the agreements from former executives who are no longer employed by us who had higher levels of benefits under their agreements than those of any current Officer.

For each of the NEOs, their initial severance and change-of-control agreements each had or have (the remaining term depends how long ago each NEO was appointed as an Officer) a five-year term, and renew automatically thereafter on a year-to-year basis unless written notice of non-renewal is given by either party at least 90 days prior to the expiration of the term.

The severance agreements are provided to the NEOs because they promote our and our stockholders’ interests by, among other things:

•	securing a release of claims from the terminated NEO and thereby avoiding the risk and financial exposure of employment litigation;

•	ensuring that for one year after termination of employment the NEO will not compete against us;

•	ensuring that for one year after termination of employment the NEO will not solicit any of our employees to resign his or her employment;

•

ensuring that for one year after termination of employment the NEO will cooperate with respect to various matters in which the NEO was personally involved prior to the NEO’s employment termination; and,

•	securing an agreement by the NEO to arbitrate all legally arbitrable claims arising not only from the severance agreement, but also from the NEO’s employment relationship with us.

The change-of-control agreements are provided to the NEOs because they align our and our stockholders’ interests by, among other things:

•	obtaining the same covenants and commitments as described above with respect to severance agreements; and

•

mitigating an NEO’s concerns about personal job security and financial well-being in the event of a change-of-control, thereby eliminating consequences that might prevent the NEO from providing objective advice and information to the Board and stockholders with respect to a proposed change-of-control, and helping to ensure that Management stays intact before and during a proposed change-of-control transaction.

The Committee annually reviews the form and terms of our severance and change-of-control agreements to evaluate whether they continue to promote our interests as noted above and were appropriate and competitive under the then-existing circumstances.

Severance Agreements Terms Overview

Under the terms of the existing form of severance agreement with our NEOs, an NEO who voluntarily terminates employment or whose employment is terminated involuntarily for cause would not receive any severance benefits associated with such termination. An NEO who is terminated

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involuntarily without cause would receive at a minimum a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, the NEO also is entitled to receive:

•	an additional lump sum severance payment equal to 12 months of base salary;

•	a lump sum payment based upon the NEO’s assigned target amount under our Annual Plan and a pro-rated payment of any Annual Plan award actually earned for the year in which the termination occurs; and

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 18 months.

Change-of-Control Agreements Terms Overview

Each NEO typically is entitled to severance payments and other benefits under the NEO’s change-of-control agreement if, within 24 months following a change-of-control, the NEO’s employment with us is involuntarily terminated without cause or the NEO voluntarily terminates employment with us for “good reason.”

For each NEO, the base severance benefit is a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing us from any liability for claims relating to employment with us, the NEO would be entitled to receive:

•	an additional lump sum severance payment, equal to 18 months of base salary;

•

a lump sum payment based upon the NEO’s awards under our Annual Plan equal to two times the greatest of (1) the NEO’s assigned Annual Plan target amount for the calendar year in which the termination occurs, (2) the actual Annual Plan payout for the calendar year immediately preceding the calendar year in which the termination occurs, or (3) the average of the Annual Plan payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the Annual Plan with respect to the preceding calendar year, plus a prorated Annual Plan payout at the maximum level for the portion of the then-current calendar year prior to date of termination;

•

a lump sum payment based upon the NEO’s awards under our Long-Term Plan equal to the bonus payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of termination (which amount shall not be less than it would be if calculated at the assigned target amount under the Long-Term Plan), plus a prorated Long-Term Plan payment at the target level for all incomplete performance periods as of the date of termination;

•	continuing coverage under our benefit plans, including life, health and other insurance benefits, for 24 months;

•	additional service credits toward retiree medical coverage (ranging from two to three years);

•	the immediate vesting of all restricted stock awards to the NEO under our Stock Plan and the lapse of all restrictions on such awards; and,

•

the right, for a period of three years, to exercise all stock options awarded to the NEO under the Stock Plan without regard to any waiting period required by the Stock Plan (but subject to expiration of the original ten-year period for the option to be exercised).

Specific Payments and Benefits under Severance and Change-of-Control Agreements

Each of the NEO’s change-of-control agreements contains a “double trigger” which provides that the NEO is entitled to the payments and benefits under the agreement if, within 24 months following

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our change-of-control, the Executive Officer’s employment with us is involuntarily terminated without “cause” or the Executive Officer voluntarily terminates employment with us for “good reason.” None of these agreements include a “gross-up” provision that would require a payment to the NEO if the NEO becomes subject to the federal excise tax on “parachute payments.” The specific circumstances that would trigger the payments and other benefits under the severance agreements, the estimated payments and benefits that would be provided in each covered circumstance for each NEO, how the payments and benefits are determined under such circumstances and all material conditions and obligations applicable to the receipt of the payments and benefits are set forth in the Potential Payments Upon Termination or Change-of-Control discussion beginning on page 92.

Limited Perquisites and Other Personal Benefits

Each of the NEOs receives a limited number of perquisites and other personal benefits, which the Committee has determined, based upon information provided by the Committee’s independent executive compensation consultant, are customary for Executive Officers of similarly situated companies and provide a competitive overall compensation package to our NEOs. These consist principally of reimbursement for tax planning services, financial planning services, and mandatory physical evaluations. Neither the CEO nor any of the other NEOs is permitted personal use of our airplane. The limited perquisites and personal benefits provided to each NEO are disclosed in the All Other Compensation column of the Summary Compensation Table on page 81. The NEOs pay all taxes associated with these perquisites and other personal benefits and their compensation is not “grossed up” to cover such taxes.

Other Employee Benefit Plans

Each of the NEOs also participates, or is eligible to participate, in various employee benefit plans generally available to all employees on the same terms and conditions as with respect to other similarly situated employees. These include the normal and customary programs for death and disability benefits generally available to all employees on the same terms and conditions of other similarly situated employees. It also includes the normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, vision insurance, pre-tax flexible spending accounts, variable performance-based supplemental contributions to a health savings account if we exceed the applicable annual net income threshold, short- and long-term disability insurance, pension benefits (for certain NEOs), educational assistance and matching gifts for charitable contributions from the AK Steel Foundation. While these benefits are considered to be an important and appropriate employment benefit for all of our employees, they are not considered to be a material component of an NEO’s annual compensation program. Because the NEOs receive these benefits on the same basis as other employees, these benefits are not established or determined by the Committee separately for each NEO as part of the NEO’s annual compensation package.

What is our Policy with Respect to Deductibility of Executive Compensation?

Key Takeaways: When the Committee was determining the compensation packages of the NEOs and other Executive Officers in January 2017, it took into account the anticipated tax treatment of the compensation to be paid. The Committee has routinely sought to structure our executive compensation program in a way that preserves the deductibility of compensation payments and benefits, but the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m). Under certain circumstances, the Committee may choose to award compensation that cannot be deducted under Section 162(m). The 2017 Tax Cuts and Jobs Act included significant changes to Section 162(m) that the Committee will consider when determining future Executive Officer compensation.

Discussion: Section 162(m) of the Internal Revenue Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s CEO

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and each of its other three most highly compensated Executive Officers (excluding the CFO). However, “qualified performance-based compensation” has historically (i.e., 2017 and prior thereto) been exempt from this deductibility limitation. Qualified performance-based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

In 2017 and prior years, the Committee considered the anticipated tax treatment when determining executive compensation and routinely sought to structure our executive compensation program in a way that preserved the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors that were considered by the Committee in determining executive compensation and, similarly, there are many factors that may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Committee has not followed any strict policy that all executive compensation must be deductible under Section 162(m).

III.	Shareholder outreach program and consideration of stockholder “say-on pay” voting results

Shareholder engagement

As previously discussed on page 56, we now conduct two targeted outreach campaigns during the year, beyond our regular, ongoing investor relations program. In each outreach effort, we invite approximately 30 of our largest stockholders to engage is a direct dialogue with us. Although we accommodate any permissible topics that any participating stockholder wishes to discuss, the focus of these exchanges typically includes corporate governance, executive compensation and, more recently, ESG matters.

Committee consideration of 2017 “say on pay” vote

One of the purposes of our shareholder outreach sessions is to provide stockholders with an opportunity to discuss and ask questions about our executive compensation program. Since 2011, we have held an advisory vote on executive compensation on an annual basis. At our 2017 Annual Meeting, our stockholders agreed with the Board’s recommendation to continue this annual practice. At that same Annual Meeting in May 2017, over 96% of the shares voted were cast in favor of a resolution to approve the compensation of the NEOs as disclosed in our 2017 Proxy Statement. The Committee considered the feedback it received through the stockholder engagement program, along with the results of the voting by stockholders on our 2016 say-on-pay proposal, at the Committee’s January 2017 meeting at which it established the 2017 compensation packages for the NEOs. The Committee also considered feedback provided during these stockholder sessions regarding other subjects, including, without limitation, suggestions to consider utilizing other and/or additional categories of performance-based goals under our incentive plans in the future and to evaluate whether ESG principles are being considered in a strategic way by the company, the Board and Executive Management. In response to this feedback and for other reasons, in January 2018 the Committee recommended, and the Board approved, the inclusion of a sustainability component, measured by an environmental performance metric, in our annual incentive plan for 2018 under the OMIP. The Committee selected air permit deviation events as a new category in the annual incentive plan in recognition of the views shared by stockholders on this subject, to drive continued progress on environmental matters, and to reinforce the company’s and the Board’s focus on sustainability.

On an ongoing basis, the Committee also considers the policies and recommendations on executive compensation of proxy advisory firms, our largest stockholders, and key third-party stakeholders, such as the Investor Stewardship Group, a collective of some of the largest U.S.-based institutional investors and global asset managers.

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MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based upon such review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

Ralph S. Michael, III, Chair

Dennis C. Cuneo

Sheri H. Edison

Gregory B. Kenny

James A. Thomson

Arlene M. Yocum

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CEO PAY RATIO CALCULATION

In August 2015, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd–Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). Our PEO is Mr. Newport, our CEO. The stated purpose of the newly required disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result and the Management Development and Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees.

We identified the median employee by examining the 2017 Form W-2 compensation for all employees, excluding Mr. Newport as CEO, who were employed by us on October 31, 2017 (whether employed on a full-time, part-time, or seasonal basis), other than employees of recently acquired Precision Partners and our limited number of non-US based employees.4 We adjusted compensation for employees who started during the year by assuming they started on January 1, 2017, and excluded employees on leave. We did not make any other assumptions, adjustments, or estimates with respect to compensation. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table on page 81. Our CEO’s 2017 total compensation was $13,940,093 (which includes $7,746,598 of Change in Pension Value, which is not a component of compensation awarded annually but rather is a mathematical calculation of the actuarial change in value of the CEO’s retirement benefit for which he received no cash benefit in 2017). Our 2017 median employee’s compensation was $92,949, resulting in a ratio of 150:1. Utilizing an alternative measurement, our CEO’s 2017 total compensation, when (i) excluding his aforementioned Change in Pension Value and (ii) including the average cost of a family healthcare plan at AK Steel, which is the same plan available to Mr. Newport, the median employee and all of our other employees, was $6,206,011. As so adjusted, Mr. Newport’s 2017 total compensation was $6,206,011, and the median employee’s 2017 total compensation was $105,465. This alternative measurement, which is provided solely for additional context and is not intended to replace the aforementioned required pay ratio disclosure, results in a pay ratio of 59:1.

Our calculation of the pay ratio may be different than the pay ratio of other public companies as a result of different methodologies used to determine the pay ratios. As a result, we would discourage the use of the ratios reported above as a basis for any comparison between companies.

[4]

The jurisdictions from which employees are being excluded due to the de minimis exemption (and the number of employees so excluded in each country) are Mexico (2), Spain (4), United Kingdom (4), France (8), Italy (11), Germany (11), and Netherlands (39). The total number of U.S. and non-U.S. employees is approximately 8,120 and 80, respectively, not counting Precision Partners. Precision Partners has approximately 1,000 employees in the U.S. and Canada.

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SUMMARY COMPENSATION TABLE FOR 2017

The table below summarizes the total compensation paid to or earned by each Named Executive Officer (“NEO”) for the years ended December 31, 2017, 2016, and 2015:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	SEC Total ($)	Total Not Including Change in Pension Value ($)(7)

Roger K. Newport	2017	$950,000	0	$1,973,013	$950,139	$2,255,131	$7,746,598	$65,212	$13,940,093	$6,193,495
Chief Executive Officer	2016	850,000	0	505,470	253,111	2,515,519	1,771,220	49,087	5,944,407	4,173,187
	2015	579,551	0	376,669	227,120	258,427	417,120	33,343	1,892,230	1,475,110
Kirk W. Reich	2017	750,000	0	716,756	345,157	1,496,292	5,071,598	47,873	8,427,676	3,356,078
President and Chief	2016	700,000	0	153,468	76,835	1,739,630	1,470,650	35,145	4,175,728	2,705,078
Operating Officer	2015	479,551	0	305,955	186,512	209,394	401,612	23,914	1,606,938	1,205,326
Jaime Vasquez (8)	2017	450,000	0	451,215	217,159	746,965	2,151,138	37,429	4,053,906	1,902,768
Vice President, Finance And Chief Financial Officer	2016	375,000	0	88,566	45,066	773,753	615,415	25,818	1,923,618	1,308,203
Joseph C. Alter (9)	2017	375,000	0	199,964	96,819	564,610	704,250	32,330	1,972,973	1,268,723
Vice President, General Counsel and Corporate Secretary	2016	350,000	75,000	53,766	26,924	546,101	350,048	31,630	1,433,469	1,083,421
Scott M. Lauschke (10)	2017	325,000	0	141,531	67,828	467,545	1,278,434	41,473	2,321,811	1,043,377
Vice President, Sales and Customer Service	2016	300,000	0	23,055	23,114	536,468	625,390	33,968	1,541,995	916,605
	2015	255,769	0	136,650	27,700	83,125	1,090,733	174,057	1,768,034	677,301

(1)

For 2016, this amount represents a one-time cash award in recognition of significant leadership contributions on several strategically important matters during the year, including efforts to improve our balance sheet, advance trade cases for carbon and stainless steel products, and service in leading roles in a number of other strategic projects.

(2)

The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC Topic 718 for awards of both restricted stock pursuant to the Stock Plan (although no performance shares were earned in 2017 or 2015). A discussion of the assumptions used to calculate the value of the stock awards reported in this column is located in Note 12 to the consolidated financial statements included in our 2017 Annual Report. The following table sets forth the values for only the performance share awards, as of their respective grant dates, assuming the performance conditions of such awards are achieved at their maximum potential levels:

	Maximum Award Value(a)
	2017	2016	2015
Roger K. Newport	$1,483,718	$385,758	$182,619
Kirk W. Reich	538,211	117,189	146,003
Jaime Vasquez	339,413	67,599	(b)
Joseph C. Alter	150,311	40,977	(b)
Scott M. Lauschke	106,673	35,235	N/A(c)

(a)	The maximum award values in this table are calculated by multiplying the grant date fair value of performance share grants from the Grants of Plan-Based Awards Table by 1.5.
(b)	Since Messrs. Alter and Vasquez were not NEOs during 2015, award values are not included for that year.

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(c)	Mr. Lauschke was hired as Vice President, Sales and Customer Service on February 23, 2015 and was not awarded performance shares for 2015.

(3)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock options reported in this column is located in Note 12 to the consolidated financial statements included in our 2017 Annual Report.

(4)	The table below summarizes the actual payments to each NEO under our Annual Plan and Long-Term Plan for the fiscal years ended December 31, 2017, 2016, and 2015, respectively.

Non-Equity Incentive Plan Compensation
Name	Year	Annual Plan ($)	Long-Term Plan ($)	Total ($)
Roger K. Newport	2017	$1,591,879	$663,252	$2,255,131
	2016	2,031,146	484,373	2,515,519
	2015	258,427	0	258,427
Kirk W. Reich	2017	1,005,398	490,894	1,496,292
	2016	1,393,924	345,706	1,739,630
	2015	209,394	0	209,394
Jaime Vasquez	2017	452,429	294,536	746,965
	2016	560,059	213,694	773,753
Joseph C. Alter	2017	351,889	212,721	564,610
	2016	453,025	93,076	546,101
Scott M. Lauschke	2017	283,187	184,358	467,545
	2016	388,307	148,161	536,468
	2015	83,125	0	83,125

(5)

The amounts reported in this column represent the change in pension value for each NEO. No NEO received preferential or above-market earnings on deferred compensation. The change in pension value for each NEO principally was the result of three factors: (i) a change in the ordinary course of the qualified earnings of each NEO used to calculate pension values; (ii) a change in the calculation of the interest component as a result of each NEO’s change in age relative to the NEO’s assumed retirement date; and (iii) a change in the discount rates used to determine the lump sum pension benefit as of the NEO’s assumed future payout date following his retirement and then to calculate the present value of the lump sum pension benefit to the reporting date. Another less significant factor that impacts the actuarial increase in pension value is the change in the value of the benefits to which an NEO is entitled under a qualified plan. See footnotes to Pension Benefits Table, below, for further explanation of the methodology used to calculate the present value of accumulated pension benefits for each NEO.

(6)

The compensation shown in this column includes matching contributions made by us to a qualified defined contribution plan and a nonqualified supplemental thrift plan, imputed income on company-sponsored life insurance, contributions to health savings accounts, and perquisites. A summary of the amounts included in this column is provided in the table below. Perquisites included in this column and provided to the NEOs include: reimbursement for tax planning services, financial planning services, and mandatory physical evaluations.

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Summary of All Other Compensation
Name	Year	Company Fixed Contribution to the Qualified Plan	Company Match to the Qualified Plan	Company Variable Match to the Qualified Plan	Company Match to the Non- Qualified Plan	Company Variable Match to the Non- Qualified Plan	Imputed Income on Life Insurance	HSA Company Contribution	Perquisites(a)	Relocation	Total
Roger K. Newport	2017	$8,100	$6,750	$6,913	$16,292	$9,312	$5,114	$4,350	$8,381	$0	$65,212
	2016	7,950	6,625	788	14,625	4,781	4,562	1,500	8,256	0	49,087
	2015	7,950	6,625	0	7,864	0	3,067	0	7,837	0	33,343

Kirk W. Reich	2017	8,100	6,750	10,275	12,000	937	2,611	1,375	5,825	0	47,873
	2016	7,950	6,625	1,350	10,875	3,937	2,435	0	1,973	0	35,145
	2015	7,950	6,625	0	5,363	0	1,640	0	2,336	0	23,914

Jaime Vasquez	2017	7,875	6,188	3,937	5,061	5,624	4,394	4,350	0	0	37,429
	2016	7,950	6,625	1,406	2,750	2,109	1,940	1,500	1,538	0	25,818

Joseph C. Alter	2017	8,100	6,750	9,263	2,625	112	843	1,500	3,137	0	32,330
	2016	7,950	6,625	5,313	2,125	1,912	705	0	7,000	0	31,630

Scott M. Lauschke	2017	8,100	6,750	9,313	1,375	0	1,085	4,350	10,500	0	41,473
	2016	7,950	6,625	3,750	875	787	1,581	1,500	10,900	0	33,968
	2015	7,673	6,394	0	0	0	828	0	21,542	137,620	174,057

(a)	The limited perquisites provided are described in the “Limited Perquisites and Other Personal Benefits” section on page 77 of the CD&A section.

(7)

The amounts reported in this column differ substantially from, and are not a substitute for, the amounts reported in the “SEC Total” column. The amounts reported in this column are solely intended to facilitate a stockholder’s understanding of how changes in pension value impact the total compensation reported in this Summary Compensation Table in any given year. To facilitate that understanding, this column shows total compensation without pension value changes. The amounts reported in this column are calculated by subtracting the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column from the amounts reported in the “SEC Total” column. The calculation of the pension values and the causes of the year-over-year changes in pension value are explained in footnote 5, above.

(8)	Mr. Vasquez became Vice President, Finance and Chief Financial Officer on January 1, 2016.
(9)	Mr. Alter became Vice President, General Counsel and Chief Compliance Officer on May 30, 2014, and was named Vice President, General Counsel and Corporate Secretary on May 29, 2015.
(10)	Mr. Lauschke became Vice President, Sales and Customer Service on February 23, 2015. Mr. Lauschke was an NEO in 2015 and 2017 but not in 2016.

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GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes equity and non-equity grants to the NEOs during the fiscal year ended December 31, 2017:

Name		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)(6)	Exercise Or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Awards ($)(7)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger K. Newport	(1)	$0	$1,187,500	$2,375,000	—	—	—	—	—	—	—
	(2)	593,750	1,187,500	2,375,000	—	—	—	—	—	—	—
	1/18/17	—	—	—	45,900	91,800	137,700	—	—	—	$989,145
	1/18/17	—	—	—	—	—	—	100,600	—	—	983,868
	1/18/17	—	—	—	—	—	—	—	173,700	$9.780	950,139

Kirk W. Reich	(1)	$0	$750,000	$1,500,000	—	—	—	—	—	—	—
	(2)	375,000	750,000	1,500,000	—	—	—	—	—	—	—
	1/18/17	—	—	—	16,650	33,300	49,950	—	—	—	$358,808
	1/18/17	—	—	—	—	—	—	36,600	—	—	357,948
	1/18/17	—	—	—	—	—	—	—	63,100	$9.780	345,157

Jaime Vasquez	(1)	$0	$337,500	$675,000	—	—	—	—	—	—	—
	(2)	168,750	337,500	675,000	—	—	—	—	—	—	—
	1/18/17	—	—	—	10,500	21,000	31,500	—	—	—	$226,275
	1/18/17	—	—	—	—	—	—	23,000	—	—	224,940
	1/18/17	—	—	—	—	—	—	—	39,700	$9.780	217,159

Joseph C. Alter	(1)	$0	$262,500	$525,000	—	—	—	—	—	—	—
	(2)	131,250	262,500	525,000	—	—	—	—	—	—	—
	1/18/17	—	—	—	4,650	9,300	13,950	—	—	—	$100,208
	1/18/17	—	—	—	—	—	—	10,200	—	—	99,756
	1/18/17	—	—	—	—	—	—	—	17,700	$9.780	96,819

Scott M. Lauschke	(1)	$0	$211,250	$422,500	—	—	—	—	—	—	—
	(2)	105,625	211,250	422,500	—	—	—	—	—	—	—
	1/18/17	—	—	—	3,300	6,600	9,900	—	—	—	$71,115
	1/18/17	—	—	—	—	—	—	7,200	—	—	70,416
	1/18/17	—	—	—	—	—	—	—	12,400	$9.780	67,828

(1)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2017 for the 2017 performance period under the Annual Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation” and “Annual Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2017. The amounts actually paid to each NEO for 2017 are set forth in the Summary Compensation Table at page 81.

(2)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2017 for the 2017–2019 performance period under the Long-Term Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation” and “Long-Term Incentive Awards” sections of the CD&A. The estimate is based on the NEO’s base pay on January 1, 2017. The amounts actually paid to each NEO for 2017 for the three-year performance period ending in 2017 are set forth in the Summary Compensation Table at page 81.

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(3)

The amounts reported in this column represent the range of the potential number of performance shares representing a right to receive shares of our common stock that may be issued to each NEO for the 2017–2019 performance period under the Stock Plan. Terms applicable to the performance share grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation” and “Equity Awards” sections of the CD&A.

(4)

The amounts reported in this column represent the number of shares of restricted stock granted under the Stock Plan to each NEO in 2017. The restrictions on the transfer of the restricted stock grants reported in this column made on January 18, 2017 will lapse in equal installments on one-third of the shares granted on each of the first three anniversaries of the grant. Other terms applicable to the restricted stock grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation” and “Equity Awards” sections of the CD&A.

(5)

The amounts reported in this column represent the number of nonqualified stock options granted to each NEO under the Stock Plan in 2017. Each option represents a right to purchase a share of our common stock at a price established in an option award agreement at the time of the grant. The stock options reported in this column will vest in equal installments of one-third of the options granted on each of the first three anniversaries of the grant. Other terms applicable to the stock options granted under the Stock Plan are described in the “Overview of Key Pay-for-Performance Components and Application to 2017 Executive Compensation” and “Equity Awards” sections of the CD&A.

(6)

The exercise price for options granted under the Stock Plan equals the average of the high and low sales prices for our common stock on the grant date. If there were no sales of our common stock on the grant date, then the exercise price equals the average of the high and low sales prices for our common stock on the nearest preceding trading day on which there were sales of our common stock.

(7)

The grant date fair value of restricted stock awards is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of restricted stock is the average of the high and low sales prices of a share of our common stock on the grant date. The grant date fair value of stock options and performance shares are valued by our actuary in accordance with ASC Topic 718. A discussion of the assumptions used to calculate the grant date value of stock options and performance shares reported in this column is located in Note 12 to the consolidated financial statements included in our 2017 Annual Report.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information as to all outstanding stock option, restricted stock and performance share awards held by the NEOs as of December 31, 2017:

Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Roger K. Newport	01/17/08	2,750	0	$36.5850	01/17/18	142,206	$804,886	239,600	$1,356,136
	01/21/09	7,500	0	9.210	01/21/19
	01/20/10	4,125	0	22.9650	01/20/20
	01/19/11	8,700	0	14.5700	01/19/21
	01/18/12	14,100	0	9.1100	01/18/22
	01/23/13	16,900	0	4.5900	01/23/23
	01/22/14	20,000	0	6.7200	01/22/24
	05/29/14	36,500	0	6.2050	05/29/24
	01/21/15	21,133	10,567(1)	3.9750	01/21/25
	05/28/15	31,933	15,967(2)	5.1500	05/28/25
	01/20/16	66,433	132,867(3)	1.7400	01/20/26
	01/18/17	0	173,700(4)	9.7800	01/18/27

Kirk W. Reich	01/17/08	2,000	0	36.5850	01/17/18	80,566	$456,004	78,200	$442,612
	01/21/09	6,375	0	9.210	01/21/19
	01/20/10	3,625	0	22.9650	01/20/20
	01/19/11	8,300	0	14.5700	01/19/21
	01/18/12	14,100	0	9.1100	01/18/22
	01/23/13	14,100	0	4.5900	01/23/23
	01/22/14	16,000	0	6.7200	01/22/24
	05/29/14	29,000	0	6.2050	05/29/24
	01/21/15	16,866	8,434(1)	3.9750	01/21/25
	05/28/15	26,600	13,300(2)	5.1500	05/28/25
	01/20/16	20,166	40,334(3)	1.740	01/20/26
	01/18/17	0	63,100(4)	9.7800	01/18/27

Jaime Vasquez	10/15/14	2,760	0	5.4150	10/15/24	42,033	$237,907	46,900	$265,454
	01/21/15	6,600	3,300(1)	3.9750	01/21/25
	01/20/16	11,633	23,267(3)	1.7400	01/20/26
	01/18/17	0	39,700(4)	9.7800	01/18/27

Joseph C. Alter	01/23/13	4,100	0	4.590	01/23/23	24,633	$139,423	25,000	$141,500
	01/22/14	5,500	0	6.7200	01/22/24
	05/29/14	14,500	0	6.2050	05/29/24
	01/21/15	10,400	5,200(1)	3.9750	01/21/25
	01/20/16	7,066	14,134(3)	1.7400	01/20/26
	01/18/17	0	17,700(4)	9.7800	01/18/27

Scott M. Lauschke	02/23/15	6,666	3,334(5)	4.555	02/23/25	25,866	$146,402	20,100	$113,766
	01/20/16	6,066	12,134(3)	1.7400	01/20/26
	01/18/17	0	12,400(4)	9.7800	01/18/27

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(1)	These options became exercisable on January 21, 2018.

(2)	These options will become exercisable on May 28, 2018.

(3)	These options became, or will become, exercisable as follows: one-half on January 20, 2018, and one half on January 20, 2019.

(4)	These options became, or will become, exercisable as follows: one-third on January 18, 2018, one third on January 18, 2019, and one third on January 18, 2020.

(5)	These options became exercisable on February 23, 2018.

(6)	The restricted stock awards that had not vested as of December 31, 2017, have vesting dates as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Lauschke
01/18/2018	21,919	12,200	7,666	3,400	2,400
01/20/2018	31,830	14,433	8,333	5,066	4,333
01/21/2018	6,062	7,000	2,367	4,300	—
02/23/2018	—	—	—	—	10,000
05/28/2018	6,730	8,100	—	—	—
01/18/2019	21,918	12,200	7,667	3,400	2,400
01/20/2019	31,829	14,433	8,333	5,067	4,333
01/18/2020	21,918	12,200	7,667	3,400	2,400

Total:	142,206	80,566	42,033	24,633	25,866

(7)

The dollar value shown in the column is calculated by multiplying the closing market price of our common stock as of December 31, 2017 ($5.66 per share), by the number of shares set forth in the preceding column.

(8)	The performance period end dates and vesting dates for Unearned Performance Shares are as follows:

	Mr. Newport	Mr. Reich	Mr. Vasquez	Mr. Alter	Mr. Lauschke
12/31/2018	147,800	44,900	25,900	15,700	13,500
12/31/2019	91,800	33,300	21,000	9,300	6,600

Total:	239,600	78,200	46,900	25,000	20,100

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OPTION EXERCISES AND STOCK VESTED TABLE

There were no stock options exercised by any NEO in 2017. The table below provides information related to each option and stock grant that vested during the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)(3)
Roger K. Newport	—	$—	77,433	$213,927
Kirk W. Reich	—	—	38,701	319,729
Jaime Vasquez	—	—	11,183	104,125
Joseph C. Alter	—	—	13,867	122,155
Scott M. Lauschke	—	—	14,334	125,973

(1)	There were no options exercised during 2017 by the NEOs.
(2)

The amounts in these columns reflect the gross number of shares acquired upon vesting and the corresponding gross value realized, based upon such gross number of shares. The table below summarizes the net number of shares acquired on vesting and the corresponding net value realized by each NEO from this net number of shares. The net number of shares acquired on vesting has been calculated by subtracting (i) the actual number of shares that were withheld for tax purposes from (ii) the gross number of shares. The net value realized has been calculated by multiplying (a) the net number of shares acquired upon vesting by, (b) for restricted stock, the average of the high and low sales prices for our common stock on the respective vesting dates for each award of restricted stock that vested during the fiscal year ended December 31, 2017. There were no shares earned by the NEOs for 2017 from performance share grants.

	Stock Awards
Name	Net Number of Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
Roger K. Newport	52,481	$146,076
Kirk W. Reich	26,566	219,475
Jaime Vasquez	7,164	66,616
Joseph C. Alter	9,348	82,179
Scott M. Lauschke	9,341	82,034

(3)

Value realized on vesting is calculated by multiplying (i) the number of shares acquired upon vesting of restricted stock by (ii) the average of the high and low sales prices for our common stock on the vesting date.

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PENSION BENEFITS TABLE

The table below provides the benefit plan name, the number of years of creditable service and the present value of accumulated benefits as of December 31, 2017, and the payments, if any, made to each NEO during the last fiscal year:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(4)	Payments During Last Fiscal Year ($)
Roger K. Newport	AK Steel Corporation Non-Contributory Pension Plan(1)	32.78	$1,207,533	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	12,119,749	0
Kirk W. Reich.	AK Steel Corporation Non-Contributory Pension Plan(1)	28.99	824,919	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	8,268,843	0
Jaime Vasquez .	AK Steel Corporation Executive Retirement Income Plan	(3)	3,626,849	0
Joseph C. Alter.	AK Steel Corporation Executive Retirement Income Plan	(3)	1,777,594	0
Scott M. Lauschke	AK Steel Corporation Executive Retirement Income Plan	(3)	2,994,557	0

(1)

Our full-time, non-represented salaried employees, including two of our NEOs, Mr. Newport and Mr. Reich, who were hired prior to January 31, 2009, are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula (the “Final Average Pay Formula”). Eligibility for coverage under a particular formula typically is determined by the date on which a participant commenced employment with us. The NCPP was closed to new entrants and benefit accruals were frozen as of January 31, 2009. All of the participants in the NCPP are vested. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code.

Under the Cash Balance Formula, a participant’s account is credited monthly with (i) a service credit based on the participant’s years of service and eligible compensation for that month (service credits ceased after January 31, 2009, when we froze NCPP benefits), and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation.

NCPP benefits for Mr. Newport and Mr. Reich are determined under the Final Average Pay Formula. Under the Final Average Pay Formula, a participant’s retirement benefits are calculated on the basis of his or her (i) number of years of credited service and (ii) average earnings which include base pay, annual bonuses, long-term incentives, and overtime during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation, all determined as of January 31, 2009. Mr. Newport has obtained retirement eligibility and his annual benefit accrued to January 31, 2009, is $60,002 to age 62 and $72,540 after age 62. Assuming Mr. Reich continues to work for us until he has 30 years of service, his

89	2018 Proxy Statement

annual benefit accrued to January 31, 2009, would be $39,915 to age 62 and $47,158 after age 62. The NCPP was frozen in January 2009.

(2)

Credited service is not a component of the calculation of benefits under the Executive Minimum and Supplemental Retirement Plan (the “SERP”). It is, however, a component of vesting. The SERP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an Officer and as an employee, and vests in a further 10% of such benefit for each additional year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Under these criteria, Messrs. Newport and Reich are 100% vested. A discussion of the SERP is included in the “Pension and Other Retirement Benefits” section of the CD&A. As discussed in the CD&A section, at its March 2014 meeting the Management Development and Compensation Committee locked participation in the SERP to then-existing participants and replaced it for Officers elected thereafter with the Executive Retirement Income Plan (“ERIP”), which provides a reduced level of benefits.

(3)

As is the case with the SERP, under the ERIP credited service is a component of vesting but is not a component of the calculation of benefits. The ERIP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer and as an employee, and vests in an additional 10% of such benefit for each year of service as an employee in addition to such five years of service, up to 100% vesting after ten years of total service. Messrs. Alter, Lauschke and Vasquez are not yet vested in the ERIP. Pursuant to the graded vesting schedule described above and given his total company service, Mr. Vasquez will become 70% vested in his benefit upon five years of service as an officer (in 2021), and vest in an additional 10% of such benefit for each year of service thereafter, achieving 100% vesting upon ten years of total service in 2024. Pursuant to the graded vesting schedule described above and given his total company service, Mr. Alter will become 100% vested in his benefit upon five years of service as an officer (in 2019). Pursuant to the graded vesting schedule described above and given his total company service, Mr. Lauschke will become 50% vested in his benefit upon five years of service as an officer (in 2020), and vest an additional 10% of such benefit for each year of service thereafter, achieving 100% vesting upon ten years of total service in 2025. As discussed in the CD&A section, at its January 2018 meeting the Management Development and Compensation Committee locked participation in the ERIP to then-existing participants and replaced it for Officers elected thereafter with a new supplemental defined benefit plan, which is discussed on page 72 of the CD&A.

(4)

The calculation of the present value of accumulated benefits begins with a calculation of the lump sum that would be payable upon the later of age 60 or the full vesting date. This lump sum has been calculated using a discount rate of 1.13% for lump sums paid in 2018, and ranging from 1.07% to 1.29% from 2019 to 2023 and the years after. The lump sums were calculated using the IRS 2019 Unisex Mortality Table. The lump sum determined on these assumptions is then discounted back to December 31, 2017, at a discount rate of 3.76%. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit can be found in Note 7 to the consolidated financial statements included in our 2017 Annual Report.

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NONQUALIFIED DEFERRED COMPENSATION TABLE

Our Supplemental Thrift Plan (the “STP”) is a nonqualified retirement plan that provides for matching contributions by us with respect to base salary that are not permitted to be taken into account under our Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. We also have an Executive Deferred Compensation Plan, though none of the NEOs participate in that plan. The table below provides information regarding the contributions, aggregate earnings and the total account balance in the STP for each NEO as of December 31, 2017. The STP and the Deferred Plan are described in more detail in the “Overview of Other Key Compensation Components and Application to 2017 Executive Compensation” and “Pension and Other Retirement Benefits” section of the CD&A.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions In Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance in Last Fiscal Year End ($)
Roger K. Newport	STP	—	$30,385	$1,113	$73,241
Kirk W. Reich	STP	—	16,874	658	42,429
Jaime Vasquez	STP	—	12,794	158	16,074
Joseph C. Alter	STP	—	4,649	89	7,122
Scott M. Lauschke	STP	—	2,162	34	3,071

(1)

For the STP, the amount shown in this column is calculated based upon assumed earnings on each NEO’s account balance using an investment option within the company-sponsored Thrift Plan known as the Fixed Income Fund.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The potential payments and benefits provided to an NEO upon his termination from, or a change-of-control of, AK Steel will vary depending upon the circumstances and the bases for the payments and benefits. The various bases for payments and benefits and circumstances which will impact the determination of post-termination or change-of-control payments and benefits are described below.

Bases for Determination of Payments upon Termination or Change-Of-Control

We have entered into severance and change-of-control agreements with each of our NEOs that provide post-termination and/or change-of-control benefits. The benefits provided under each of these agreements and the material terms of each, including the material conditions and obligations applicable to the receipt of payments and benefits under the agreements, are described in the “Post-Termination Benefits” section of the CD&A, beginning at page 75. In addition, the termination of an NEO’s employment and/or a change-of-control may trigger payments or benefits under the Annual Plan, Long-Term Plan, Stock Plan, and the SERP or ERIP, each of which is also described in the CD&A section.

Circumstances Impacting the Determination of Payments upon Termination or Change-Of-Control

There are various scenarios under which payments upon termination of employment or change-of-control are made. For purposes of the tables that follow, these scenarios are assumed to be as follows:

Normal Retirement

This scenario assumes that the NEO has terminated his employment with us as of December 31, 2017, and receives the normal retirement benefits to which he is entitled, if any, under the terms of the NCPP. The payments and benefits listed in the table below with respect to “Normal Retirement” represent payments and benefits beyond those to which the NEO is entitled under the NCPP. Payments to the NEOs under the NCPP that have vested as of December 31, 2017 are set forth above in the Pension Benefits Table, at page 89. Messrs. Reich, Vasquez, Alter and Lauschke were either not eligible to retire under the terms of the NCPP as of December 31, 2017, or are not participants in the NCPP, and thus the “Normal Retirement” scenario is not applicable to them.

Involuntary Termination without Cause (No Change-of-Control)

This scenario assumes that we have involuntarily terminated the employment of the NEO without cause as of December 31, 2017. It also assumes that we have not experienced a change-of-control event.

Disability

This scenario assumes that the NEO became permanently and totally disabled, as provided under our long-term disability plan, as of December 31, 2017. Mr. Newport was retirement eligible as of December 31, 2017, and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his disability as of December 31, 2017, beyond what is reflected in the “Normal Retirement” scenario, this “Disability” scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

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Death

This scenario assumes that the NEO died on December 31, 2017, while employed by us. Mr. Newport was retirement eligible as of December 31, 2017, and would have been entitled to the respective benefits provided under the “Normal Retirement” scenario. As such, because Mr. Newport would not have received any incremental value in the event of his death as of December 31, 2017, beyond what is reflected in the “Normal Retirement” scenario, this scenario is inapplicable to him because he would receive no incremental benefit relative to what he already is entitled to by virtue of being retirement eligible.

Change-of-Control

This scenario assumes that we experienced a change-of-control event and that within 24 months following the change-of-control (a) we involuntarily terminated the employment of the NEO without cause, or (b) the NEO voluntarily terminated his employment with us for “good reason.”

Under the terms of the change-of-control agreements entered into between us and each of the NEOs, “good reason” includes the assignment of duties inconsistent with the NEO’s qualifications, a demotion or diminution in job responsibilities, a reduction in annual base salary, a requirement that the NEO be based anywhere other than at our principal executive offices as they existed prior to the change-of-control, our failure to pay compensation due to the NEO, our failure to continue in effect any compensation plan in which the NEO participated at the time of the change-of-control, material reduction in benefits under the SERP or ERIP, our failure to obtain the agreement of any successor corporation to assume and agree to perform the change-of-control agreements, and our failure to give proper notice or otherwise comply with the procedural requirements for involuntary termination without cause.

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The table below summarizes the potential payments resulting from the various scenarios set forth above for each of the NEOs:

Event	Roger K. Newport	Kirk W. Reich	Jaime Vasquez	Joseph C. Alter	Scott M. Lauschke

Normal Retirement
Unvested Stock Options(1)	$546,787	$—	$—	$—	$—
Unvested Stock Awards(2)	804,886	—	—	—	—
Prorated Annual Plan(3)	1,591,879	—	—	—	—
Long-Term Plan(4)	484,373	—	—	—	—
Prorated Performance Shares at Target(5)	730,895	—	—	—	—

Total	$4,158,820	$—	$—	$—	$—
Involuntary Termination Without Cause (No Change-of-Control)
Unvested Stock Options(1)	$—	$179,104	$96,767	$64,167	$51,249
Annual Plan(6)	1,187,500	1,755,398	789,929	614,389	494,437
Long-Term Plan(4)	—	345,706	213,694	93,076	—
Health and Welfare Benefits(7)	41,193	38,012	39,537	42,533	39,123
Cash Severance(8)	1,425,000	1,125,000	675,000	562,500	487,500

Total	$2,653,693	$3,443,220	$1,814,927	$1,376,665	$1,072,309
Death/Disability
Unvested Stock Options(1)	$—	$179,104	$96,767	$64,167	$51,249
Unvested Stock Awards(9)	—	456,004	237,907	139,423	146,402
Prorated Annual Plan(3)	—	1,005,398	452,429	351,889	283,187
Long-Term Plan(4)	—	345,706	213,694	93,076	—
Prorated Performance Shares at Target(5)	—	232,249	137,349	76,787	63,392
Incremental SERP(10)	—	985,085	—	—	—
Incremental ERIP(11)	—	—	—	674,593	—

Total	$—	$3,203,546	$1,138,146	$1,399,935	$544,230
Change-of-Control
Unvested Stock Options(12)	$—	$179,104	$96,767	$64,167	$51,249
Unvested Stock Awards(12)	—	456,004	237,907	139,423	146,402
Annual Plan(13)	2,814,267	2,893,924	1,235,059	978,025	810,807
Prorated Performance Shares at Target(14)	—	232,249	137,349	76,787	63,392
Prorated Long-Term Plan at Target(15)	1,767,002	1,183,944	644,599	451,771	384,721
Incremental SERP(16)	4,764,910	4,530,140	—	—	—
Incremental ERIP(17)	—	—	4,811,695	1,879,698	4,478,523
Health and Welfare Benefits(18)	54,924	50,682	52,716	56,710	52,164
Cash Severance(19)	1,900,000	1,500,000	900,000	750,000	650,000

Total	$11,301,103	$11,026,047	$8,116,092	$4,396,581	$6,637,258

(1)

Under the terms of the Stock Plan, a participant ordinarily may only exercise stock options granted under the Stock Plan while still employed by us. If, however, a participant dies, becomes disabled, retires or is involuntarily terminated without cause, the participant (or, in the case of death, his or her beneficiary) has a period of three years after such triggering event to exercise stock options granted under the Stock Plan. The amounts reported in this row represent the value as of December 31, 2017, of the unexercised stock options granted to each NEO. These amounts assume that all of the respective NEOs’ unexercised stock options as of December 31, 2017, were exercised on December 31, 2017, and were calculated based on the closing market price of our common stock ($5.66) on the last day that stock traded (December 29, 2017) during our 2017 fiscal year, less the option exercise price per share. Stock options that had an exercise price above $5.66 as of December 31, 2017, are treated as having

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no value for purposes of the amounts reported in this row. Mr. Newport was retirement eligible as of December 31, 2017, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(2)

Under the terms of the Stock Plan, restrictions remaining with respect to restricted stock held by a participant as of the date of the participant’s retirement continue to lapse and vest after retirement as provided in the applicable award agreement governing the restricted stock grant to the participant. For purposes of this row, all shares of restricted stock outstanding as of December 31, 2017, are treated as having vested on that day. Amounts were calculated based on the closing market price of our common stock ($5.66) on the last day that stock traded (December 29, 2017) during 2017.

(3)

Under the terms of the Annual Plan, if a participant dies, becomes disabled, or retires during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive a prorated incentive award for that performance period based upon the portion of his or her participation during the period. For purposes of calculating the amounts reported in this row, the effective date of retirement, disability or death was assumed to have occurred on December 31, 2017. Using this assumption, to the extent that an incentive award was earned under the Annual Plan, the NEO would be entitled to the full amount of that award and no prorated calculation would be necessary. An incentive award was earned by and paid to each NEO for the 2017 performance period. The amount of that award is also reported in the Summary Compensation Table beginning at page 81.

(4)

Under the terms of the Long-Term Plan, if a participant dies, becomes disabled, retires or is involuntarily terminated without cause during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date. Because the triggering event for purposes of this table is deemed to have occurred on December 31, 2017, the amount reported is equal to twice the amount of the Performance Award paid to the NEO for the 2015–2017 performance period (which amount would have been paid in 2017), less the amount of the Performance Award for that period that we actually paid to the NEO in February 2017 pertaining to that performance period.

(5)

Under the terms of the Stock Plan, if a participant dies, becomes disabled, or retires while holding performance shares, each performance share held by the participant is deemed to be earned on a prorated basis. The shares will be issued to the NEO (or, in the case of death, his or her beneficiary) at the conclusion of the applicable performance period at the same time that shares are issued to other participants whose employment did not terminate before the end of the period and will be prorated on the basis of the number of months of service by the NEO during the performance period, with the normal adjustment based upon the achievement of the performance goals during the entire performance period. For purposes of calculating the amounts reported in this row, it was assumed that the effective date of retirement, disability or death occurred on December 31, 2017, and that we will achieve the target performance level under the 2016–2018 performance period and the 2017–2019 performance period. Under these assumptions, each NEO would be entitled to receive a prorated portion (two-thirds for the 2016-2018 performance period and one-third for the 2017–2019 performance period) of the target payout for both performance periods. The performance level assumptions used to calculate the amounts reported in this row were selected merely to demonstrate the potential compensation that the NEOs could earn with respect to performance shares following certain triggering events and are not intended to provide any indication regarding our future performance.

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(6)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause and the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, that NEO is entitled to receive a lump sum payment separate from and in addition to his assigned target amount under the Annual Plan for the calendar year in which his date of termination occurs. In addition, each NEO is entitled to receive on a prorated basis the award, if any, under the Annual Plan to which such NEO would have been entitled with respect to the calendar year during which the termination occurred. The target amount assigned to each NEO under the Annual Plan for 2017, based on base pay on January 1, 2017, is reported in the Grants of Plan-Based Awards Table beginning at page 84. The payment in this chart has been calculated using each NEO’s actual base pay for the twelve months ending December 31, 2017. Assuming a termination date of December 31, 2017, each of the NEOs would have been entitled under their severance agreements to a lump sum payment equal to their respective assigned target amount under the Annual Plan for the 2017 performance period. Each NEO would also have received an additional prorated Annual Plan award, which because the termination date is assumed to be December 31, 2017, would be equivalent to the award actually made for the 2017 performance period. Absent the application of the severance agreements, an NEO would not be entitled to any payment under the Annual Plan for the performance period in which he is terminated.

(7)

Under the terms of the severance agreements entered into between us and each NEO, in the event an NEO’s employment is terminated without cause the NEO is entitled to continue to receive certain benefits for the duration of his “severance period.” The term “severance period” is either six or eighteen months for each NEO, depending upon whether they execute releases of all claims relating to their employment in our favor. The shorter term applies if the NEO does not execute a release of all claims in our favor relating to his employment and the longer term applies if he does execute such a release. If the NEO executes a release of claims in our favor relating to his employment, he is entitled to receive certain employment benefits for the duration of his severance period. The employee benefits reported in this row include an executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(8)

Under the terms of the severance agreements entered into between us and each NEO, an NEO who is involuntarily terminated without cause is entitled to receive cash severance benefits in an amount equal to the NEO’s base salary for a period of six months in a single, undiscounted lump sum. If the NEO executes an agreement releasing us from any liability for claims relating to the NEO’s employment with us, the NEO is also entitled to receive an additional lump sum severance payment in an amount equal to 12 months of base salary. The amounts calculated for this row assume that the termination occurred on December 31, 2017.

(9)

Under the terms of the Stock Plan, if a participant dies or becomes disabled, then all outstanding restrictions on his or her unvested restricted stock immediately lapse. The amounts reported in this row represent the value of the unvested restricted stock granted to each NEO under the Stock Plan assuming death or disability occurred on December 31, 2017. Amounts were calculated based on the closing market price of our common stock ($5.66) on the last day that the stock traded (December 29, 2017) during 2017. Mr. Newport was retirement eligible as of December 31, 2017, and, therefore, he would not have received any incremental value in the event of his death or disability as of that date beyond what is reflected in the “Normal Retirement” scenario.

(10)

The amounts reported in this row represent the incremental value of the SERP benefit calculated for each NEO other than Messrs. Alter, Lauschke and Vasquez, who are not participants in the SERP, assuming death or disability on December 31, 2017, in excess of the vested amount payable due to retirement as of December 31, 2017. In other words, this row excludes any amounts to which the NEO would be entitled under the terms of the SERP if he

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left his employment with us as of December 31, 2017, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 89. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2017, and a 1.09% discount rate was used to calculate the lump sum present value.

(11)

The amounts reported in this row represent the incremental value of the ERIP benefit calculated for Messrs. Alter, Lauschke and Vasquez, who are participants in the ERIP, assuming death or disability on December 31, 2017, in excess of the vested amount payable due to retirement as of December 31, 2017. In other words, this row excludes any amounts to which Messrs. Alter, Lauschke or Vasquez would be entitled under the terms of the ERIP if he left his employment with us as of December 31, 2017, without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 89. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2017, and a 1.09% discount rate was used to calculate the lump sum present value.

(12)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled immediately to (a) exercise all stock options awarded to the NEO under the Stock Plan from the effective date of the release until the earlier of the third anniversary of the date of termination or the date the option expires under its own terms, and (b) unrestricted ownership of all shares of restricted stock granted to the NEO under the Stock Plan. Under the terms of the Stock Plan, as of the effective date of our change-of-control all outstanding stock options become immediately exercisable, all restrictions on the transfer of unvested restricted stock lapse, and all performance shares are deemed earned at the target amount assigned to each award, with payment prorated based upon the number of full months of the performance period with respect to each award that has lapsed as of the effective date of the change-of-control. Mr. Newport was retirement eligible as of December 31, 2017, and would have been entitled to the respective benefits without the occurrence of our change-of-control. As such, because Mr. Newport would not have received any incremental value in the event of a change-of-control as of December 31, 2017, beyond what is reflected in the “Normal Retirement” scenario, no additional value is reflected in this table.

(13)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to (a) two times the greater of (i) the NEO’s assigned target amount under the Annual Plan for the calendar year in which the termination occurs, (ii) the amount paid to the NEO under the Annual Plan for the calendar year immediately preceding the calendar year in which the date of termination occurs, or (iii) the average of the amounts paid or payable to the NEO under the Annual Plan for each of the three calendar years immediately preceding the calendar year in which the date of termination occurs, less (b) any amounts otherwise paid or payable to the NEO under the Annual Plan with respect to the calendar year immediately preceding the calendar year in which the date of termination occurs, plus (c) the NEO’s assigned maximum amount under the Annual Plan for the year in which the date of termination occurs, prorated based upon the employment period during such year. The amounts reported in this row assume that the termination occurred on December 31, 2017. Mr. Newport is retirement eligible at December 31, 2017, and would be entitled to receive the actual payment earned without a change-of-control. Therefore, the value provided for

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Mr. Newport represents the payment to which he would be entitled under the terms of his change-of-control agreement above and beyond the amount to which he would already be entitled under the Annual Plan in the event of his retirement.

(14)

Under the terms of the Stock Plan, if a change-of-control occurs and a participant has outstanding grants of performance shares, each grant held by the participant is deemed to be earned at the target amount assigned to the participant on a prorated basis based upon the number of full months of the performance period with respect to each award that has elapsed as of the effective date of the change-of-control. The prorated payment will be made to the NEO as soon as administratively feasible following the effective date of the change-of-control. The amounts reported in this row assume that the effective date of change-of-control occurred on December 31, 2017. Mr. Newport is retirement eligible at December 31, 2017, and would be entitled to this provision without a change-of-control. Therefore, the value is excluded from this table.

(15)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event and the execution of a full release of claims in our favor, the NEO is entitled to receive a lump sum payment equal to the incentive payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of the NEO’s termination (which amount shall not be less than it would be if calculated at the NEO’s assigned target amount under the Long-Term Plan), plus a prorated amount of the incentive award with respect to any incomplete performance period calculated at the NEO’s assigned target amount under the Long-Term Plan for each such performance period. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2017.

(16)

The amounts reported in this row represent the incremental value of the SERP calculated under the change-of-control agreement for Messrs. Newport and Reich in excess of the vested amount as of December 31, 2017. In other words, this row excludes any amounts to which the NEO would be entitled if he retired on December 31, 2017, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 89, adjusted to reflect commencement at the earliest possible date on or after December 31, 2017. These adjustments include a payment date of December 31, 2017, or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 1.09% discount rate used to calculate the lump sum present value. Under the SERP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2017.

(17)

The amounts reported in this row represent the incremental value of the ERIP calculated under the change-of-control agreement for Messrs. Alter, Lauschke and Vasquez, in excess of the vested amount as of December 31, 2017. In other words, this row excludes any amounts to which Messrs. Alter, Lauschke and Vasquez would be entitled if any of them retired on December 31, 2017, regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 89, adjusted to reflect commencement at the earliest possible date on or after December 31, 2017. These adjustments include a payment date of December 31, 2017, or age 55, if later, a reduction in benefits to reflect commencement prior to

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age 60, and a 1.09% discount rate used to calculate the lump sum present value. Under the ERIP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The ERIP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by us to a participant’s account in a tax-qualified defined contribution plan sponsored by us. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2017.

(18)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to continue to receive certain benefits, if the NEO executes a full release of claims relating to his employment in our favor, for up to 24 months. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2017. The employment benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(19)

Under the terms of the change-of-control agreements entered into between us and each NEO, upon a triggering event the NEO is entitled to receive cash severance benefits in an amount equal to six months of the NEO’s base salary in a single, undiscounted lump sum payment. If the NEO executes a full release of claims relating to his employment in our favor, the NEO is entitled to receive additional cash severance in a single, undiscounted lump sum in an amount equal to 18 months of the NEO’s base salary. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2017.

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AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2017, the Committee met ten times and discussed the interim quarterly financial results with our Chief Financial Officer and our independent registered public accounting firm, Ernst & Young LLP (the “independent auditors”), prior to public release.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with Management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with our independent auditors and our internal auditors our audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement audit and evaluation of internal control over financial reporting.

The Committee discussed and reviewed with our independent auditors all communications required by auditing standards of the PCAOB (United States), including those described in PCAOB Auditing Standard No. 1301, “Communications with Audit Committees”, and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without Management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the independent auditors related to our consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Management, and all other material written communications between the independent auditors and Management.

The Committee has discussed and reviewed with Management and our independent auditors our audited consolidated financial statements as of and for the year ended December 31, 2017, Management’s assessment of the effectiveness of our internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of our internal control over financial reporting. Management has the responsibility for the preparation of our financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting.

Based on the above-mentioned review and discussions with Management and our independent auditors, the Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William K. Gerber, Chair

Sheri H. Edison

Mark G. Essig

Ralph S. Michael, III

Vicente Wright

Arlene M. Yocum

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PRINCIPAL ACCOUNTING FIRM FEES

The table below provides the aggregate fees that we paid or accrued to our independent registered public accounting firm, Ernst & Young LLP (“EY”), for the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees(1)	$3,437,600	$3,113,012
Audit-Related Fees(2)	284,977	36,000

Total Audit and Audit-Related Fees	3,722,577	3,149,012
Tax-Related Fees(3)	—	36,060
All Other Fees	—	—

Total	$3,722,577	$3,185,072

(1)

Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal controls over financial reporting, and consents related to filings with the SEC. Fees in 2017 include audit services related to the acquisition of Precision Partners.

(2)	Includes fees for due diligence services related to the acquisition of Precision Partners and attest services related to financial reporting that is not required by statute or regulation.

(3)	Fees for indirect and other tax compliance activities.

The Audit Committee annually approves the scope and fees payable for the audit to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. For 2017 and 2016, the Audit Committee, either itself directly or through its Chair, pre-approved all fees. Our Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on at least a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee.

All of the services provided by EY in 2017 and 2016 were approved in accordance with the foregoing policies and procedures.

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ADVISORY VOTE TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal No. 2 on the proxy card)

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the current fiscal year. The Audit Committee and the Board of Directors seek to have the stockholders ratify this appointment. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

Although stockholder ratification is not required under the laws of the State of Delaware, the Audit Committee and the Board are submitting the appointment of EY to our stockholders for an advisory vote on ratification at the Annual Meeting as a matter of good corporate governance in order to provide a means by which stockholders may communicate their opinion with respect to this matter. If the appointment of EY is not ratified by the stockholders, the Audit Committee may replace EY with another independent registered public accounting firm for the balance of the year or may decide to maintain its appointment of EY, whichever it deems to be in our best interests given the circumstances at that time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

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ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (Proposal No. 3 on the proxy card)

As set out more fully above in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement beginning on page 40, our executive compensation program is focused on the principle of “pay-for-performance.” The Board and the Management Development and Compensation Committee (for purposes of the discussion of this Proposal No. 3, the “Committee”) believe that this focus ensures that the actual compensation realized by our NEOs and other Executive Officers appropriately reflects and aligns their performance and the Company’s business results and performance.

Introduction

The Committee made its decisions for 2017 executive compensation in January 2017. As such, our business performance in 2016 was foremost in the Committee’s mind at the time those decisions were made. Following an extremely challenging 2015 marked by a surge in unfairly traded steel imports, in 2016 we implemented a strategy to improve our product mix, strengthen our balance sheet and operate more efficiently and effectively to improve our profitability. Our focus on margin-enhancing activities, including better product mix management, process improvements and a relentless focus on costs, significantly enhanced our margins. Consequently, our results in 2016 improved dramatically from the prior year. Although we completed 2016 with a net loss of $7.8 million, our 2016 adjusted net income of $129.8 million was a significant improvement from 2015.

In 2017, we performed relatively well and overcame a number of challenges, including a softening of our core automotive market, rising costs for raw materials and steelmaking supplies like graphite electrodes, and major planned maintenance outages. Throughout the year we continued to seek ways to enhance our margins. Product innovation has been a key tenet of our long-term strategy to differentiate us from our competitors, and we expanded our growth platform by launching our new NEXMETTM family of coated carbon advanced high strength steel products at our new, state-of-the-art continuous galvanizing line at our Dearborn Works. We enhanced our core steelmaking business by completing major investments at our Middletown Works and Mansfield Works. To give us additional flexibility to invest in strategic initiatives, we continued to improve our capital structure in 2017 by extending maturities and reducing interest rates and costs of our debt obligations and de-risking our balance sheet. During the year we also began to execute our strategy of diversifying into downstream applications, as we acquired Precision Partners. Precision Partners provides advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components and complex assemblies for the automotive market.

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As a result, our adjusted net income and adjusted EBITDA in 2017 declined from 2016 but compare favorably to prior years’ results. Our 2017 adjusted net income of $94.6 million compared to 2016 adjusted net income of $129.8 million. We generated 2017 adjusted EBITDA of $416.4 after producing adjusted EBITDA of $501.9 in 2016. As illustrated below, our adjusted net income and EBITDA in 2017 declined from 2016 but both were substantially up over prior years’ results, particularly when taking into account factors such as our major planned maintenance outages in 2017 at our Middletown Works and Mansfield Works plants, which included significant, once-in-a-decade type projects to position our operations for the future.

Despite our business’s generally positive performance during 2017, our stock was not able to sustain the initial momentum that it (and other steel industry stocks) experienced after the 2016 presidential election. Nonetheless, our closing price at the end of 2017 was still 153% higher than the opening price in early January 2016 when our new Executive team assumed the leadership of the company.

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Annual Adjusted EBITDA (2013- 2017) ($Millions) Annual Adjusted Net Income (loss) (2013- 2017) ($Millions) AK Steel Stock Price Since Jan. 2016 Leadership Transition

A Relentless Pay-for-Performance Focus

Aligning pay and performance is the foundational principle of our executive compensation program. Of the CEO’s potential total compensation in 2017, approximately 75% was tied directly to performance-based metrics and had to be earned. For all the NEOs, the performance-based compensation amounted to approximately 73% of their potential total compensation and likewise had to be earned. (See charts No. 1 and No. 2 below.) The Committee is dedicated to ensuring that the executive compensation program aligns executive pay with our performance and the compensation earned by the NEOs over the past years reflects that alignment. Prior to 2016, the first time in many years in which we met our financial goals, our company’s subpar financial performance had resulted in the NEOs failing to earn the vast majority of their performance-based compensation for many consecutive years. Having generated more favorable company financial results in 2016 and 2017, the compensation earned by our NEOs reflected those results. Even in 2017, however, the NEOs only earned a portion of their total potential performance-based compensation as a result of achieving some, but not all, of the financial and other performance goals set by the Committee.

Composition of Total Potential Compensation for 2017

Chart No. 1	Chart No. 2

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Chart Nos. 3 and 4 below demonstrate the amount of performance-based compensation actually received by the CEO and for all the NEOs (including the CEO) compared to total performance-based compensation for which they were eligible in 2017.

Performance-based Compensation Actually Received for 2017 vs. Total Potential

Compensation for 2017

Chart No. 3	Chart No. 4

For additional information on the above charts, including the actual compensation values and the sources for those values, please refer to the tables on page 49.

In 2017, we delivered favorable performance in a number of areas on which our compensation program is intended to motivate our employees. We beat our target performance under the safety component of our Annual Plan, met the target goal for the quality component, and surpassed our target goal for financial performance, achieving adjusted net income of $113.8 million (excluding special, unusual and extraordinary items approved by the Committee, as discussed at footnote 2 on page 65 of the CD&A section). In addition, we generated three-year cumulative EBITDA of $1.298 billion (excluding special, unusual and extraordinary items approved by the Committee, as discussed at footnote 3 on page 66 of the CD&A section), an amount between the threshold and target levels under the Long-Term Plan. The NEOs did not earn any performance shares under the Stock Plan, however, as the Growth Rate and Total Stockholder Return (as such terms are defined in the detailed discussion of the Stock Plan on page 50) for our stock price over the three-year performance period did not meet the threshold levels.

For 2017 and the three-year performance periods ending in 2017:

•	Annual Plan payment was earned at 67% of maximum (134% of target);

•	Long-Term Plan payment was earned at 44% of maximum (87% of target);

•	there were no performance share awards earned under the Stock Plan; and,

•

there were three quarterly performance-based variable contributions under our thrift plans and a performance-based contribution under our health savings account plan (these contributions were made on behalf of eligible participants in each plan).

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CEO Total Potential Compensation for 2017 Non-Performance-based vs Performance-based Total Non-Performance-based Total Performance-based All NEOs Total Potential Compensation for 2017 Non-Performance-based vs. Performance-based Total Non-Performance-based Total Performance-based CEO Performance-based Compensation for 2017 Received vs. Total Potential Received Not Earned All NEOs Performance-based Compensation for 2017 Received vs. Total Potential Received Not Earned

In sum, 2017 was a relatively positive year in terms of performance for AK Steel, particularly in light of some of the challenges faced by the business, as we delivered our second best financial results since 2008. As a result, our employees, including our NEOs, received a portion of their total potential performance-based compensation.

Recommendation

Because your vote on this proposal is advisory, it will not be binding on the Board. The Board, however, respects all stockholder votes, both “For” and “Against” this proposal, and remains committed, through the Committee, to continued engagement with stockholders to ensure that we maintain an executive compensation program that is effective and in the best interests of our stockholders. As in past years, the Committee will consider the results of the voting on this proposal, as well as direct feedback from our stockholders through our outreach program and our investor relations efforts, in establishing our executive compensation program and in determining the executive compensation packages for our Named Executive Officers in the future.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in our Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

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STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

Our By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or Director nomination for the 2019 Annual Meeting must be received by us no later than March 25, 2019, and no earlier than February 23, 2019, and must contain certain information and conform to certain requirements specified in the By-laws. If the Chairman determines at the Annual Meeting that a stockholder proposal or Director nomination was not made in accordance with the By-laws, we may disregard the proposal or nomination.

In January 2017, the Board of Directors amended our By-laws to also provide for proxy access for Director nominations. In order to nominate a Director for election pursuant to our proxy access provision, stockholders who meet the eligibility and other requirements set forth in Section 9A of our By-laws must send a notice no later than December 10, 2018, and no earlier than November 10, 2018, to AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attn: Corporate Secretary. The Notice must provide the information and meet the other detailed requirements set forth in Section 9A of our By-laws, which can be found as Exhibit 3.1 to our Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 20, 2017.

If a stockholder intends to present a proposal at the 2019 Annual Meeting of Stockholders and seeks to have the proposal included in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Corporate Secretary no later than December 10, 2018. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 or our proxy access provision for the 2018 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to: Corporate Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

HOUSEHOLDING

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered stockholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees and to lower our environmental impact by reducing paper copies.

If you are a registered stockholder (your shares are held directly in your name) and you wish to opt out of householding so that you and other members of your household receive multiple copies of the proxy materials at the same address, you may do so by calling our transfer agent, Computershare, at (888) 294-8217 or by notifying us in writing at: AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attention: Corporate Secretary. Your notice must be received by us at least 30 days before the mailing of proxy materials, which we expect to be mailed in April of each year. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

108	2018 Proxy Statement

OTHER MATTERS

Our audited financial statements as of and for the year ended December 31, 2017, together with the report thereon of Ernst & Young LLP, our independent registered public accounting firm, for the year ended December 31, 2017, are included in our 2017 Annual Report under the Securities Exchange Act of 1934. A copy of the 2017 Annual Report on Form 10-K is included in our 2017 Annual Report to Stockholders and is being furnished on the Internet to stockholders together with this Proxy Statement.

This Proxy Statement and the accompanying form of proxy will be furnished on the Internet to stockholders on or about April 9, 2018, together with the 2017 Annual Report to Stockholders. In addition, we are requesting banks, brokers and other custodians, nominees and fiduciaries to forward the Notice of Internet Availability of Proxy Materials to the beneficial owners of shares of our common stock held by them of record and will reimburse them for the reasonable out-of-pocket expenses they incur in complying with this request. We retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee estimated to be $8,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by our officers and employees, via personal contacts, telephone or email. The cost of soliciting proxies will be borne by us.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote on the matter in their discretion.

By order of the Board of Directors, Joseph C. Alter Corporate Secretary

West Chester, Ohio

April 9, 2018

109	2018 Proxy Statement

ANNEX A

Non-GAAP Financial Measures

In certain of our disclosures, we have reported adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) that exclude the effects of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of an iron ore pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG, charges for temporarily idling facilities, an asset impairment charge and a charge for the change in U.S. income tax law. We believe that reporting adjusted net income (loss) attributable to AK Holding (as a total and on a per share basis) with these items excluded more clearly reflects our current operating results and provides investors with a better understanding of our overall financial performance. Adjustments to net income (loss) do not result in an income tax effect as any gross income tax effects are offset by a corresponding change in the deferred income tax valuation allowance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this report, we have made adjustments to EBITDA to also exclude the effect of noncontrolling interests, pension and OPEB net corridor and settlement charges, charges (credit) for the termination of an iron ore pellet offtake agreement and related transportation costs, impairment charges for our investments in Magnetation and AFSG and charges for temporarily idling facilities, an asset impairment charge and a charge for the change in U.S. income tax law. The adjusted results, although not financial measures under generally accepted accounting principles in the United States (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze our financial results in relation to those of our competitors and to our prior financial performance by excluding items that otherwise would distort the comparison. Adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

We recognize in our results of operations, as a corridor adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Amounts inside this 10% corridor are amortized over the plan participants’ life expectancy. The need for a corridor charge is considered at any remeasurement date, but has generally only been recorded in the fourth quarter at the time of the annual remeasurement. After excluding the corridor charge, the remaining pension and OPEB expenses included in the non-GAAP measure are comparable to the accounting for pension and OPEB expenses on a GAAP basis in the first three quarters of the year and we believe this is useful to investors in analyzing our results on a quarter-to-quarter basis, as well as analyzing our results on a year-to-year basis. As a result of the corridor method of accounting, our subsequent financial results on both a GAAP and a non-GAAP basis do not contain any amortization of prior period actuarial gains or losses that exceeded the corridor threshold because those amounts were immediately recognized as a corridor adjustment in the period incurred. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when we perform a valuation. The two most significant of those assumptions are the discount rate we use to value projected plan obligations and the rate of return on plan assets. In addition, changes in other actuarial assumptions and the degree by which the unrealized gains or losses are within the corridor threshold before remeasurement will affect the corridor adjustment calculation. The effect of prevailing interest rates on the discount rate as of a measurement date and actual return on plan assets compared to the expected return will have a significant impact on our liability, corridor adjustment and following year’s expense for these benefit plans. For example, actuarial assumptions we made to remeasure the

A-1	2018 Proxy Statement

funded status of our pension and OPEB obligations in the fourth quarter of 2016 affected actuarial losses and the related pension/OPEB net corridor charge. The net corridor charge reflected (i) a decrease in the discount rate assumption used to determine pension liabilities from 4.15% at December 31, 2015 to 3.35% at the October 2016 remeasurement (an actuarial loss of approximately $221.1 million), partially offset by (ii) gains from changes in pension and OPEB mortality assumptions, lower claims costs and other demographic factors (netting to a gain of approximately $76.4 million) and (iii) the net effect of the difference between the expected annualized return on assets of 7.25% ($129.4 million) and the actual annualized return on assets of 12.7% as of the October 2016 remeasurement ($228.8 million) (netting to a gain of $99.4 million). We believe that the corridor method of accounting for pension and OPEB obligations is rarely used by other publicly traded companies. However, because other companies use different approaches to recognize actuarial gains and losses, our resulting pension and OPEB expense on a GAAP basis or a non-GAAP basis may not be comparable to other companies’ pension and OPEB expense on a GAAP basis. Although the net corridor charge reduces reported operating and net income, it does not affect our cash flows in the current period. However, we expect to ultimately settle the pension and OPEB obligations in cash.

Neither current shareholders nor potential investors in our securities should rely on adjusted EBITDA, adjusted EBITDA margin or adjusted net income (loss) as a substitute for any GAAP financial measure and we encourage investors and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

(in millions)	2017	2016	2015
Net income (loss) attributable to AK Holding	$6.2	$(7.8)	$(509.0)
Net income attributable to noncontrolling interests	61.4	66.0	62.8
Income tax expense (benefit)	(17.0)	3.2	63.4
Interest expense	152.3	163.9	173.0
Interest income	(1.4)	(1.6)	(1.3)
Depreciation	226.0	216.6	216.0
Amortization	10.3	4.8	8.4

EBITDA	437.8	445.1	13.3
Less: EBITDA of noncontrolling interests (a)	77.7	80.8	77.1
Pension and OPEB net corridor and settlement charges	—	68.1	131.2
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	—
Impairment of Magnetation investment	—	—	256.3
Impairment of AFSG investment	—	—	41.6
Charge for facility idling	—	—	28.1
Asset impairment charge	75.6	—	—

Adjusted EBITDA (b)	$416.4	$501.9	$393.4

Adjusted EBITDA margin	6.8%	8.5%	5.9%

(a)	The reconciliation of net income attributable to noncontrolling interests to EBITDA of noncontrolling interests is as follows:

(in millions)	2017	2016	2015
Net income attributable to noncontrolling interests	$61.4	$66.0	$62.8
Depreciation	16.3	14.8	14.3

EBITDA of noncontrolling interests	$77.7	$80.8	$77.1

A-2	2018 Proxy Statement

(b)

Included in adjusted EBITDA and adjusted net income (loss) for the years ended December 31, 2017 and 2016, were $31.6 million and $45.6 million, or $0.10 and $0.20 per diluted share, of unrealized gains on iron ore derivatives that do not qualify for hedge accounting.

Reconciliation of Adjusted Net Income (Loss)

(in millions, except per share)	2017	2016	2015
Reconciliation to Net Income (Loss) Attributable to AK Holding
Net income (loss) attributable to AK Holding, as reported	$6.2	$(7.8)	$(509.0)
Pension and OPEB net corridor and settlement charges	—	68.1	131.2
Charges (credit) for termination of pellet agreement and related transportation costs	(19.3)	69.5	—
Impairment of Magnetation investment	—	—	256.3
Impairment of AFSG investment	—	—	41.6
Charge for facility idling	—	—	28.1
Asset impairment charge	75.6	—	—
Non-cash charge for U.S. tax legislation	32.1	—	—

Adjusted net income (loss) attributable to AK Holding (b)	$94.6	$129.8	$(51.8)

Reconciliation to Diluted Earnings (Loss) per Share
Diluted earnings (loss) per share, as reported	$0.02	$(0.03)	$(2.86)
Pension and OPEB net corridor charge/settlement loss	—	0.29	0.74
Charges (credit) for termination of pellet agreement and related transportation costs	(0.06)	0.30	—
Impairment of Magnetation investment	—	—	1.44
Impairment of AFSG investment	—	—	0.23
Charge for facility idling	—	—	0.16
Asset impairment charge	0.24	—	—
Non-cash charge for U.S. tax legislation	0.10	—	—

Adjusted diluted earnings (loss) per share (b)	$0.30	$0.56	$(0.29)

A-3	2018 Proxy Statement

☐	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A.	Proposal No. 1 – Election of Directors.

The Board of Directors recommends a vote FOR the listed nominees.

	For	Against	Abstain		For	Against	Abstain
01 – Dennis C. Cuneo	❑	❑	❑	07 – Roger K. Newport	❑	❑	❑

02 – Sheri H. Edison	❑	❑	❑	08 – Dr. James A. Thomson	❑	❑	❑

03 – Mark G. Essig	❑	❑	❑	09 – Dwayne A. Wilson	❑	❑	❑

04 – William K. Gerber	❑	❑	❑	10 – Vicente Wright	❑	❑	❑

05 – Gregory B. Kenny	❑	❑	❑	11 – Arlene M. Yocum	❑	❑	❑

06 – Ralph S. Michael, III	❑	❑	❑

B.	Proposal No. 2 – Advisory vote to ratify the appointment of independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm for 2018.

❑    For             ❑    Against                ❑    Abstain

C.	Proposal No. 3 – Advisory vote to approve Named Executive Officer compensation.

The Board of Directors recommends a vote FOR the resolution to approve the compensation of the Named Executive Officers.

❑    For             ❑    Against                ❑    Abstain

D.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Title:	Title:

Proxy – AK Steel Holding Corporation

Annual Meeting of Stockholders

Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 24, 2018

The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints Roger K. Newport, Kirk W. Reich and Joseph C. Alter, and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 24, 2018, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 26, 2018, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE ELEVEN NOMINEES NAMED ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018, AND “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELEVEN NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Please sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)